As filed with the U.S. Securities and Exchange Commission on August 7, 2023.

Registration No. 333-272535

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

PRE-EFFECTIVE AMENDMENT NO. 2 TO

FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

Modern Mining Technology Corp.
(Exact name of Registrant as specified in its charter)

________________________

British Columbia, Canada	5093	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

________________________

Modern Mining Technology Corp.
1055 West Georgia Street, 1500 Royal Centre
Vancouver, British Columbia, V6E 4N7, Canada
Tel: +1 (984) 235-6778
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Tel: +1 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

With copies to:

Mark C. Lee Juan J. Grana Rimon, P.C. 423 Washington Street, Suite 600 San Francisco, California 94111 Tel: +1 (916) 603 3444	Thomas A. Fenton Aird & Berlis LLP Brookfield Place, 181 Bay Street, Suite 1800 Toronto, Canada M5J 2T9 Tel: +1 (416) 865-4631	Virgil Hlus Clark Wilson, LLP 900-885 West Georgia Street Vancouver, British Columbia V6C 3H1 Tel: +1 (604) 687-5700

________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 7, 2023

2,000,000 Common Shares

Modern Mining Technology Corp.

This is firm commitment initial public offering of our Common Shares (the “Offering”). Prior to this Offering, there has been no public market for our Common Shares. We anticipate that the initial public offering price will be between $4.50 and $5.50 per Common Share.

We intend to apply to list our Common Shares for listing on the NYSE American under the symbol “MDRN”.

We are organized under the laws of the Province of British Columbia and are an “emerging growth company”, as defined in the Jumpstart Our Business Start-ups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Prospectus Summary — Emerging Growth Company Status.”

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 14. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering Price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)    See “Underwriting” for additional information regarding compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 300,000 additional Common Shares solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about             , 2023.

ThinkEquity

The date of this Prospectus is             , 2023.

Modern
Mining
FROM LANDFILL TO
COMMODITY
FINE GOLD
999,9

TO TRANSFORM
END-OF-LIFE LANDFILL
BOUND E-WASTE
INTO HIGH-VALUE
COMMODITIES

TO HELP EMPOWER THE
WORLD'S TRANSITION
TOWARDS A CIRCULAR
ECONOMY.

Modern Mining

Modern Mining offers a cleaner, safer, and lower-cost alternative compared to traditional mining operations.

Feed stock delivers **100x** better grades than traditional mined ores.

Disruptive proprietary aqueous based processing technology **offers access to revenue through low carbon emissions and eco-friendly discharges** relative to the status-quo incineration methods in the industry.

The world dumped a staggering 53.6 million tonnes (equivalent to the weight of 250,000 jumbo jets) of E-Waste in 2019 alone, **containing $57 Billion worth of high-value recoverable metal,** and this figure is growing (expected to reach 74 million tonnes by 2030).

Unlike traditional mining, **processing of E-Waste carries negligible exploration,** geological, environmental, and geopolitical risk.

Low Capex business model. Less than 1/80th Capex cost of a traditional gold mine.

Modern Mining

EXTRACTION OF METALS FROM E-WASTE

STEP 1
E-WASTE
RECYCLING
STEP 2
PLASTICS
LIBERATION
PRE-CONCENTRATE
CONCENTRATOR PLANT
Metallic Sand Concentrate (MSC)
STEP 3
METAL SEPARATION
AQUEOUS PURIFICATION PLANT
Au
Ag
Pd
Cu

Modern Mining

You should rely only on the information contained in this Prospectus. Neither we nor the Underwriters have authorized anyone to provide you with information that is different, and neither we nor the Underwriters take any responsibility for, or provide any assurance as to the reliability of, any information, other than the information in this Prospectus. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where such offers and sales are permitted. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, our securities in any jurisdictions where, or under any circumstances under which, the offer, sale, or solicitation is not permitted. In particular, our securities have not been qualified for distribution by prospectus in Canada and may not be offered or sold in Canada during the course of their distribution hereunder except pursuant to a Canadian prospectus or prospectus exemption. The information in this Prospectus is accurate only as of the date on its respective cover, regardless of the time of delivery of this Prospectus or the time of any sale of our securities. Our business, results of operations, financial condition, or prospects may have changed since those dates.

Before you invest in our securities, you should read the registration statement (including the exhibits thereto and the documents incorporated by reference therein) of which this Prospectus forms a part.

For investors outside of the United States:    Neither we nor the Underwriters have done anything that would permit this Offering, or the possession or distribution of this Prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and observe any restrictions relating to, this Offering and the distribution of this Prospectus.

i

ABOUT THIS PROSPECTUS

As used in this prospectus (the “Prospectus”), unless the context otherwise requires or otherwise states, references to “Modern Mining,” the “Company,” “we,” “us,” “our,” and similar references refer to Modern Mining Technology Corp., a corporation formed under the laws of the Province of British Columbia, Canada, and its subsidiaries.

Our functional currency and reporting currency is the Canadian dollar, the legal currency of Canada (“C$”). The functional and reporting currency of Urban Mining International Inc., our US wholly-owned subsidiary, is the U.S. dollar, the legal currency of the United States (“US$”). Unless noted otherwise, all references to dollars herein are to US$.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

Our financial statements are prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board. Our fiscal year ends on December 31 of each year as does our reporting year. Our most recent fiscal year ended on December 31, 2022. See Notes 2 and 3 to our audited consolidated financial statements for the years ended December 31, 2022 and 2021, included elsewhere in this Prospectus, for a discussion of the basis of presentation, functional currency and summary of significant accounting policies.

We have made rounding adjustments to some of the figures included in this Prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this Prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “believe”, “expect”, “could”, “intend”, “plan”, “anticipate”, “estimate”, “continue”, “predict”, “project”, “potential”, “target,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this Prospectus under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this Prospectus. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this Prospectus include, without limitation:

•        we are an early-stage company with limited operating history and may never become profitable;

•        our revenue depends on maintaining and increasing feedstock of E-Waste (as defined herein) supply commitments as well as securing new customers and off-take agreements;

•        in addition to commodity prices, our revenues will be primarily driven by the volume and composition of E-Waste feedstock materials to be processed at our future facilities and changes in the volume or composition of E-Waste feedstock processed could significantly impact our revenues and results of operations;

•        our success will depend on our ability to economically source, extract and recover E-Waste, and to meet the market demand for sustainable and environmentally driven solutions for E-Waste processing;

•        we may not be able to successfully implement our growth strategy, on a timely basis or at all;

•        the development of our Greenville, North Carolina facility, and future projects, if any, are subject to risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up, and we cannot guarantee that these projects will be completed in a timely manner, that our costs will not be significantly higher than estimated, or that the completed projects will meet expectations with respect to their productivity or the specifications of their and products, among others;

•        we may be unable to manage future growth effectively;

•        failure to materially increase recycling capacity and efficiency could have a material adverse effect on our business, results of operations or financial condition;

•        future acquisitions and strategic investments could be difficult to integrate, diver the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial conditions; and

•        expanding internationally involves risks that could delay our expansion plans and/or prohibit us from entering markets in certain jurisdictions, which could have a material adverse effect on our results of operations.

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this Prospectus. The forward-looking statements contained in this Prospectus are not guarantees of future performance, and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this Prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this Prospectus speaks only as of the date of this Prospectus. Except as required by applicable law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this Prospectus, whether as a result of new information, future events or otherwise, after the date of this Prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this Prospectus. This summary does not include all the information you should consider before investing in our securities. You should read this summary together with the more detailed information appearing elsewhere in this Prospectus, including our audited financial statements and related notes and the sections entitled “Risk Factors” on page 14 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this Prospectus. Some of the statements in this summary and elsewhere in this Prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

Modern Mining Technology Corp. (formerly known as Urban Mining International Inc.) is a “landfill-to-commodity” focused business venture, offering a cleaner, safer, and lower-cost alternative compared to traditional mining operations. Our core business is aimed at processing and extracting strategic commodities from the vast, growing, and largely ignored global resource of electronic waste (“E-Waste”), and transforming these end-of-life landfill-bound materials into high-value resources. Value is captured by using our aqueous based processes to recover, process and refine commodity metals such as: gold, palladium, silver, copper and potentially 30 other metals.

Our Market

Our market consists of two parts — E-Waste feed supply and produced commodity sales.

E-Waste Feed Supply

The report, entitled Global E-Waste Monitor 2020 (the “Report”), provides that the world dumped a staggering 53.6 million tonnes of E-Waste in 2019 alone — equivalent to the weight of 250,000 jumbo jets. The Report also predicts global E-Waste will reach 74 million tonnes annually by 2030. The Report further indicates that approximately $57 billion worth of gold, silver, copper, platinum and other high-value, recoverable materials were wasted through landfill dumping or incineration burning, rather than being collected for treatment and reuse. It is Modern Mining’s business objective to address this situation and recover lost commodity materials from this E-Waste.

Commodity Sales

The Journal of Management Science and Engineering1 (the “Journal”) also produced findings that the cost to recycle E-Waste is significantly less than the cost of traditional mining. Lower production costs is a strategic advantage compared to traditional commodity producers. In addition to an increasing world demand for commodities, a number of large companies have announced their planned roadmaps to a more socially responsible supply chain. For example, in 2017, Apple announced its intention to use only renewable or recyclable materials in its products while, in 2021, Dell announced its goal of making more than 50% of their products content with recycled or renewable material. These are two examples of a growing trend of companies being more aware of their supply chains.

Our Business, Our Products and Services

Our wholly-owned U.S. subsidiary, largely focusing on research and development in the E-Waste sector, conducted internal and external bench scale and pilot plant testing from its former facilities in Raleigh, North Carolina to demonstrate proof of concept. The external tests were done to ensure that we would be able to liberate metals and separate them from the plastic. Metallic Sand Concentrate (“MSC”) was successfully created by this process. The internal tests were done to ensure that MSC was able to undergo purification, which it was, and we were able to produce a doré bar. The internal test work was aimed at generating technical inputs needed to for our proposed plan to design a commercial scale E-Waste processing facility using our proposed proprietary two-step Pre-Concentration Plant (“PCP”) and Aqueous Purification Plant (“APP”) process.

____________

1        See Comparing the Costs and Benefits of Virgin and Urban Mining; Zeng, Xia et al.

To achieve our objectives, we have developed a two-step propriety process while our envisioned value-chain can be broken down into 3 main steps:

1)      We secure quality E-Waste feedstock from primary recyclers.

2)      We separate the plastics from the metals using our proprietary pre-concentration methods. The plastics are then sold to downstream third-party recyclers and suppliers.

3)      The concentrated metals streams are treated though our proprietary aqueous purification process, and the metal products are then sold into industrial supply chains.

The following depicts the Company’s three main processing steps:

We plan to sell final products produced by the APP on the metal commodities markets into both domestic and international supply chains.

We have engaged a third-party process modelling and industrial optimization firm to assist in layout optimization, three dimensional (“3D”) modelling, and dynamic simulation studies on our first commercial scale PCP and APP. These plants will be co-located in our future commercial facility in North Carolina. Our current Greenville facility presently serves only as a pilot and demonstration plant that we intend to use to continue to optimize our recovery processes that we ultimately plan to move to commercial scale production at a future location. In the long-term, we intend to secure a larger facility in the Raleigh or Greenville area of North Carolina to serve as our commercial-scale production facility although such future facility has yet to be identified as our current pilot plant facility still has significant capacity that we foresee being adequate in the short-term. The commercial PCP will be designed to treat approximately 8,000 tonnes of E-Waste per year and the commercial APP will be designed to be able to process concentrate from up to four PCPs.

After build-out of our initial PCP and APP plants (expected to take approximately 18 months inclusive of a 6 month commissioning period), we believe that we can be a commercial producer of commodity materials, supplying both domestic and international supply chains with strategic metals within 12 months of completion of the initial 18 month build-out phase. The processes we have developed for recycling E-Waste are environmentally beneficial compared to material going to landfill. Furthermore, we believe that the design of our proprietary processes (PCP and APP) will allow for the ability to scale and grow our business, and take advantage of a worldwide resource, E-Waste.

Our Competitive Strengths

•        Combining Four Core Market Trends

Modern Mining anticipates benefiting from the overlap of four core market trends: (a) the growing global demand for commodity metals; (b) the importance of strengthening local and domestic supply chains; (c) the importance of developing sustainable and environmentally friendly driven solutions to support a ‘circular’ economy; and (d) the increasing importance of hedging against inflationary pressures.

•        Benefit from Proprietary Technology

We have developed proprietary technologies that we believe set us apart from other E-Waste processors and from other commodity producers. We believe that our two-step approach of regional pre-concentration and centralized purification, combined with our modular and scalable design, will reduce capital and operating costs and will allow for a rapid expansion into other future potential major E-Waste generating locations.

•        Designed to Comply with Government Mandates

Due to our anticipated high recovery rates and sustainable, environmentally friendly processes, and non-toxic effluent, we believe we are well-positioned to comply with environmental guidelines around the world.

Our e-waste recycling processes are environmentally friendly and do not generate any significant gaseous, liquid, or solids emissions only noise, air borne dust, and sewer discharges at this time. Our pre-concentration processes are purely water based with no chemical addition, and our purification methods utilize controlled aqueous based reagent blends in connection with our refined metal production. To that end, we have noise control and dust control systems in place and we currently use a closed-loop water recirculation system to manage effluent discharge. We envision that we will be well positioned to meet any environmental guidelines around the world when and if we expand our operations from our current facility in Greenville, North Carolina.

Global environmental guidelines that may be applicable to our operations include (a) the Basel Convention, which monitors the transboundary movements of hazardous and other wastes; (b) the UN Sustainable Development Goals encompassing e-waste, such as SDG 6, which covers clean waste and sanitation and; (c) E-Waste legislation implemented around the world.

•        Superior to Current Standard E-Waste Recycling Processes

We believe that our business plan sets us apart from others in the industry, in particular given our ability to be one of the non-carbon generating processors in the space with our proprietary aqueous based pre-concentration and purification technologies, versus the incineration-based methods of others in the industry. Incineration methods are extremely energy intensive methods2. The plastics are burned off resulting in major carbon dioxide and other hazardous emissions. Attempts to separate metals using pyrometallurgical methods result in significant metal losses as not all metals can be economically recovered. Modern Mining’s process, being aqueous-based, is largely carbon neutral, safer for both workers and for the environment, and allows for the recovery of a broader range of metals as separation and recovery is driven by physical methods and simple reagent addition, not complex pyrometallurgy.

•        Decreased Risk Profile

Traditional exploration and mining projects are inherently layered with significant risk as a consequence of having to deal with the earth’s crust and all of its natural variability. Major risks include: (a) exploration risk (the success rate of making a new discovery is low); (b) geological risk (the made grades of newly discovered deposits are generally decreasing); (c) engineering risk (the nature of newly discovered deposits is complex) and (d) geopolitical risk (various commodity resources are hosted in politically unstable and hostile jurisdictions).

In contrast, E-Waste is a man-made engineered product. It contains a very prescriptive blend and known quantity of strategic metals. As a result, the processing of E-Waste carries negligible exploration, geological, and geopolitical risk. Furthermore, as industry standard payment terms for our feedstock E-Waste are linked to the proportions of metals recovered, the impact and risk of fluctuating commodity prices are reduced as well. Feedstock E-Waste also delivers 100 times better3 grades than traditional mined ores and the processing of E-Waste carries less than 1/80th the capital expenditures4 of a traditional gold mine.

____________

2        See Value-Added Products From Thermochemical Treatments of Contained E-Waste Plastics, Das, Gabriel, Tay and Lee.

3        See S&P Capital IQ data publicly available which reports grade and tonnage values for the reserves and resources of every active primary gold mine currently in production across the world up to the date May 25, 2022. The average gold grade of global reserves and resources is approximately 1.29 g/t Au. We anticipate the average grade of our feedstock to be approximately136 g/t Au, which represents a grade 100 times better than traditional mined ores like gold.

4         See S&P Capital IQ data publicly available. The average capital expenditure for every primary gold project in North America between January 2021 and May 2022 is approximately $425 million. Our estimated capital expenditure costs are anticipated to be between $5 million and $5.5 million, yielding a figure of 1/80th the capital expenditure of traditional ore mines.

•        Availability of Supply

The amount of E-Waste produced by the world in 2016 was approximately 50 million tonnes5. With 5% of that E-Waste being printed circuit boards (“PCBs’), that amounts to 2.5 million tonnes of potential feedstock, of which only 17.4% is currently being recycled. At our current plant design capacity of approximately 8,000 tonnes per PCP, capturing “wasted” E-Waste would require over 250 concentrator plants.

We currently have non-binding letters of intent to secure one and one-half times the quantity of feedstock needed to operate our initial PCP at 100% capacity, however, there are no guaranteed obligations for such suppliers to provide any amount of such feedstock to us.

•        Positioned to Benefit from Raising Commodity Prices

We further believe we are positioned to benefit from any rise in commodity metal prices for our recovered metals: Gold, Silver, Copper, Platinum and Palladium.

•        Continuous Process Research and Development Plans

We plan to have a continuing research and development program. This program will have two main goals. The first goal will be to optimize our proprietary processes to increase recoveries and reduce costs. The second goal will be to expand our core technology to be able to recover additional metals and to be able to process additional types of E-Waste feedstock.

Our Growth Strategy

The Company intends to expand its footprint to other locations around the United States and internationally so that multiple concentrator plants are strategically located geographically near major third-party, primary recycling facilities, significantly reducing raw material transportation costs. Our plan is that the first additional PCPs will feed into the initial APP in North Carolina. Expansion of our aqueous purification capacity will be undertaken as material supply and economics dictate.

Our North Carolina Plant

We recently surrendered our existing research and development facility lease containing roughly 3,500 square feet of effective working space in Raleigh, North Carolina, as we look to expand our growth and operations. In September 2022, we secured a new facility lease containing approximately 10,000 square feet of effective working space in nearby Greenville, North Carolina to serve as our pilot plant facility.

It is anticipated that this facility will allow us to operate at approximately 10% of the processing capacity envisioned for our future planned commercial-scale plant. We intend to use this facility to house both our pilot PCP and APP equipment. We intend to operate our pilot plant as needed for the following business purposes:

•        To demonstrate the operability and scalability of our full end-to-end process;

•        To generate additional operating data for detailed engineering and scale-up studies for our commercial plant;

•        To conduct process expansion studies;

•        To optimize the performance objectives of our technology; and

•        To serve as an operations training platform to help streamline the commissioning and start-up activities of our commercial plant.

We elected to make North Carolina our U.S. processing home as a logical extension of our past local research efforts, favorable incentives, proximity to major logistics networks, and direct access to some of the world’s largest supplies of E-Waste through proximity to the densely populated eastern U.S. seaboard.

In the long-term, we intend to secure a larger facility in the Raleigh or Greenville area of North Carolina to serve as our commercial-scale production facility although such future facility has yet to be identified as our current pilot plant facility still has significant capacity that we foresee being adequate in the short-term.

____________

5        See Waste Printed Circuit Board Recycling: Conventional and Emerging Technology Approach, Muammer Kaya.

Company Information

The Company was incorporated under the laws of the Province of British Columbia, Canada, as 1285896 B.C. Ltd, on January 26, 2021. In connection with the completion of the Merger (as defined below), the Company changed its name to its current name, “Modern Mining Technology Corp.”, on September 1, 2021.

Urban Mining International Inc. (“UMI”), our US wholly-owned subsidiary, was formed under the laws of the State of Delaware. UMI was first incorporated on August 8, 2017, under the name “Evotus Inc.”. UMI changed its name from “Evotus Inc.” to “Urban Mining International Inc.” on October 14, 2020. On December 8, 2021, UMI changed its name from “Urban Mining International Inc.” to “Modern Mining Technology Corp.”.

Our principal executive office and mailing address is located at 1055 West Georgia Street, 1500 Royal Centre, Vancouver, British Columbia, Canada V6E 4N7, and our telephone number is +1 (984) 235 6778. Our website is www.modernmining.com. The information contained on our website or accessible through our website is not incorporated into this Prospectus.

Background

In March 2021, UMI and Fortuna Advisors Ltd. (“Fortuna”), a private company with offices in Vancouver, British Columbia, Canada engaged in due diligence and preliminary discussions regarding a possible business combination transaction. In connection with such discussions, on or around May 5, 2021, UMI and Fortuna entered into a non-binding letter of intent. Negotiation regarding the Merger Agreement (as defined below) and related matters commenced thereafter and continued until the merger agreement between UMI, the Company and Urban Mining Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of the Company, was executed on August 18, 2021, as amended on August 27, 2021 (the “Merger Agreement”).

In connection with the Merger (as defined below), on August 19, 2021, the board of directors of UMI unanimously: (a) approved the consummation of the Merger and the transactions contemplated therein; and (b) determined that the Merger was in the best interests of UMI and its stakeholders. On August 23, 2021, the shareholders of UMI approved the Merger.

Pursuant to the Merger Agreement, on September 1, 2021, Merger Sub merged with and into UMI, with UMI continuing as a wholly-owned U.S. subsidiary of the Company (the “Merger”). UMI then changed its name to Modern Mining Technology Corp. on December 8, 2021.

Prior to the completion of the Merger, UMI undertook a 1-for-3 reverse stock split of all of its issued and outstanding common shares effective August 25, 2021 (the “1:3 Reverse Split”) and accordingly, 21,868,905 common shares were consolidated into 7,289,715 common shares. Upon completion of the Merger, all such shares of UMI were exchanged into 7,289,715 Common Shares.

The current corporate structure of the Company is as follows:

Modern Mining Technology Corp.
(formerly 1285896 B.C. Ltd.)
(British Columbia)
100%
Modern Mining Technology Corp
(formerly Urban Mining International Inc.)
(formerly Evotus Inc.)
(Delaware)

Recent Developments

Prior to, and following, the Merger, the Company has raised capital to fund its operations.

With effect as of March 1, 2022, Kuljit (Jeet) Basi was appointed the President and Chief Executive Officer of the Company and Basil Botha, the Company’s former President, Chief Executive Officer and a director of the Company, transitioned into a new role with the Company as its Principal Technical Advisor. In addition, on this same day, Olga Balanovskaya was appointed as the Company’s Chief Financial Officer.

On April 7, 2022, the Company issued (herein, the “Debenture Offering”) $3,331,390 principal amount of 5% unsecured convertible debentures (“Debentures”) in a private placement. The Debentures were issued pursuant to an indenture made as of April 7, 2022 (the “Debenture Indenture”) between the Company and Computershare Trust Company of Canada (“Computershare”) as trustee. The Debenture Indenture contains customary provisions typically found in an instrument of this type including, among other things, mechanisms for the holding of Debenture holder meetings. The Debentures rank pari-passu with each other series of Debentures issued pursuant to the Debenture Indenture. The Debentures bear interest at five percent (5%) per annum and are unsecured obligations of the Company. The Debentures are due thirty-six (36) months following their issuance on April 7, 2025. The Debenture Indenture also provides that in the event the Company completes a U.S. listing, such as this Offering, the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $20.00 (Post-1:4 Reverse Split), and shall be subject to a six (6) month hold period from the closing of the Offering. The Company shall, by the Closing of the Offering, obtain an agreement from all Debenture holders to extend the lock-up period for an additional six (6) months such that the lock-up period shall be twelve (12) months from the closing of the Offering.

On July 13, 2022, the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Kuljit (Jeet) Basi, our Chief Executive Officer, serving as representative (the “Warrantholder Representative”) of the holders of the Investor Rights Warrants (as defined herein). The Investor Rights Warrants were issued at $0.0083 for total proceeds of $137,365 (CAD$173,250). Subsequent to December 31, 2022, a modification to the terms of the investor rights warrants was executed whereby the Investor Rights Warrants will automatically convert to Common Shares on a cashless basis upon the closing of this Offering and assuming an Offering Price of $5.00 and a $0.80 (C$1.00) post-1:4 Reverse Split exercise price, holders of the Investor Rights Warrants will receive 0.84 Common Shares per Investor Rights Warrant held, subject to the IRA Blocker provisions described elsewhere in this prospectus. The Common Shares issued in exchange for the Investor Rights Warrants are subject to further resale restrictions such that they will be released from lock-up twelve (12) months following the closing of the Offering.

Pursuant to the Investor Rights Agreement, the Company agreed that each Investor (as defined in the Investor Rights Agreement) shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote on any matter at any meetings of shareholders of the Company. Each Investor Rights Warrant entitles the holder thereof to one vote per Investor Rights Warrant. Further, the Warrantholder Representative shall be entitled to nominate three (3) directors to the Board, provided that each director nominee shall be a Canadian resident and shall meet the requirements of applicable corporate, securities and other laws. The Investor Rights Agreement will terminate upon completion of the Offering, and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants will also terminate at such time.

On August 31, 2022, the Company entered into an Investor Rights Agreement (the “Convertible Debentures IRA”) with Kuljit (Jeet) Basi, our Chief Executive Officer, serving as representative (the “Convertible Debenture Holder Representative”) of the holders of the Convertible Debentures. Pursuant to the Convertible Debentures IRA, the Company agreed that each Investor (as defined in the Convertible Debentures IRA) shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote on any matter at any meetings of shareholders of the Company. Assuming an Offering Price of $5.00, each $3.00 of Convertible Debentures will equal to one Common Share, entitling the holder thereof to one vote.

On September 21, 2022, the Company entered into a lease agreement with Grand Ventures, LLC, a North Carolina limited liability company, for the lease of the Company’s North Carolina facility for E-Waste feedstock processing. The lease term is for three years, with a right to extend for three additional one year terms. Annual rent during the first three lease years is $120,000, payable in monthly installments of $10,000. This is subject to adjustment upon extension of the lease term. A security deposit in the amount of $30,000 was paid upon execution of the lease and will be returned without interest at the end of the term, or upon the earlier termination within the conditions of this lease.

In connection with the Company’s operations, as it builds out its commercial production facility and ramps up operations of that facility, the Company currently anticipates needing up to 8,000 tonnes of feedstock per annum. Although the Company currently has non-binding letters of intent for 12,000 tonnes of feedstock and it believes the availability of such feedstock will be assured, it cannot be assured of the cost or pricing of such feedstock as, like other commodities, pricing is subject to the fluctuations of the supply and demand of such feedstock.

Recent Developments from November 2022 to December 2022

•        All of the key demonstration-scale PCP equipment has been installed, energized, and commissioned at our pilot plant Greenville facility. Updates on each of the 6 units operations in our pre-concentration process are provided below:

1.      Feedstock Storage:    we have procured and received roughly 5,000lbs of printed circuit board (PCB) feedstock for commissioning.

2.      Transfer conveyor:    this unit is operational and will be used to safely feed the PCB feedstock into our pre-shredding machine.

3.      Pre-shredding:    we have processed roughly 500lbs of PCB feedstock through our pre-shredding unit.

4.      Milling:    we have processed approximately 100lbs of shredded feedstock through our mill.

5.      Primary Pre-concentration:    we have processed roughly 50lbs of milled feedstock through our separation unit, and generated approximately 20lbs of MSC. Assay results with respect to MSC quality and overall metal recovery are in-progress.

6.      Water recirculation:    almost all of the water used in the pre-concentration process is recovered, recycled, and re-used, and we have not discharged any water to-date.

•        All of our pilot APP equipment (previously in storage) has also been relocated to our Greenville facility, and is currently in the process of being installed.

•        We plan to continue conducting trial runs at our pilot plant Greenville facility throughout the upcoming weeks and months.

Recent Developments Since January 2023

Updates on the units operations in our pilot pre-concentration process are provided below:

1.      Feedstock Storage: we have procured an additional 5,000 lbs. of printed circuit board (PCB) feedstock for commissioning, bringing our total to 10,000 lbs.

2.      Dismantling: we have installed a dismantling station to allow us to accept more whole feedstock and a broader range of electronic items.

3.      Depopulation: we have installed a de-populating station to allow us pre-sort and upgrade our feedstock ahead of shredding.

4.      Primary Pre-concentration: we have processed roughly 1,000 lbs. of milled feedstock through our separation unit.

5.      Test Results: mass and metallurgical balances from the unoptimized, single-pass, open-circuit primary pre-concentration tests performed in the pilot plant in December 2022 revealed copper recovery values ranging from 85% to 98%. These result are in-line with the overall performance objectives envisioned for our future commercial plant as referenced on page 47 of Our Business, Our Products, Our Services.

6.      Test Results: mass and metallurgical balances from the unoptimized, two-pass pre-concentration tests performed in the pilot plant on December 2022 test materials indicated that gold and silver recovery values greater than 90% were achievable. These result are in-line with the overall performance objectives envisioned for our future commercial plant as referenced on page 47 of Our Business, Our Products, Our Services.

On May 11, 2023, we effected a 1-for-4 reverse stock split of all of our issued and outstanding Common Shares (the “1:4 Reverse Split”) and accordingly, 8,559,864 Common Shares were consolidated into 2,139,974 Common Shares.

Recent Developments Since June 8, 2023

Updates on the units operations in our pilot pre-concentration process are provided below:

1.      Feedstock Storage: we have procured an additional 2,000 lbs. of printed circuit board (PCB) feedstock for commissioning, bringing our total to 12,000 lbs.

2.      Primary Pre-concentration: we have processed approximately 3,300 lbs. of milled feedstock through our separation unit.

3.      Achieved a cumulative production milestone of having produced approximately 1,100 lbs. of metallic sands concentrate (MSC) product for potential sale. A sub-sample representing roughly 650 lbs. of the MSC was sent to a potential third-party buyer for assaying, and the analysis returned the following approximate results of metal composition:

•        5 ounces of gold

•        14 ounces of silver

•        450 pounds of copper

These results are in line with the overall performance objectives envisioned for our future commercial plant as referenced on page 48 (Pre-concentration Plant).

Summary of Risks Related to Our Business and Industry

There are a number of risks that you should carefully consider before making an investment decision regarding this Offering. These risks are discussed more fully in the section entitled “Risk Factors” beginning on page 14 of this Prospectus. You should read and carefully consider these risks and all of the other information in this Prospectus, including the financial statements and the related notes thereto included in this Prospectus, before deciding whether to invest in our securities. If any of these risks actually occur, our business, financial condition, operating results and cash flows could be materially and adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:

•        we are an early-stage company with limited operating history and may never become profitable;

•        our revenue depends on maintaining and increasing feedstock of E-Waste supply commitments as well as securing new customers and off-take agreements;

•        in addition to commodity prices, our revenues will be primarily driven by the volume and composition of E-Waste feedstock materials to be processed at our future facilities and changes in the volume or composition of E-Waste feedstock processed could significantly impact our revenues and results of operations;

•        our success will depend on our ability to economically source, extract and recover E-Waste, and to meet the market demand for sustainable and environmentally driven solutions for E-Waste processing;

•        we may not be able to successfully implement our growth strategy, on a timely basis or at all;

•        the development of our Greenville, North Carolina facility, and any future projects are subject to risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up, and we cannot guarantee that these projects will be completed in a timely manner, that our costs will not be significantly higher than estimated, or that the completed projects will meet expectations with respect to their productivity or the specifications of their and products, among others;

•        we may be unable to manage future growth effectively;

•        failure to materially increase recycling capacity and efficiency could have a material adverse effect on our business, results of operations or financial condition;

•        future acquisitions and strategic investments could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial conditions; and

•        expanding internationally involves risks that could delay our expansion plans and/or prohibit us from entering markets in certain jurisdictions, which could have a material adverse effect on our results of operations.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Start-ups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to reporting companies that make filings with the U.S. Securities and Exchange Commission (the “SEC”). For so long as we remain an emerging growth company, we will not be required to, among other things:

•        present more than two years of audited financial statements and two years of related management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this Prospectus forms a part;

•        have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•        disclose certain executive compensation related items; and

•        seek shareholder non-binding advisory votes on certain executive compensation matters and golden parachute arrangements, to the extent applicable to our Company as a foreign private issuer.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this Offering, (ii) the last day of the fiscal year during which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means the market value of our Common Shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, upon the consummation of this Offering, we will report in accordance with the rules and regulations applicable to a “foreign private issuer.” As a foreign private issuer, we will take advantage of certain provisions under the rules that allow us to follow the applicable laws of the Province of British Columbia for certain corporate governance matters. Even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

As a foreign private issuer, we will have four months after the end of each fiscal year to file our annual report on Form 20-F with the SEC. In addition, our executive officers, directors, and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act.

Foreign private issuers, like emerging growth companies, are exempt from certain more stringent executive compensation disclosure rules. As such, even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are not foreign private issuers.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

(i)     the majority of our executive officers or directors are U.S. citizens or residents;

(ii)    more than 50% of our assets are located in the United States; or

(iii)   our business is administered principally in the United States.

In this Prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information that we provide in this Prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

THE OFFERING

Common Shares Offered	2,000,000 common shares of the Company (each, a “Common Share”).
Offering Price	The assumed public offering price is $5.00 per Common Share (as referenced throughout this prospectus), which is the midpoint of the price range set forth on the cover page of this prospectus.
Common Shares to be Outstanding Immediately After this Offering	8,789,518 Common Shares(1).
Underwriters Option to Purchase Additional Shares	300,000 Common Shares (which may be purchased from us for 45-days from the date of this Prospectus to cover over-allotments, if any).
Use of Proceeds

We estimate that the net proceeds to us from this Offering will be approximately $8,565,000, assuming an Offering Price of $5.00 per Common Share, after deducting the underwriting discounts and commissions and estimated Offering expenses payable by us. We will use these net proceeds for research and development expenses, marketing expenditures, capital expenditures, working capital and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Prospectus.

Lock-ups

Our Company, our directors, executive officers and all of our existing securityholders have agreed with the Underwriters not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, any of our securities for a period of twelve (12) months, or eighteen (18) months with staggered releases thereafter for certain of our shareholders. See “Underwriting” for more information.

Listing

We intend to apply for listing of our Common Shares on the NYSE American under the symbol “MDRN”. The closing of this Offering is contingent upon the successful listing of our Common Shares on the NYSE American.

Transfer Agent	The transfer and co-transfer agent and registrar for our Common Shares is Computershare Investor Services Inc.
Risk Factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 14, and all other information contained in this Prospectus, before deciding to invest in our securities.

____________

(1)      The number of Common Shares to be outstanding immediately after this Offering is based on our Common Shares outstanding as of July 25, 2023 of 2,139,974 shares. Unless otherwise indicated, all information in this Prospectus:

•        Assumes an initial public offering price of $5.00 per share.

•        The total number of Common Shares of 8,789,518 includes:

(i)      2,000,000 — Common Shares from Proposed Offering;

(ii)     2,139,974 — current issued and outstanding Common Shares after the 1:4 Reverse Split;

(iii)    3,464,999 — Common Shares issuable upon the full conversion of outstanding Investor Right Warrants into Common Shares, which will convert automatically, as described elsewhere in this Prospectus, upon completion of this Offering;

(iv)    1,184,545 — Common Shares issuable upon the full conversion of outstanding Debentures into Common Shares, which will convert automatically as described elsewhere in this Prospectus, upon a U.S. listing, such as this Offering including the 5% interest accrued up to August 7, 2023;

•        Excludes: (i) 1,250,000 performance warrants held by directors and officers with a WAEP of $0.20, which are subject to vesting based on Company sales and (ii) 307,853 warrants outstanding as of August 7, 2023 with a WAEP of C$2.49;

•        Assumes no exercise by the Underwriters of the Over-Allotment Option;

•        Assumes no exercise of the representative’s warrants to be issued upon consummation of this Offering at an exercise price equal to 125% of the initial offering price of the Common Shares.

Summary Financial Information

The following tables summarize our audited consolidated financial data for our business for each of the financial years ended December 31, 2022 and 2021 (pre-1:4 Reverse Split). Our financial statements are prepared and presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Our historical results are not necessarily indicative of our future results. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	For the years ended December 31,
Statement of Operations Data:	2022	2021
Expenses
Professional fees	$928,775	$535,161
Consulting fees	460,769	26,724
Management and director fees	448,410	149,661
Employee cost	312,672	358,996
General and administration	271,552	189,671
Amortization and depreciation	38,616	191,536
Share-based compensation	—	310,950
Loss from foreign exchange	132,123	5,380
	2,592,917	1,768,079
	$(2,592,917)	$(1,768,079)

Other Income (Expense)	(185,633)	(318,292)
Net Loss for the Year	$(2,778,550)	$(2,086,371)

Foreign translation adjustment	134,720	10,469
Comprehensive Loss for the Year	(2,643,830)	(2,075,902)
Basic and Diluted Loss per Share	$(0.32)	$(0.28)
Weighted Average Shares Outstanding	8,559,864	7,412,236
Basic and Diluted Loss per Share (post 1:4 Reverse Split), Unaudited(1)	$(1.30)	$(1.13)
Weighted Average Shares Outstanding (post 1:4 Reverse Split), Unaudited(1)	2,139,974	1,853,059
Financial Position Data:	As of December 31, 2022
	Actual	Pro Forma(2)	Pro Forma, as Adjusted(3)
Cash and cash equivalents	$713,896	$713,896	$9,278,896
Total assets	$1,311,788	$1,311,788	$9,876,788
Total liabilities	$4,531,912	$1,220,463	$1,220,463
Total equity (deficit)	$(3,220,124)	$91,325	$8,656,325
Total liabilities & equity (deficit)	$1,311,788	$1,311,788	$9,876,788

____________

(1)      Following the 1:4 Reverse Split, Basic and Diluted Loss per Share and Weighted Average Shares Outstanding were revised accordingly. These numbers are presented as a Pro Forma (unaudited).

(2)      Pro Forma includes conversion of our Debentures and Investor Rights Warrants into Common Shares in connection with the Offering.

(3)      Pro Forma as Adjusted includes the Pro Forma adjustments set forth above and approximately $8,565,000 net proceeds from the Offering after underwriting discounts and fees and Offering expenses.

RISK FACTORS

An investment in our securities is highly speculative and carries a high degree of risk. We operate in a highly competitive, dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all of the other information contained in this Prospectus, including our financial statements and the related notes included in this Prospectus, before deciding whether to invest in our securities. These risk factors are not presented in the order of importance or probability of occurrence. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and negatively affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment. Additional risks and uncertainties not currently known to us or which we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations. Some statements in this Prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business and Industry

We are an early-stage company with limited operating history and may never become profitable.

We are a development stage company with no meaningful commercial revenues and only net losses. For the year ended December 31, 2022, our revenue was $Nil and we recorded a net loss of $2,778,550. For the year ended December 31, 2021, our revenue was $Nil and we recorded a net loss of $2,086,371. Our primary sources of liquidity are currently the funds raised from the issuance of the offering of the UMI Warrants, the Debenture Offering, and the funds borrowed from Fortuna Investment Corp. and former directors and officers. We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities.

We expect to require adequate proceeds generated from this Offering and additional funding to expand our operations and develop our sales and distribution channels. However, there can be no assurance that additional funding will be available to us for the development of our business, which will require the commitment of substantial resources. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development. Potential investors should carefully consider the risks and uncertainties that an early-stage company with a very limited operating history will face. In particular, potential investors should consider that we may be unable to:

•        successfully implement or execute our business plan if our business plan is not sound or for other reasons;

•        obtain sufficient and affordable quantities of high quality feedstock;

•        effectively process the E-Waste we obtain to produce sufficient quantities of commercially saleable commodities;

•        develop our proposed facilities;

•        effectively pursue business opportunities, including potential acquisitions;

•        adjust to changing conditions or keep pace with increased demand;

•        attract and retain an experienced management team; or

•        raise sufficient funds in the capital markets to effectuate our business plan, including building production capacity.

We believe that our performance and future success is dependent on multiple factors that present significant opportunities for us to increase revenues, but also pose risks and challenges. If we cannot successfully develop, manufacture and distribute our products, or if we experience difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, we may not be able to develop or offer market-ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market or expand our market share. A failure by us to achieve a low-cost structure through economies of scale or improvements in cultivation, manufacturing or distribution processes would have a material adverse effect on our commercialization plans and our business, prospects, results of operations and financial condition.

Our revenue depends on obtaining, maintaining and increasing feedstock of E-Waste supply commitments as well as securing new customers and off-take agreements.

We must obtain, maintain and grow our E-Waste feedstock supply commitments as well as new customers (including through entry into off-take agreements for our concentrates) in order to generate revenue. As of the date of this Prospectus, we have no firm commitments for the supply of E-Waste feedstock to our operating facility, and only have non-binding letters of intent from numerous suppliers. Such suppliers have no contractual obligation to provide us any E-waste feedstock for our current operations. Going forward, we may be unable to secure contracts with such E-Waste feedstock vendors and even if we do secure such contracts, E-Waste feedstock suppliers may change or delay supply contracts for any number of reasons, such as force majeure or government approval factors that are unrelated to Modern Mining. Likewise, we do not currently have any off-take agreements for the sale of our products. Even if we do secure such off-take contracts, suppliers may fail to perform under their contracts for similar reasons outline above.

As a result, in order to operate our business, we must develop and obtain feedstock supply and product off-take agreements. However, it is difficult to predict whether and when we will secure such commitments and/or contracts due to competition for suppliers and the lengthy process of negotiating supplier agreements as well as buyer contracts, all of which may be affected by factors that we do not control, such as market and economic conditions, financing arrangements, commodity prices, environmental issues and government approvals.

In addition to commodity prices, our revenues will be primarily driven by the volume and composition of E-Waste feedstock materials to be processed at our future facilities and changes in the volume or composition of E-Waste feedstock processed could significantly impact our revenues and results of operations.

Our future revenues depend on processing high volumes of E-Waste feedstock, and our revenues will be directly impacted by the chemistry of the feedstock processed, particularly as market chemistries shift. Certain feedstock chemistries produce raw materials for which we receive higher prices than others. A decline in overall volume of E-Waste feedstock processed, or a decline in volume of chemistries with higher priced content relative to other chemistries, could result in a significant decline in our revenues, which in turn would have a material impact on our results of operations.

Our success will depend on our ability to economically source, extract, and recover E-Waste, and to meet the market demand for sustainable and environmentally driven solutions for E-Waste processing.

Our future business depends in large part on our ability to economically and effectively process and recover strategic metals and materials from E-Waste, and to meet the market demand for sustainable and environmentally driven solutions for E-Waste processing. Although we have conducted research and development (“R&D”) and testing of our proprietary two-step PCP and APP process, we will need to scale our processing capacity in order to successfully implement our growth strategy and plan to do so in the future by, among other things, successfully building and developing our first commercial facility in Greenville, North Carolina. Although we have experience in processing E-Waste materials in our previous facilities, such operations were conducted on a limited scale, and we have not yet developed or operated a facility on a commercial scale to produce and sell end products. We do not know whether we will be able to develop efficient and low-cost processing capabilities, or whether we will be able to secure reliable sources of supply, in each case that will enable us to meet the production standards, costs and volumes required to successfully process E-Waste and meet our business objectives and customer needs. Even if we are successful in high-volume recycling and processing in our future facilities, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control, such as problems with suppliers, or in time to meet the commercialization schedules of future recycling needs or to satisfy the requirements of our customers. Our ability to effectively reduce our cost structure over time is limited by the fixed nature of many of our planned expenses in the near-term, and our ability to reduce long-term expenses is constrained by our need to continue investment in our growth strategy. Any failure to develop and scale such manufacturing processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations or financial condition.

We may not be able to successfully implement our growth strategy, on a timely basis or at all.

Our future growth, results of operations and financial condition depend upon our ability to successfully implement our growth strategy, which, in turn, is dependent upon a number of factors, some of which are beyond our control, including our ability to:

•        economically process E-Waste and recover strategic metals and materials and meet customers’ business needs;

•        effectively introduce methods for higher extraction and higher recovery rates of strategic metals, including metals recovery from R&D initiatives;

•        complete the construction of our future facilities, including the Greenville, North Carolina facility, at a reasonable cost and on a timely basis;

•        effectively ramp-up our facilities to expected performance targets;

•        invest and keep pace in technology, research and development efforts, and the expansion into additional commodities recovery beyond gold, silver, copper, and palladium;

•        secure and maintain required strategic supply arrangements, and obtain appropriate operating environmental and industrial quality certifications;

•        effectively compete in the markets in which we operate; and

•        attract and retain management or other employees who possess specialized knowledge and technical skills.

There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments that may result in both short-term and long-term costs without generating any current revenue and therefore may be dilutive to earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect to generate from our growth strategy. Failure to realize those benefits could have a material adverse effect on our business, results of operations or financial condition.

The development of our Greenville, North Carolina facility, and future projects, if any, are subject to risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up, and we cannot guarantee that these projects will be completed in a timely manner, that our costs will not be significantly higher than estimated, or that the completed projects will meet expectations with respect to their productivity or the specifications of their end products, among others.

Our Greenville, North Carolina facility (herein, the “Facility”), and future projects, if any, are subject to development risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up. Because of the uncertainties inherent in estimating construction and labor costs and the potential for the scope of a project to change, it is relatively difficult to evaluate accurately the total funds that will be required to complete the Facility, or future projects. Further, our estimate of the amount of time it will take to complete the Facility, or future projects, are based on assumptions about the timing of engineering studies, permitting, procurement, construction, commissioning and ramp-up, all of which can vary significantly from the time an estimate is made to the time of completion. We cannot guarantee that the costs of the Facility, or future projects, will not be higher than estimated, or that we will have sufficient capital to cover any increased costs, or that we will be able to complete the Facility, or future projects, within expected timeframes. Any such cost increases or delays could negatively affect our results of operations and ability to continue to grow, particularly if the Facility, or any future project, cannot be completed. Further, there can be no assurance that the Facility will perform at the expected production rates or unit costs, or that the end products will meet the intended specifications.

We may be unable to manage future growth effectively.

Even if we can successfully implement our growth strategy, any failure to manage our growth effectively could materially and adversely affect our business, results of operations and financial condition. We intend to expand our operations around the United States, and internationally in the long-term, which will require us to hire and train new employees; accurately forecast supply and demand, production and revenue; control expenses and investments in anticipation of expanded operations; establish new or expand current design, production, and sales and service facilities; and implement and enhance administrative infrastructure, systems and processes. Future growth may also be tied to acquisitions, and we cannot guarantee that we will be able to effectively acquire other businesses or integrate businesses that we acquire. Failure to efficiently manage any of the above could have a material adverse effect on our business, results of operations or financial condition.

Failure to materially increase recycling capacity and efficiency could have a material adverse effect on our business, results of operations or financial condition.

Although our facility in Greenville, North Carolina is expected to have an annual total processing capacity of 8,000 tonnes of E-Waste, the future success of our business depends in part on our ability to significantly increase our recycling capacity and efficiency. We may be unable to expand our business, satisfy demand from customers, maintain our competitive position and achieve profitability if we are unable to build and operate any future facilities. The construction of future facilities will require significant cash investments and management resources and may not meet our expectations with respect to increasing capacity and efficiency. For example, if there are delays in any future planned facilities, or if our facilities do not meet expected performance standards or are not able to produce materials that meet the quality standards we expect, we may not meet our target for adding capacity, which would limit our ability to increase sales and result in lower-than-expected sales and higher than expected costs and expenses. Failure to drastically increase recycling and processing capacity or otherwise satisfy customers’ demands may result in a loss of market share to competitors, damage our relationships with our key customers, a loss of business opportunities or otherwise materially adversely affect our business, results of operations or financial condition.

Future acquisitions and strategic investments could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial condition.

We may in the future seek to acquire or invest in, businesses, products, or technologies that we believe could complement our operations or expand our breadth, enhance our capabilities, or otherwise offer growth opportunities. While our growth strategy includes broadening our product offerings, implementing an aggressive marketing plan and employing product diversification, there can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of our planned growth and diversified product offerings, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

Additionally, the integration of our acquisitions and pursuit of potential future acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In addition, we have limited experience in acquiring other businesses. Specifically, we may not successfully evaluate or utilize the acquired products, assets or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized, or we may be exposed to unknown risks or liabilities associated with our acquisitions.

We may not be able to find and identify desirable acquisition targets or we may not be successful in entering into an agreement with any one target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could harm our results of operations. In addition, if an acquired business fails to meet our expectations, our business, results of operations, and financial condition may suffer. In some cases, minority shareholders may exist in certain of our non-wholly-owned acquisitions and may retain minority shareholder rights which could make a future change of control or necessary corporate approvals for actions more difficult to achieve and/or more costly.

We may also make strategic investments in early-stage companies developing products or technologies that we believe could complement our business or expand our breadth, enhance our technical capabilities, or otherwise offer growth opportunities. These investments may be in early-stage private companies for restricted shares. Such investments are generally illiquid and may never generate value. Further, the companies in which we invest may not succeed, and our investments could lose their value.

Expanding internationally involves risks that could delay our expansion plans and/or prohibit us from entering markets in certain jurisdictions, which could have a material adverse effect on our results of operations.

At present, we have no current intention to expand our operations outside of North America. If we were to expand more broadly and pursue international operations, those operations would be subject to certain risks inherent in doing business abroad, including:

•        political, civil and economic instability;

•        corruption risks;

•        trade, customs and tax risks;

•        currency exchange rates and currency controls;

•        limitations on the repatriation of funds;

•        insufficient infrastructure;

•        restrictions on exports, imports and foreign investment;

•        increases in working capital requirements related to long supply chains;

•        changes in labor laws and regimes and disagreements with the labor force;

•        difficulty in protecting intellectual property rights and complying with data privacy and protection laws and regulations; and

•        different and less established legal systems.

We will be dependent on our facilities. If one or more of our facilities become inoperative, capacity constrained or if operations are disrupted, our business, results of operations or financial condition could be materially adversely affected.

Our revenue will be dependent on the continued operations of our facilities, including our Greenville, North Carolina head office/processing facility and any other facilities we may develop in the future. To the extent that we experience any operational risk including, among other things, fire and explosions, severe weather and natural disasters (such as floods and hurricanes), failures in water supply, major power failures, equipment failures (including any failure of our information technology, air conditioning, and cooling and compressor systems), a cyber-attack or other incident, failures to comply with applicable regulations and standards, labor force and work stoppages, including those resulting from local or global pandemics or otherwise, or if our current or future facilities become capacity constrained, we may be required to make capital expenditures even though we may not have sufficient available resources at such time.

Additionally, there is no guarantee that the proceeds available from our insurance policies will be sufficient to cover such capital expenditures. Our insurance coverage and available resources may prove to be inadequate for events that may cause significant disruption to our operations. Any disruption in our recycling processes could result in production delays, scheduling problems, increased costs or production interruption, which, in turn, may result in our customers deciding to send their E-Waste feedstock to our competitors. We will be dependent on our future facilities, which will require a high degree of capital expenditures. If one or more of our future facilities become inoperative, capacity constrained or if operations are disrupted, our business, results of operations or financial condition could be materially adversely affected.

We may need to raise additional funds in the future to meet our capital requirements and such funds may not be available to us on commercially reasonable terms or at all, which could materially adversely affect our business, results of operations or financial condition.

Our operations are highly capital-intensive. Although we believe that we will have sufficient funds to meet our capital requirements for the next 24 months, we may in the future need to raise additional funds, including through the issuance of equity, equity linked or debt securities or through obtaining credit from government or financial institutions, and the availability of additional funds to us will depend on a variety of factors, some of which are outside of our control. Additional funds may not be available to us on commercially reasonable terms or at all, which could materially adversely affect our business, results of operations or financial condition. If additional funds are raised by issuing equity or equity-linked securities, our shareholders may incur dilution.

Our financial situation creates doubt as to whether we will continue as a going concern.

We are a development stage company with no meaningful commercial revenues and incurred a net loss of $2,778,550 for the year ended December 31, 2022, a net loss of $2,086,371 for the year ended December 31, 2021 and expect to incur a net loss for the fiscal year ending December 31, 2023, and thereafter, primarily as a result of the costs of listing, building concentrator plants as well as increased operating expenses to execute our business plan and growth strategy. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this Offering or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Our business is subject to operational risks that could disrupt our business, some of which may not be insured or fully covered by insurance.

Our operations are subject to risks inherent in the E-Waste industry, including potential liability which could result from, among other circumstances, personal injury, environmental claims or property damage some of which may not be insured or fully covered by insurance. The availability of, and the ability to collect on, insurance coverage is subject to factors beyond our control and is not guaranteed to cover any or all of our losses in every circumstance. Our insurance coverage may also be inadequate to cover liabilities related to such operational risks. We have no control over changing conditions and pricing in the insurance marketplace and the cost or availability of various types of insurance may change dramatically in the future. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercial justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us could adversely affect our business, results of operations and financial condition.

We are subject to the inherent risk of exposure to environmental pollution claims.

As a concentrator and refiner of E-Waste containing metals and user of chemical products, we face an inherent risk of exposure to pollution and environmental liability claims, regulatory action and litigation if our processes are alleged to have caused bodily harm or injury. Adverse reactions resulting from contamination of soil and water sources could occur. We may be subject to various liability claims, including, among others, that our concentrator and refinery facilities caused injury or illness, include inadequate disposal of chemicals, discharge of chemicals into the air, possible side effects or interactions with such chemical substances. Liability claims or regulatory actions against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain environmental liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential liability claims could prevent or inhibit the concentration and processing of E-Waste and separation of minerals.

The mining and metal recycling industries face strong opposition.

Many political and social organizations oppose mining and mineral recycling for their environmental risks. Our business will need support from local governments, industry participants, consumers and residents to be successful. Additionally, there are large, well-funded businesses and industry groups that may have a strong opposition to the mining and mineral recycling industries. For example, the pharmaceutical and alcohol industries have traditionally opposed mining and mineral recycling. Any efforts by these or other industries opposed to mining and mineral recycling to halt or impede mining and mineral recycling could have detrimental effects on our business.

Decreases and fluctuations in benchmark prices for the metals contained in our offtake could significantly impact our revenues and results of operations.

The prices that we obtain for our offtake are generally tied to commodity prices for their principal contained metals, such as gold, silver, copper and palladium. Fluctuations in the prices of these commodities will affect our revenues and declines in the prices of these commodities could have a material adverse impact on our revenues. Any significant decline in our revenues will have a material impact on our results of operations.

Fluctuations in commodities prices, such as the minerals we are extracting from E-Waste, are caused by varied and complex factors beyond our control or the control of our suppliers, including global supply and demand balances and inventory levels; global economic and political conditions; international regulatory, trade and tax policies, including national tariffs; commodities investment activity and speculation; interest rates; the strength of the U.S. dollar compared to foreign currencies; the price and availability of substitute products; and changes in technology. Volatility in global economic growth, particularly in developing economies, has the potential to adversely affect future demand and prices for commodities. Geopolitical uncertainty and protectionism, including the United Kingdom’s decision to exit from the European Union (commonly referred to as “Brexit”) and the Russian invasion of Ukraine have the potential to inhibit international trade and negatively impact business confidence, which creates the risk of constraints on our ability to trade in certain markets and has the potential to increase price volatility.

Mineral prices may be affected by supply from China, which has become the largest producer of minerals in the world, and by changes in demand for products that require certain minerals. Rising trade tensions between the U.S. and China and efforts by the Chinese government to reduce debt levels contributed to a recent slowdown in China’s growth. A continued slowing in China’s economic growth and demand and continued trade tensions between the U.S. and China could result in lower production of minerals and higher mineral prices which could have a material adverse impact on our operations, including cash flow and the ability to purchase raw materials from our suppliers if they raise prices as well. The adoption and expansion of trade restrictions, changes in the state of China-U.S. relations, including the current trade war, or other governmental action related to tariffs or trade agreements, or policies are difficult to predict and could adversely affect demand for our minerals, our costs, our customers, our suppliers, and the U.S. economy, which in turn could have a material adverse effect on our business, results of operations, or financial condition. Additionally, our suppliers could be raising prices of materials which could in turn have a material adverse effect on our operations.

Disruptions in our supply chain could adversely affect our business.

Global trade conditions, inflation and consumer trends that originated during the COVID-19 pandemic continue to persist and have created significant disruptions to the global supply chain, which may impact our ability to obtain equipment and other supplies necessary for our business on a timely basis and at anticipated costs. Any continued supply chain disruptions, inflation or shortages in the availability of equipment from our suppliers, could adversely affect our business and operating results.

Our markets are exposed to recessionary risk

A global recession may result in lost or delayed sales orders, as many of our targeted customers may cut back their proposed capital spending in the face of economic uncertainty and limited access to financing. This would impact the ability of us to grow our business and, as a result, sales orders may be lower than expected. Any decrease in sales would negatively impact our cash flows and other financial results. Different markets and different geographies in which we operate may be impacted to different extents, making it difficult to forecast the likely impact.

Our reliance on the experience and expertise of our management may cause adverse impacts to us if a management member departs.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management and key employees, including, without limitation: (i) Kuljit (Jeet) Basi, Director, Chief Executive Officer and President; (ii) Olga Balanovskaya, Chief Financial Officer; (iii) Darrell Campanella, General Manager; (iv) Chris Oppel, Production Manager; and (v) Mark Zorko, Chairman of the Board of Directors. Our business may be severely disrupted if we lose the services of our key executives and employees or fail to add new senior and middle managers to our management. Our future success is heavily dependent upon the continued service of our key executives. We also rely on a number of key technology staff for our continued operation. Our future success is also dependent upon our ability to attract and retain qualified senior and middle managers to our management team. If one or more of our current or future key executives or employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and our business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose customers and suppliers and incur additional expenses to recruit and train personnel.

Our Chief Financial Officer also serves as the Chief Financial Officer of other companies which may divert her time and attention from our operations.

Our Chief Financial Officer, Ms. Olga Balanovskaya, has previously served as the Chief Financial Officer for various public and private companies in North America, and is currently serving as the Chief Financial Officer of Starfighters Space, Inc., where she has served since October 2022. Ms. Balanovskaya is also currently the president of Koral Financial Inc., where she also serves as a principal. These additional roles, and particularly should any complications arise in connection with these roles, may divert Ms. Balanovskaya’s time and efforts away from our day-to-day operational and other business matters, which may in turn impact our business, prospects, financial conditions, and operating results.

We are subject to the risk of litigation or regulatory proceedings which could impact our financial results.

All industries, including the E-Waste recycling industry, are subject to legal claims, with or without merit. We are not currently, nor have we ever been, party to any legal proceedings, but we could be involved in various litigation and regulatory proceedings arising in the normal course of business in the future. Due to the inherent uncertainty of the litigation process, we may not be able to predict with any reasonable degree of certainty the outcome of any litigation or the potential for future litigation. Regardless of the outcome, any legal or regulatory proceeding could have an adverse impact on our business, prospects, financial conditions, and operating results due to defense costs, the diversion of management resources and other factors.

We operate in an emerging, competitive industry and if we are unable to compete successfully our revenue and profitability will be adversely affected.

The E-Waste recycling market is competitive. As the industry evolves and the demand increases, we anticipate that competition will increase. We also compete against companies that have a substantial competitive advantage because of longer operating histories and larger budgets, as well as greater financial and other resources. National or global competitors could enter the market with more substantial financial and workforce resources, stronger existing customer relationships, and greater name recognition, or could choose to target medium to small companies in our traditional markets. Competitors could focus their substantial resources on developing a more efficient recovery solution than our solutions. Competition also places downward pressure on our contract prices and profit margins, which presents us with significant challenges in our ability to maintain strong growth rates and acceptable profit margins. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an adverse impact to our business, financial condition and results of operations.

Increases in income tax rates, changes in income tax laws or disagreements with tax authorities could adversely affect our business, financial condition or results of operations.

We are subject to income taxes in the United States and Canada. Increases in income tax rates or other changes in income tax laws that apply to our business could reduce our after-tax income from such jurisdiction and could adversely affect our business, financial condition or results of operations.

Our operating and financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

We expect our period-to-period operating and financial results to vary based on a multitude of factors, some of which are outside of our control. We expect our period-to-period financial results to vary based on operating costs, which we anticipate will fluctuate with the pace at which it increases its operating capacity. As a result of these factors and others, we believe that quarter-to-quarter comparisons of our operating or financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our Common Shares could fall substantially, either suddenly or over time.

Failure to develop our internal controls over financial reporting as we grow could have an adverse effect on our operations.

As we mature, we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.

Unfavorable economic conditions, including the consequences of the global COVID-19 pandemic, may have a material adverse effect on our business, results of operations and financial condition.

We have been impacted by the COVID-19 pandemic, and we cannot predict the future impacts the COVID-19 pandemic, including the emergence of new strains such as the Omicron variant, may have on our business, results of operations and financial condition. Beginning in March 2020, numerous government regulations and public advisories, as well as shifting social behaviors, temporarily and from time to time limited or closed non-essential transportation, government functions, business activities and person-to-person interactions, and the duration of such trends is difficult to predict. The continued impact of COVID-19 on manufacturing production may impact the contribution of scrap material to the recycling market over the short-to-medium term.

Our operations and timelines may also be affected by global economic markets and levels of consumer comfort and spend, including recessions, slow economic growth, economic and pricing instability, increase of interest rates and credit market volatility, all of which could impact demand in the worldwide transportation industries or otherwise have a material adverse effect on our business, operating results and financial condition. Because the impact of current conditions on an ongoing basis is yet largely unknown, is rapidly evolving and has been varied across geographic regions, this ongoing assessment will be particularly critical to allow us to accurately project supply and demand and infrastructure requirements and allocate resources accordingly. If current global market conditions continue or worsen, our business, results of operations and financial condition could be materially adversely affected.

Natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, cyber incidents, boycotts and geo-political events could materially adversely affect our business, results of operations or financial condition.

The occurrence of one or more natural disasters, such as fires, hurricanes and earthquakes, unusually adverse weather, epidemic or pandemic outbreaks, such as the ongoing COVID-19 pandemic, cyber incidents such as ransomware attacks, boycotts and geo-political events, such as civil unrest and acts of terrorism (including cyber terrorism or other cyber incidents), or similar disruptions could materially adversely affect our business, power supply, results of operations or financial condition. These events could result in physical damage to property, an increase in energy prices, temporary or permanent closure of the Facility, temporary lack of an adequate workforce in a market, temporary or long-term disruption in the supply of raw materials, temporary disruption in transport from overseas, or disruption to our information systems. We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition.

We may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require payment of significant damages and could limit our ability to use certain technologies.

We are subject to the risk of third parties asserting claims of infringement of intellectual property rights or violation of other statutory, license or contractual rights in technology or data. Any such claim by a third party, even if without merit, could cause us to incur substantial costs defending against such claim and could distract our management and development teams from our business.

Although third parties may offer a license to their technology or data, the terms of any offered license may not be acceptable or commercially reasonable and the failure to obtain a license or the costs associated with any license could cause our business, prospects, financial condition, and operating results to be adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology or data licensed to us. Alternatively, we may be required to develop non-infringing technology or data which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment, or we may agree to a settlement that prevents us from selling certain products or performing certain services in a given country or countries or that requires us to pay royalties, substantial damages, including treble damages if we are found to have willfully infringed the claimant’s patents, copyrights, trade secrets or other statutory rights, or other fees. Any of these events could have an adverse effect on our business, prospects, financial condition, and operating results.

The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems and costs in protecting our proprietary rights in these foreign countries.

Directors, executive officers and consultants may be subject to conflicts of interest.

We may be subject to various potential conflicts of interest because of the fact that some of our officers, directors and consultants may be engaged in a range of business activities, including certain officers, directors and consultants that provide services to other companies involved material development. Our executive officers, directors and consultants may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us. In some cases, our executive officers, directors and consultants may have fiduciary obligations associated with these business interests that may interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. In addition, we may also become involved in other transactions which conflict with the interests of our directors, officers and consultants who may from time to time deal with persons, firms, institutions or corporations with which we may be dealing, or which may be seeking investments similar to those desired by us. The interests of these persons could conflict with ours. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, our directors are required to act honestly, in good faith and in our best interests.

We could be subject to a security breach that could result in significant damage or theft of products and equipment.

Breaches of security at our facilities may occur and could result in damage to or theft of products and equipment. A security breach at our facilities could result in a significant loss of inventory or work in process, expose us to liability under applicable regulations and increase expenses relating to the investigation of the breach and implementation of additional preventative security measures, any of which could have an adverse effect on our business, financial condition and results of operations.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches that disrupt our operations or result in the unintended dissemination of protected personal information or proprietary or confidential information, or if we are found by regulators to be non-compliant with statutory requirements for the protection and storage of personal data, we could suffer a loss of revenue, increased costs, exposure to significant liability, reputational harm and other serious negative consequences.

As our operations expand, we may process, store and transmit large amounts of data in our operations, including protected personal information as well as proprietary or confidential information relating to our business and third parties. Experienced computer programmers and hackers may be able to penetrate our layered security controls and misappropriate or compromise our protected personal information or proprietary or confidential information or that of third parties, create system disruptions or cause system shutdowns. They also may be able to develop and deploy viruses, worms and other malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Our facilities may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and our customer’s data.

Risks Related to our Regulatory Framework

Our business is subject to environmental and employee health and safety regulations and risks.

Our operations are subject to environmental and safety laws and regulations concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and non-hazardous materials and wastes, and employee health and safety. We will incur ongoing costs and obligations related to compliance with environmental and employee health and safety matters. Failure to comply with environmental and safety laws and regulations may result in additional costs for corrective measures, penalties or in restrictions on our operations. Government approvals and permits are currently and may in the future be required in connection with our operations. To the extent such approvals are required and not obtained, we may be curtailed from proceeding with the development of our operations as currently proposed.

There are risks associated with the regulatory regime and permitting requirements of our operations.

Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the concentration and metal separation and sale of our products. As our only facility in operation is our pilot plant in Greenville, North Carolina, we must comply with local and State ambient air quality standards in respect to emissions from any stack, vent, or outlet, of sulphur oxides, suspended particulates, carbon monoxide, nitrogen oxide, etc. Furthermore, we must comply with National Ambient Air Quality Standards (“NAAQS”), water quality standards under the Clean Water Act and local noise regulations. We may not be able to obtain or maintain the necessary licenses, permits, quotas, authorizations, certifications or accreditations to operate our business going forward, or may only be able to do so at great cost. We cannot predict the time required to secure all appropriate regulatory approvals for our concentrator and purification plants, or the extent of testing and documentation that may be required by local governmental authorities in other states and other countries.

Our officers and directors must rely, to a great extent, on our local legal counsel and local consultants retained in such jurisdictions in order to keep abreast of material legal, regulatory and governmental developments as they pertain to and affect our business operations, and to assist us with governmental relations. We must rely, to some extent, on those members of management and the Board of Directors who have previous experience working and conducting business in the United States or abroad in order to enhance our understanding of and appreciation for the local business culture and practices in such jurisdictions.

We also rely on the advice of local experts and professionals in connection with any current and new regulations that develop in respect of banking, financing and tax matters in the jurisdictions in which we operate. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices in such jurisdictions are beyond our control and may adversely affect our business.

We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage by reason of our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition.

Any failure on our part to comply with applicable regulations or to obtain and maintain the necessary licenses and certifications could prevent us from being able to carry on our business, and there may be additional costs associated with any such failure.

Our business activities are heavily regulated in all jurisdictions where we will do business. Our operations are subject to various laws, regulations and guidelines by governmental authorities relating to the handling, processing, management, distribution, transportation, storage, sale, and disposal of chemicals and minerals. In addition, we are subject to laws and regulations relating to employee health and safety, insurance coverage and the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our materials and products.

Any failure by us to comply with applicable regulatory requirements could:

•        require extensive changes to our operations;

•        result in regulatory or agency proceedings or investigations;

•        result in the revocation of our licenses and permits, the imposition of additional conditions on licenses to operate our business, and increased compliance costs;

•        result in damage awards, civil or criminal fines or penalties;

•        result in the suspension or expulsion from a particular market or jurisdiction of our key personnel;

•        result in restrictions on our operations or the imposition of additional or more stringent inspection, testing and reporting requirements;

•        harm our reputation; or

•        give rise to material liabilities.

There can be no assurance that any future regulatory or agency proceedings, investigations or audits will not result in substantial costs, a diversion of management’s attention and resources or other adverse consequences to our business.

In addition, changes in regulations, government or judicial interpretation of regulations, or more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increase compliance costs or give rise to material liabilities or a revocation of our licenses and other permits. Furthermore, governmental authorities may change their administration, application or enforcement procedures at any time, which may adversely affect our ongoing regulatory compliance costs. There is no assurance that we will be able to comply or continue to comply with applicable regulations.

We cannot predict the impact of any new environmental laws or regulations or of changes in current environmental laws or regulations on our business and operations in the future.

We believe we possess all material environmental permits and licenses necessary for the operation of our business and that our operations will be in substantial compliance with the terms of all applicable environmental laws and regulations. We cannot predict the impact of any new environmental laws or regulations or of changes in current environmental laws or regulations on our operations. The government may in future take steps towards the adoption of more stringent environmental regulations in respect of our business. Due to the possibility of unanticipated regulatory or other developments, the amount and timing of future environmental expenditures may vary substantially from those currently anticipated. If there is any unanticipated change in the environmental regulations, we may need to incur substantial capital expenditures to install, replace, upgrade or supplement our equipment or make operational changes to limit any adverse impact or potential adverse impact on the environment in order to comply with any new environmental protection laws and regulations. If such costs become prohibitively expensive, this may adversely affect our business operations.

Risks Related to our Common Shares and this Offering

The trading price of our Common Shares could be subject to wide fluctuations due to a variety of factors, including:

•        the COVID-19 pandemic and its impact on the markets and economies in which we operate;

•        our actual or anticipated operating performance and the operating performance of our competitors;

•        failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

•        any major change in our Board of Directors, management, or key personnel;

•        market conditions in our industry;

•        general economic conditions such as recessions, interest rates, fuel prices, international currency fluctuations;

•        rumors and market speculation involving us or other companies in our industry;

•        announcements by us or our competitors of significant innovations, new products, services or capabilities, acquisitions, strategic investments, partnerships, joint venture or capital commitments;

•        the legal and regulatory landscape and changes in the application of existing laws or adoption of new laws that impact our business;

•        legal and regulatory claims, litigation, or pre-litigation disputes and other proceedings;

•        other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

•        sales or expected sales of our Common Shares by us, our officers, directors, significant shareholders, and employees.

In addition, stock markets have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. The stock market in general and the NYSE American have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. These fluctuations may be even more pronounced in the trading market for our Common Shares as a result of the supply and demand forces for newly public companies. In the past, shareholders have instituted securities class action litigation following periods of share volatility.

Holders of our Investor Rights Warrants may exert significant control over us, which may limit your ability to influence corporate matters and may give rise to conflicts of interest.

As of the date of this Prospectus, holders of our Investor Rights Warrants (as defined herein) held 4,124,999 Investor Rights Warrants representing 65.8% of our combined Common Shares and warrants following the 1:4 Reverse Split. One holder, F1 Advisory Group Ltd. (“F1 Advisory Group”) held 28.3% of our Investor Rights Warrants. The Investor Rights Warrants will automatically convert on a cashless basis to Common Shares upon completion of this Offering and assuming an Offering Price of $5.00 and a $0.80 (C$1.00) post-1:4 Reverse Split exercise price, holders of the Investor Rights Warrants will receive 0.84 Common Shares per Investor Rights Warrant held, subject to the IRA Blocker (as defined herein). Pursuant to the Investor Rights Agreement, holders of our Investor Rights Warrants shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote on any matter at any meetings of shareholders of the Company. The Investor Rights Agreement will terminate upon completion of the Offering, and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants will also terminate at such time. Each Investor Rights Warrant entitles the holder thereof to one vote per Investor Rights Warrant. Further, the holders of our Investor Rights Warrants, through their Warrantholder Representative, shall be entitled to nominate three (3) directors to the Board subject to the provisions of the Investor Rights Agreement. See a discussion of the Investor Rights Agreement under “Business — Recent Developments.” Accordingly, holders of our Investor Rights Warrants will exert significant influence over us and any action requiring the approval of our shareholders and/or our Board prior to completion of the Offering. Significant holders of our Investor Rights Warrants, whose Investor

Rights Warrants will automatically convert into Common Shares upon the closing of the Offering will continue to exert significant influence over us and any action requiring the approval of our shareholders following completion of the Offering. Furthermore, the interests of the holders of our Investor Rights Warrants may not always coincide with your interests or the interests of other shareholders and they may, prior to the completion of this Offering, act in a manner that advances their best interests and not necessarily those of other shareholders.

Holders of our Convertible Debentures may exert significant control over us, which may limit your ability to influence corporate matters and may give rise to conflicts of interest.

On April 7, 2022, we issued Debentures pursuant to the Debenture Indenture. The Debenture Indenture provides that in the event that we complete a U.S. listing, such as this Offering, the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $20.00 (post-1:4 Reverse Split), and shall be subject to a six (6) month hold period from the closing of the Offering. The Company shall, by the Closing of the Offering, obtain an agreement from all Debenture holders to extend the lock-up period for an additional six (6) months such that the lock-up period shall be twelve (12) months from the closing of the Offering.

On August 31, 2022, we entered into the Convertible Debentures IRA, pursuant to which holders of our Convertible Debentures shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote on any matter at any meetings of shareholders of the Company. Assuming an Offering Price of $5.00, each $3.00 of Convertible Debentures will equal to one Common Share, entitling the holder thereof to one vote. See a discussion of the Convertible Debentures IRA under “Business — Recent Developments.” Accordingly, holders of our Convertible Debentures will exert significant influence over us and any action requiring the approval of our shareholders and/or our Board prior to the completion of this Offering and conversion of the Debentures into Common Shares. Furthermore, the interests of the holders of our Debentures may not always coincide with your interests or the interests of other shareholders and they may, prior to the completion of this Offering, act in a manner that advances their best interests and not necessarily those of other shareholders.

We are a foreign private issuer and intend to take advantage of the less frequent and less detailed reporting obligations applicable to foreign private issuers.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we will not file the same reports that a U.S. domestic issuer would file with the SEC, although we will be required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are longer.

As a foreign private issuer, we will be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We will also be exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, we will have more time than U.S. domestic companies after the end of each fiscal year to file our annual report with the SEC and will not be required under the Exchange Act to file quarterly reports with the SEC.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We may in the future elect to follow home country practices in Canada with regard to certain corporate governance matters.

As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

We may lose our status as a foreign private issuer in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.

We will cease to qualify as a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act, if, as of the last business day of our second fiscal quarter, more than 50% of our outstanding Common Shares are directly or indirectly owned by residents of the United States and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we determine that we fail to qualify as a foreign private issuer, we will cease to be eligible to avail ourselves of the forms and rules designated for foreign private issuers beginning on the first day of the fiscal year following such determination. Among other things, this will result in loss of the exemption from registration under the Exchange Act provided by Rule 12g3-2(b) thereunder, and, if we are required to register our Common Shares under section 12(g) of the Exchange Act, we will have to do so as a domestic issuer. Further, any securities that we issue in unregistered or unqualified offerings both within and outside the United States will be “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) and will continue to be subject to United States resale restrictions notwithstanding their resale in “offshore transactions” pursuant to Regulation S under the Securities Act. As a practical matter, this will likely require us to register more offerings of our securities under the Securities Act on either a primary offering or resale basis, even if they take place entirely outside the United States. The resulting legal and administrative costs of complying with the resulting regulatory requirements are anticipated to be substantial, and to subject us to additional exposure to liability for which we may not be able to obtain insurance coverage on favorable terms, or at all.

After the completion of this Offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the price of our Common Shares decreases and we were sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Listing our Common Shares on a securities exchange will increase our regulatory burden.

We have applied for the listing of our Common Shares under the symbol “MDRN” on the NYSE American. Our application has not yet been approved by the NYSE American and there is no guarantee that our application will be approved in connection with this Offering. Although to date we have not been subject to the continuous and timely disclosure requirements of exchange rules, regulations and policies of the NYSE American, we are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on the NYSE American. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of our Common Shares that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on the NYSE American on a timely basis and that we will be able to achieve and maintain compliance with applicable listing requirements. In addition, compliance with reporting and other requirements applicable to public companies listed on the NYSE American will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the effects that management’s attention to these matters will have on our business.

The NYSE American may delist our Common Shares, which could limit investors’ ability to engage in transactions in our Common Shares and subject us to additional trading restrictions.

If the NYSE American were to delist our Common Shares as a result of a failure to meet its listing requirements, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Common Shares;

•        a limited amount of news and analyst coverage for the Company; and

•        a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules implemented by the SEC and the NYSE American, impose various requirements on public companies, including requirements to file periodic and event-driven reports with respect to our business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal controls over financial reporting and disclosure controls and procedures necessary to ensure timely and accurate reporting of operational and financial results. Our existing management team will need to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with compliance. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our ICFR, which, after we are no longer an emerging growth company, may be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm if we are an “accelerated filer” or a “large accelerated filer” under the Exchange Act. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for ICFR. If our management and/or auditors determine that there are one or more material weaknesses in our ICFR, such a determination could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some public company required activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board.

We may issue additional Common Shares or other equity securities without shareholder approval, which would dilute the ownership interests of existing shareholders in the Company and may depress the market price of our Common Shares.

We may issue additional Common Shares or other equity securities in the future in connection with, among other things, capital raises, future acquisitions, repayment of outstanding indebtedness or grants under our 2022 Plan without shareholder approval in a number of circumstances. The issuance of additional Common Shares or other equity securities could have one or more of the following effects:

•        our existing shareholders’ proportionate ownership will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously issued and outstanding Common Share may be diminished; and

•        the market price of our Common Shares may decline.

Our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our Common Shares.

The trading market for our Common Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of us, our share price would likely be less than that which would be obtained if we had such coverage and the liquidity, or trading volume of our Common Shares may be limited, making it more difficult for a shareholder to sell shares at an acceptable price or amount. If any analysts do cover us, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

We may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in losses. Unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we may report charges of this nature could contribute to negative market perceptions about our or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We should be treated as a U.S. corporation for all U.S. federal income tax purposes.

Section 7874 of the of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provides a rule pursuant to which a foreign-incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes, such corporation an “inverted corporation.” We should be treated as an inverted corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. This means that, notwithstanding that we are a company incorporated in Canada, we should be treated for all U.S. federal income tax purposes as if we are a U.S. corporation and you will be treated for all U.S. federal income tax purposes as holding the shares of a U.S. corporation. As such, we should be subject to U.S. federal income tax as If we were organized under the laws of the United States or a state thereof. Generally, we should be required to file a U.S. federal income tax return annually with the U.S. Internal Revenue Service. We are also subject to tax in Canada. It is unclear how the foreign tax credit rules under the Code will operate in certain circumstances, given our treatment as a U.S. domestic corporation for U.S. federal income tax purposes and the taxation of the Company in Canada. Accordingly, it is possible that we will be subject to double taxation with respect to all or part of our taxable income.

The rules under Section 7874 are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to aspects of their application. If it were determined that we should be taxed as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, the U.S. federal income tax consequences described herein could be materially and adversely affected. For example, U.S. Holders (as defined below in “MATERIAL TAX CONSIDERATIONS — Material U.S. Federal Income Tax Considerations”) could be subject to the rules applicable to passive foreign investment companies. Beneficial owners of our shares should consult their own tax advisors with respect the tax consequences if we were classified as a foreign corporation for U.S. federal income tax purposes. The remainder of this Prospectus assumes that we will be treated for all U.S. federal income tax purposes as if we are a U.S. corporation. For a more detailed discussion on tax considerations, see “MATERIAL TAX CONSIDERATIONS — Material U.S. Federal Income Tax Considerations” below.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividend on our Common Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in our Common Shares will depend upon any future appreciation in their value. There is no guarantee that our Common Shares will appreciate in value or even maintain the price at which you purchased them.

USE OF PROCEEDS

We estimate that we will receive approximately $8,565,000 in net proceeds from the sale of 2,000,000 Common Shares offered by us in this Offering (or approximately $9,945,000 if the Underwriters exercise in full the Over-Allotment Option), based on an assumed Offering Price of $5.00 per Common Share, after deducting the underwriting discounts and commissions and estimated Offering expenses of approximately $635,000 payable by us.

The underwriters have an option to purchase up to 300,000 additional Common Shares at the public offering price less the underwriting discounts and commissions within 45 days after the date of this prospectus to cover-allotments, if any. Exercise by the underwriters of this option in full would result in additional net proceeds to us of approximately $1,380,000.

We intend to use the net proceeds from this Offering for the following purposes: (i) capital expenditures (39%), (ii) working capital and general corporate purposes (43%), (iii) marketing expenditures (14%) and (iv) research and development expenses (4%).

In particular, we intend to use the net proceeds from this Offering for the following target milestones, provided that, any shortfall in the Offering proceeds will be prorated accordingly and any excess will be allocated in accordance with the percentages in the preceding paragraph.

	Target Milestone	Target Start Date	Target Completion Date	Cost Estimate
1	Complete the build-out of our commercial scale PCP and APP facilities to be used in our future commercial plant in North Carolina (inclusive of all estimated direct and indirect capital expenditures)	IPO	IPO +6 months	$5.5M
2	Secure high-quality E-Waste feedstock through written supply arrangements to support process development, commissioning, and start-up activities	IPO	IPO +6 months	NA
3	Grow and train our front-line PCP and APP operating teams	IPO	IPO +6 months	$1M
4

Complete the commissioning of our facilities, and demonstrate ramp-up to full-scale PCP processing capacity of approximately 20-25 tonnes of E-Waste per day, including re-engineering and debottlenecking as needed

		IPO +6 months	IPO +12 months	$1M
5	Initiate and seek R2 Standard (as defined herein) certification	IPO +6 months	IPO +18 months	$250k
6	Add supplementary E-Waste supply contracts to ensure our PCP facility can be operated at design capacity of approximately 8,000 tonnes per year	IPO +6 months	IPO +18 months	NA
7	Achieve steady-state commercial production and revenue status	IPO +12 months	IPO +18 months	$750K
8	Initiate our R&D program to expand our competitive and environmental advantages	IPO +18 months	—	—
9	Develop facilities expansion and business growth roadmap (additional PCP and APP facilities, domestically/internationally)	IPO +18 months	—	—

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our expansion and development efforts, whether or not we enter into strategic transactions, our general operating costs and expenditures, and the changing needs of our business.

Our management will have discretion in allocating the net proceeds in accordance with the above priorities and purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our expansion and development efforts, whether or not we enter into strategic transactions, our general operating costs and expenditures, and the changing needs of our businesses.

Each $1.00 increase (decrease) in the assumed Offering Price of $5.00 per Common Share would increase (decrease) the net proceeds to us from this Offering by approximately $1,840,000, assuming the number of Common Shares offered by us, as set forth on the cover page of this Prospectus, remains the same, and after deducting the underwriting discounts and commissions payable by us. We may also increase or decrease the number of Common Shares we are selling in this Offering. An increase (decrease) of 1,000,000 in the number of Common Shares offered by us in this Offering, as set forth on the cover page of this Prospectus, would increase (decrease) the net proceeds to us from this Offering by approximately $4,600,000, assuming the Offering Price of $5.00 per Common Share remains the same, and after deducting the underwriting discounts and commissions payable by us.

We believe that our funds and the net proceeds from this Offering will be sufficient to continue our business and operations as currently conducted for the next 24 months; however, changing circumstances may cause us to consume capital significantly faster than we currently anticipate.

DIVIDEND POLICY

We have never paid dividends on our Common Shares. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. As such, we do not intend to declare or pay cash dividends on our Common Shares in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our Board of Directors subject to applicable laws and will depend upon, among other factors, our earnings, operating results, financial condition and current and anticipated cash needs. Our future ability to pay cash dividends on our Common Shares may be limited by the terms of any then-outstanding debt or preferred securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt and capitalization (pre- and post the 1:4 Reverse Split) as of December 31, 2021, and December 31, 2022:

•        on an actual basis;

•        unaudited, on a pro forma basis post the 1:4 Reverse Split; and

•        on a pro forma, as adjusted, basis to give effect to the above and the issuance of 2,000,000 Common Shares in this Offering at the Offering Price of $5.00 per Common Share, after deducting underwriting discounts and commissions and estimated Offering expenses payable by us, as set forth in this Prospectus.

You should read the following table in conjunction with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our financial statements and the related notes thereto included elsewhere in this Prospectus.

	As of December 31, 2021	As of December 31, 2022
(in US dollars, except share amounts)	Actual (audited)	Actual (audited)	Unaudited (post 1:4 Reverse Split)	Pro Forma, as Adjusted
Cash and cash equivalents	$414,047	$713,896	$713,896	$9,278,896
Debt:
Accounts payable and accrued liabilities	651,744	771,412	771,412	771,412
Short-term loans	277,331	95,355	95,355	95,355
Equipment loan	61,000	61,000	61,000	61,000
Grant payable	15,000	10,000	10,000	10,000
Trust liability	885,391	—	—	—
Lease liability	—	282,696	282,696	282,696
Debentures and interest payable(1)	nil	3,311,449	3,311,449	nil
Total debt:	$1,890,466	$4,531,912	$4,531,912	$1,220,463
Shareholders’ equity:
Common shares issued	8,559,864	8,559,864	2,139,974	8,789,518
Options issued	nil	nil	nil	nil
Warrants issued	25,208,116	25,208,116	6,302,015	2,177,016
Share capital	$2,822,311	$2,822,311	$2,822,311	$14,836,125
Contributed Surplus	$264,665	$264,665	$264,665	$127,300
Accumulated Other comprehensive income	$10,469	$145,189	$145,189	$145,189
Retained earnings (accumulated deficit)	$(3,673,739)	$(6,452,289)	$(6,452,289)	$(6,452,289)
Total shareholders’ equity (deficiency)	$(576,294)	$(3,220,124)	$(3,220,124)	$8,656,325
Total capitalization	$(576,294)	$(3,220,124)	$(3,220,124)	$8,656,325

____________

(1)      The Company issued $3,331,390 principal amount of Debentures on April 7, 2022. See “Liquidity and Capital Resources”.

DILUTION

The following discussion on dilution below is based on our outstanding Common Shares prior to and post the 1:4 Reverse Split.

Purchasers of the Common Shares in this Offering will experience immediate and substantial dilution to the extent of the difference between the Offering Price per Common Share paid by the purchasers of the Common Shares in this Offering and the pro forma, as adjusted net tangible book value per Common Share immediately after, and giving effect to, this Offering. Dilution results from the fact that the Offering Price per Common Share in this Offering is substantially in excess of the net tangible book value per Common Share attributable to our existing shareholders for our presently outstanding Common Shares.

Our historical net tangible book value per Common Share is determined by dividing our net tangible book value, which is the book value of our total tangible assets less the book value of our total liabilities, excluding lease liabilities, by the number of outstanding Common Shares. As of December 31, 2022, prior to a 1:4 Reverse Split, the historical net tangible book value of our Common Shares was $(3,219,310), or $(0.38) per Common Share. After giving effect to the 1:4 Reverse Split after December 31, 2022, our historical net tangible book value as of December 31, 2022 would have been $(3,219,310), or $(1.50) per Common Share.

After giving effect to the sale by us of 2,000,000 Common Shares in this Offering at an assumed Offering Price of $5.00 per Common Share, and (iii) receipt by us of the net proceeds of this Offering, after deduction of the underwriting discounts and commissions and the estimated Offering expenses payable by us, our pro forma, as adjusted net tangible book value as of December 31, 2022 would have been $8,657,139, or $0.99 per Common Share. The pro forma, as adjusted net tangible book value per Common Share immediately after the Offering is calculated by dividing the pro forma, as adjusted net tangible book value of $8,657,139 by 8,789,518 Common Shares (which is the pro forma, as adjusted Common Shares outstanding as of December 31, 2022). The difference between the Offering Price per Common Share post the 1:4 Reverse Split and the pro forma, as adjusted net tangible book value per Common Share represents an immediate increase in net tangible book value of $2.49 per Common Share to our existing shareholders, and an immediate dilution in net tangible book value of $4.01 per Common Share to purchasers of Common Shares in this Offering.

The following table illustrates this dilution to purchasers in this Offering on a per Common Share basis:

Assumed Offering Price per Common Share	$5.00
Net tangible book value per Common Share before this Offering (as of December 31, 2022), prior to the 1:4 Reverse Split	$(0.38)
Pro forma net tangible book value per Common Share before this Offering (as of December 31, 2022), post the 1:4 Reverse Split	$(1.50)
Increase in net tangible book value per Common Share attributable to purchasers in this Offering	$2.49
Pro forma, as adjusted net tangible book value per Common Share immediately after this Offering	$0.99
Dilution in pro forma, as adjusted net tangible book value per Common Share to purchasers in this Offering	$4.01

Each $1.00 increase (decrease) in the assumed Offering Price of $5.00 per Common Share would increase (decrease) the pro forma, as adjusted net tangible book value per Common Share immediately after this Offering by $0.20, and the dilution in pro forma, as adjusted net tangible book value per Common Share to purchasers in this Offering by $0.72, assuming the number of Common Shares offered by us, as set forth on the cover page of this Prospectus, remains the same, and after deducting the underwriting discounts and commissions payable by us.

We may also increase or decrease the number of Common Shares we are selling in this Offering. An increase (decrease) of 1,000,000 in the number of Common Shares offered by us in this Offering, as set forth on the cover page of this Prospectus, would increase (decrease) the pro forma, as adjusted net tangible book value per Common Share immediately after this Offering by $0.36, and the dilution in pro forma, as adjusted net tangible book value per Common Share to purchasers in this Offering by $0.49, assuming the assumed Offering Price of $5.00 per Common Share remains the same, and after deducting the underwriting discounts and commissions payable by us.

The table and information above assume no exercise by the Underwriters of their option to purchase additional Common Shares in this Offering. If the Underwriters exercise in full their option to purchase up to 300,000 additional Common Shares from us, the pro forma, as adjusted net tangible book value per Common Share immediately after this Offering would be $1.10 per Common Share, and the dilution in pro forma, as adjusted net tangible book value per Common Share to purchasers in this Offering would be $3.22 per Common Share, in each case assuming an assumed Offering Price of $5.00 per Common Share, and after deducting the underwriting discounts and commissions and estimated Offering expenses payable by us.

The following table summarizes, as of the date hereof, on an adjusted pro forma basis as described above, the number of Common Shares acquired or to be acquired, and the total consideration and the average price per Common Share (i) paid to us by existing shareholders and (ii) to be paid by new investors purchasing Common Shares in this Offering at an assumed Offering Price of $5.00 per Common Share, before deducting underwriting discounts and commissions and estimated Offering expenses payable by us.

	Common Shares		Total Consideration
	Number	Percent	Amount		Percent		Weighted Average Price Per Share
Existing shareholders	2,139,974	51.7%	$	[ ]	[ ]	%	$	[ ]
Purchasers in this Offering	2,000,000	48.3%	$	[ ]	[ ]	%	$	[ ]
Total	4,139,974	100%	$	[ ]	100%		$	[ ]

Each $1.00 increase (decrease) in the assumed Offering Price of $5.00 per Common Share would increase (decrease) the total consideration paid by purchasers in this Offering and the weighted average price per share paid by all shareholders by $[    ] and $[    ] per share, respectively, and in the case of an increase, would increase the percentage of total consideration paid by purchasers in this Offering by [    ]%, and in the case of a decrease, would decrease the percentage of total consideration paid by purchasers in this Offering by [    ]%, assuming the number of Common Shares offered by us, as set forth on the cover page of this Prospectus, remains the same, and after deducting the underwriting discounts and commissions payable by us.

Similarly, an increase (decrease) of 1,000,000 in the number of Common Shares offered by us in this Offering, as set forth on the cover page of this Prospectus, would increase (decrease) the total consideration paid by purchasers in this Offering and the weighted average price per share paid by all shareholders by $[    ] and $[    ] per share, respectively, and in the case of an increase, would increase the percentage of total consideration paid by purchasers in this Offering by [    ]%, and in the case of a decrease, would decrease the percentage of total consideration paid by purchasers in this Offering by [    ]%, assuming the assumed Offering Price of $[    ] per Common Share remains the same, and after deducting the underwriting discounts and commissions payable by us.

The table and information above assume no exercise by the Underwriters of their option to purchase additional Common Shares in this Offering. If the Underwriters exercise in full their option to purchase up to [    ] additional Common Shares from us, the number of Common Shares underlying the Common Shares held by purchasers in this Offering would be increased to [    ] Common Shares, or [    ]% of the total number of Common Shares outstanding immediately after this Offering, and the percentage of Common Shares held by our existing shareholders would be reduced to [    ]% of the total number of Common Shares outstanding immediately after this Offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section of this Prospectus entitled “Business”, and our consolidated financial statements and related notes thereto, included elsewhere in this Prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our current plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

This Management Discussion and Analysis (“MD&A”) supplements, but does not form part of, the Consolidated Financial Statements for the years ended December 31, 2022 and 2021. Consequently, the following discussion and analysis of the financial condition and results of operations for the Company should be read in conjunction with the Consolidated Financial Statements for the years ended December 31, 2022 and 2021, and the related notes therein, which have been prepared in accordance with International Financial Reporting Standards, consistently applied.

Corporate Overview

The Company was incorporated under Business Corporations Act (British Columbia) on January 26, 2021.

On August 19, 2021, the Company and UMI entered into the Merger Agreement, providing for the acquisition of all the issued and outstanding common shares of UMI. Pursuant to the Merger Agreement, UMI and Urban Mining Merger Sub, Inc., a wholly-owned subsidiary of the Company, amalgamated/merged and continued under the name of UMI. As a result of the Merger, UMI became a wholly-owned subsidiary of the Company on September 1, 2021. Subsequently, UMI changed its name to Modern Mining Technology Corp. as of December 8, 2021. UMI was incorporated in the State of Delaware on August 8, 2017 for the purpose of refining precious metals from E-Waste.

Modern Mining is a “landfill-to-commodity” business aiding the transition away from traditional mining to a cleaner, safer and profitable process to mine valuable metals from a vast, growing and largely ignored global resource, electronic waste or E-Waste (or sometimes also referred in the waste industry as “EEE” for Electrical and Electronic Equipment or “WEEE” for Waste Electrical and Electronic Equipment). E-Waste includes all items of electrical and electronic equipment that have been discarded as waste (including a wide range of products; almost any household or business item with circuitry or electrical components). Once concentrated, the resulting material serves as feedstock for the Company’s purification process.

Our U.S. wholly-owned operating subsidiary (formerly, “Urban Mining International Inc.”, and subsequent to the completion of the Merger, “Modern Mining Technology Corp.”) was originally incorporated in August, 2017. Since 2017, management has been focused on research and development activities relating to the feasibility of its business of the treatment of electronic waste and the processes associated therewith. To that end, the Company purchased and installed certain equipment that allowed for the testing of the Company’s E-Waste recovery processes. Such research and development activities resulted in the sale of recovered gold in 2020 in the amount of $23,586.

The Company formerly operated out of a 14,400 square foot facility located at 5905 Triangle Dr., Raleigh, North Carolina, 27617 pursuant to a lease dated July 29, 2020 (the “Former Facility Lease”). On October 22, 2021, the Company, with the consent of the landlord thereunder, surrendered the Former Facility Lease due to the fact that the Company determined it needed a larger facility to accommodate its anticipated growth and scale-up plans. On September 21, 2022, the Company entered into a lease agreement with Grand Ventures, LLC, a North Carolina limited liability company, for the lease of the Company’s North Carolina facility for E-Waste feedstock processing. The lease term is for three years, with a right to extend it for three additional one year terms. Annual rent during the first three lease years is $120,000, payable in monthly installments of $10,000. This is subject to adjustment upon extension of the lease term.

Operating Segments

The Company operates in one operating segment, namely the refinement of precious metals from E-Waste.

To date, the Company has generated nominal revenues from its operations. For the years ended December 31, 2022 and 2021, the Company had no revenues due to the Company focusing on revamping its business operations, facility, and financing opportunities.

The Company has and expects to continue to report negative earnings until the Company’s E-Waste processing program ramps up to full-scale production. The Company will continue to utilize proceeds from financing and equity issuances to fund its business operations and general and administrative operating costs.

Years Ended December 31, 2022 and 2021

Results of Operations

Comprehensive loss reported during the year ended December 31, 2022 was $2,643,830 compared to comprehensive loss of $2,075,902 in the prior year. The main fluctuations in costs were as follows:

Professional fees (rounded to the nearest ‘000)	Year Ended December 31, 2022	Year Ended December 31, 2021
	$929,000	$535,000
Variance	$394,000	—

Increased professional fees were due to additional legal and accounting fees related to the Company preparing for this Offering.

Consulting fees (rounded to the nearest ‘000)	Year Ended December 31, 2022	Year Ended December 31, 2021
	$461,000	$27,000
Variance	$434,000	—

Increased consulting fees were due to various consulting agreements related to the Company preparing for this Offering.

Management and director fees (rounded to the nearest ‘000)	Year Ended December 31, 2022	Year Ended December 31, 2021
	$448,000	$150,000
Variance	$298,000	—

Increased management and director fees were mainly due to management and director fees incurred for the entire year ended December 31, 2022.

Liquidity and Capital Resources

Subsequent to December 31, 2022

On May 11, 2023, we effected a 1-for-4 reverse stock split of all of our issued and outstanding Common Shares and accordingly, 8,559,864 Common Shares were consolidated into 2,139,974 Common Shares.

Subsequent to December 31, 2021

On April 7, 2022, pursuant to the Debenture Offering, the Company issued $3,331,390 principal amount of 5% unsecured Debentures in a private placement. The Debentures were issued pursuant to a Debenture Indenture made as of April 7, 2022 between the Company and Computershare, as trustee.

Pursuant to the Debenture Offering, CDS & Co is the registered holder of a global debenture certificate in the amount of $2,159,850 and holds same for multiple beneficial holders of the Debentures while the balance of Debentures (namely $1,171,540 principal amount), are held in certificated form or are represented by DRS advices in the name of various investors. In connection with the Debenture Offering, a total of 535 investors participated and the Company paid $156,994 in commissions to various investment dealers/brokers.

The Debenture Indenture contains customary provisions typically found in an instrument of this type including, among other things, mechanisms for the holding of Debenture holder meetings. The Debentures rank pari-passu with each other series of Debentures issued pursuant to the Debenture Indenture. The Debentures bear interest at five percent (5%) per annum and are unsecured obligations of the Company. The Debentures are due thirty-six (36) months following their issuance (i.e. April 7, 2025). The Debenture Indenture also provides that in the event the Company completes a U.S. listing (i.e., the Offering), the principal amount plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $20.00 (post-1:4 Reverse Split), and shall be subject to a six (6) month hold period from the closing of the Offering. The Company shall, by the Closing of the Offering, obtain an agreement from all Debenture holders to extend the lock-up period for an additional six (6) months such that the lock-up period shall be twelve (12) months from the closing of the Offering.

In February 2022, the Company entered into the transition agreement with Basil Botha, to provide technical advisory services at $14,000 per month payable until eighteen months following the date of completion of the Offering. Mr. Botha will also be entitled to a one-time bonus of $50,000 upon closing of the Offering for Mr. Botha assisting the Company in (i) securing the lease of the new Facility, (ii) assisting in the commissioning of key pilot plant equipment and (iii) managing the engineering study presently being conducted by a third party process modelling and industrial optimization firm. The Company further agreed to repay the short-term loan of $78,050 plus interest within ten days of closing of the Offering.

Years Ended December 31, 2022 and 2021

The Company has financed its operations from equity and debt advances from its shareholders. The Company has no external credit facilities or bank loans.

The Company has an authorized capital consisting of an unlimited number of Common Shares of which, as of the date hereof, 2,139,974 Common Shares are issued and outstanding (post-1:4 Reverse Split).

The Company has entered into a contractual arrangement that include right-of-use assets that relate to the lease of its operating facility. On September 22, 2022, the Company entered into a lease agreement for the lease of the Company’s North Carolina facility for E-Waste feedstock processing. The lease term is for three years, with a right to extend for three additional one year terms. Annual rent during the first three lease years is $120,000, payable in monthly installments of $10,000. This is subject to adjustment upon extension of the lease term. A security deposit in the amount of $30,000 was paid upon execution of the lease and will be returned without interest at the end of the term, or upon the earlier termination within the conditions of this lease. The incremental borrowing rate utilized to discount future lease payments is 12%.

No shares were issued during the year ended December 31, 2022.

As at December 31, 2022, the Company had 25,208,116 warrants that were issued and outstanding (pre-1:4 Reverse Split). These warrants remained anti-dilutive as at December 31, 2022, and therefore, were not included in the calculation of diluted earnings per share. As of the date hereof; the Company had 6,302,015 warrants that were issued and outstanding following the 1:4 Reverse Split.

As stated previously, ahead of the completion of the Merger, Fortuna Investment Corp., an affiliate of Fortuna, loaned funds to UMI in the aggregate principal amount of $111,000. The principal amount was advanced in two installments (on June 4, 2021 for $60,000 and on July 14, 2021 for $51,000). In addition, on June 17, 2021, and arm’s-length investor advanced $45,000 to UMI. All such advances bore interest at five percent (5%) per annum. Such advances, together with interest thereon, were paid in full between April 21-26, 2022.

Basil Botha, the Company’s former President, Chief Executive Officer and Director, advanced $78,050 in three installments (on March 15, 2021 for $16,050; on March 29, 2021 for $34,000 and on July 15, 2021 for $28,000). These advances, which bear interest at one percent (1%) per month on a compounded basis, are to be repaid in full within ten (10) days of the closing of the Offering.

Howard Glicksman, the Company’s former Chief Technology Officer and Director, advanced $31,000 in two installments (April 15, 2021 for $16,000); and September 30, 2021 for $15,000). The advances carried interest at one percent (1%) per month and were to be repaid when the Company was able to make repayment. The Company fully repaid these installments in July 2022.

On August 7, 2021, UMI issued 49,500,000 warrants (the “UMI Warrants”) to investors in a private placement. Each UMI Warrant was issued for consideration of C$0.0035 for aggregate gross proceeds of C$173,250 ($137,365). Upon completion of UMI’s 1:3 Reverse Split, the UMI Warrants were consolidated into 16,500,000 warrants with a revised.

exercise price of C$0.25 (the “Investor Rights Warrants”). Subsequently, upon completion of the Merger, the Investor Rights Warrants were exchanged for an equivalent number of warrants of the Company. The Investor Rights Warrants were further consolidated into 4,124,999 Investor Rights Warrants with a revised exercise price of C$1.00 following the 1:4 Reverse Split. The Investor Rights Warrants will automatically convert to Common Shares upon the closing of this Offering on a cashless basis and assuming an Offering Price of $5.00 and a $0.80 post-1:4 Reverse Split exercise price, holders of the Investor Rights Warrants will receive 0.84 Common Shares per Investor Rights Warrant held, subject to the IRA Blocker (as defined herein). Common Shares issued in exchange for the Investor Rights Warrants are subject to further resale restrictions such that they will be released from lock-up twelve (12) months following the closing of the Offering.

On November 9, 2021, the Company issued 317,537 Common Shares (post-1:4 Reverse Split) in a private placement for $2.00 per Common Share (C$2.49), to raise aggregate gross proceeds of $635,075.

Plan of Operations

The continuation of our current plan of operations requires us to raise significant additional capital. If we are successful in raising capital through the sale of Common Shares pursuant to this Offering, we believe that the Company will have sufficient cash resources to fund its plan of operations for the next 24 months. If we are unable to do so, we may have to curtail and possibly cease some operations. The Company intends to receive proceeds from the Offering to carry out the following near term and longer-term goals. The approximate timing and costs associated with these target milestones are also summarized below. These target dates and cost estimates may change subject to multiple factors including, but not limited to, the following: (i) the timing of the Offering and quantity of capital raised; (ii) key equipment availability, cost, and delivery timing; (iii) supply chain fluctuations; (iv) availability and access to labor markets (skilled and unskilled); (v) permitting processes; and (vi) availability and costs of E-Waste feedstock supply. See also “Risk Factors”.

	Target Milestone	Target Start Date	Target Completion Date	Cost Estimate
1	Complete the build-out of our commercial scale PCP and APP facilities to be used in our future commercial plant in North Carolina (inclusive of all estimated direct and indirect capital expenditures)	IPO	IPO +6 months	$5.5M
2	Secure high-quality E-Waste feedstock through written supply arrangements to support process development, commissioning, and start-up activities	IPO	IPO +6 months	NA
3	Grow and train our front-line PCP and APP operating teams	IPO	IPO +6 months	$1M
4

Complete the commissioning of our facilities, and demonstrate ramp-up to full-scale PCP processing capacity of approximately 20-25 tonnes of E-Waste per day, including re-engineering and debottlenecking as needed

		IPO +6 months	IPO +12 months	$1M
5	Initiate and seek R2 Standard (as defined herein) certification	IPO +6 months	IPO +18 months	$250k
6	Add supplementary E-Waste supply contracts to ensure our PCP facility can be operated at design capacity of approximately 8,000 tonnes per year;	IPO +6 months	IPO +18 months	NA
7	Achieve steady-state commercial production and revenue status	IPO +12 months	IPO +18 months	$750K
8	Initiate our R&D program to expand our competitive and environmental advantages	IPO +18 months	—	—
9	Develop facilities expansion and business growth roadmap (additional PCP and APP facilities, domestically/internationally)	IPO +18 months	—	—

We will continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

Historical Cash Flow Information

Summary of Annual and Interim Results

The following tables summarize selected financial data for the Company for each of the two most recently completed financial years. The information set forth below should be read in conjunction with the consolidated audited financial statements, prepared in accordance with International Financial Reporting Standards and Canadian generally accepted accounting principles as applicable.

Fiscal Year Ended	December 31, 2022	December 31, 2021
Total Revenues	$—	$—
Net Loss for the Year	$2,778,550	$2,086,371
Loss per Share (Basic and Diluted)	$(0.32)	$(0.28)
Loss per Share (Basic and Diluted) – post the 1:4 Reverse Split, Unaudited(1)	$(1.30)	$(1.13)
Total Assets	$1,311,788	$1,314,172

____________

(1)      Following the 1:4 Reverse Split, Basic and Diluted Loss per Share was revised accordingly (unaudited).

Outstanding Shares

As at December 31, 2022, the Company had 8,559,864 Common Shares issued and outstanding on a non-diluted basis (pre-1:4 Reverse Split).

As at December 31, 2022, the Company had 25,208,116 warrants that were issued and outstanding (pre-1:4 Reverse Split). These warrants remained anti-dilutive as at December 31, 2022 and as at the date hereof, and therefore, were not included in the calculation of diluted earnings per share.

As of the date hereof, the Company had 2,139,974 Common Shares issued and outstanding and 6,302,015 warrants that were issued and outstanding following the Company’s 1:4 Reverse Split.

As at the date hereof, potentially dilutive securities for the diluted earnings per share calculations consist of 666,278 contingently issuable shares of convertible debt at an assumed conversion price of $5 per common share and 6,302,015 share purchase warrants. When a loss from continuing operations exists, all dilutive securities and potentially dilutive securities are anti-dilutive and are therefore excluded from the computation of diluted earnings per share.

As of the date hereof, the Company has 4,124,999 Investor Rights Warrants issued and outstanding, each of which will automatically convert to Common Shares upon the closing of this Offering as described elsewhere in this prospectus. Common Shares issued in exchange for the Investor Rights Warrants are subject to further restrictions such that they will be released from lock-up twelve (12) months following the closing of the Offering.

On April 7, 2022, the Company issued $3,331,390 principal amount of 5% unsecured convertible debentures in a private placement. The Debenture Indenture provides that in the event the Company completes a U.S. listing, such as this Offering, the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $20.00 (post-1:4 Reverse Split), and shall be subject to a six (6) month hold period from the closing of the Offering. The Company shall, by the Closing of the Offering, obtain an agreement from all Debenture holders to extend the lock-up period for an additional six (6) months such that the lock-up period shall be twelve (12) months from the closing of the Offering.

Financial Position and Liquidity as at December 31, 2022

As at December 31, 2022, the Company’s financial instruments consisted of cash and cash equivalents, restricted cash, security deposit, accounts payable and accrued liabilities, equipment loan, short-term loans, convertible debt and interest payable.

The following discussion relates to the year ended December 31, 2022 and compares that to fiscal 2021:

As at December 31, 2022, the Company had a working capital deficit of $194,332 compared to a working capital deficit of $576,294 as at December 31, 2021.

Cash used in operating activities during year ended December 31, 2022 totaled $2,408,811 (December 31, 2021: $622,768).

Cash used in investing activities during the year ended December 31, 2022 totaled $200,643 (December 31, 2021: $Nil).

Cash raised in financing activities during the year ended December 31, 2022 totaled $2,890,008 (December 31, 2021: $936,918).

Financial Position and Liquidity as at December 31, 2021

As at December 31, 2021, the Company’s financial instruments consisted of cash and cash equivalents, security deposit, trust account, accounts payable and accrued liabilities, trust liability, equipment loan and short-term loans.

The following discussion relates to the year ended December 31, 2021 and compares that to the fiscal 2020:

As at December 31, 2021, the Company had a working capital deficit of $576,294 compared to a working capital deficit of $137,413 as at December 31, 2020.

Cash used in operating activities during year ended December 31, 2021 totaled $622,768 (December 31, 2020: $267,482).

Cash used in investing activities during the year ended December 31, 2021 totaled $Nil (December 31, 2020: $142,136).

Cash raised in financing activities during the year ended December 31, 2021 totaled $936,918 (December 31, 2020: $505,707).

Trend Information

Because we are still in the start-up phase of our operations, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Prospectus to not be indicative of future operating results or financial condition.

Going Concern

The Company is in the preliminary stages of its planned operations and has not yet determined whether its processes and business plans are economically viable. The continued operations of the Company are dependent upon the ability of the Company to obtain sufficient funding to carry out its business plans, the existence of future profitable production, or alternatively, upon the Company’s ability to dispose of its assets on an advantageous basis, all of which are uncertain.

The Company’s consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company will need to raise additional capital in the near term to fund its ongoing operations and business activities. There can be no assurance that this Offering will conclude or that other financings will be available on terms acceptable to the Company or at all. As a result of these circumstances, there are material uncertainties that cast significant doubt as to the appropriateness of the going concern presumption.

The business of environmental recycling and processing involves a high degree of risk, and there can be no assurance that current business development programs will result in profitable operations. The Company’s continued existence is dependent upon the acquisition of assets, preservation of its interest in the underlying assets, acquisition of various licenses, the achievement of profitable operations, or the ability of the Company to raise alternative financing, if necessary, or alternatively upon the Company’s ability to dispose of its assets and operations on an advantageous basis.

The Company’s consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and classifications in the statement of financial position that may be necessary if the Company were unable to continue as a going concern, and these adjustments could be material.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Direct Capital Expenditures

Our contractual obligations for ongoing capital expenditures are described below. With the proceeds from the recently completed Debenture Offering, we have entered into a new facility lease in Greenville, North Carolina and acquired various pieces of production equipment.

The Company estimates that to equip its new production facility with the required processing equipment (including laboratory equipment) to run its main US processing facility, will require an initial investment of approximately $1.6-$2.1 million in direct capital. Such equipment includes, but is not limited to, gas scrubbers, conveyor belt systems, sensor based sorters, air compressors, various shredders and sizers, dying units, dissolution and precipitate vessels, various chemical process tanks, induction melting systems, vacuum filtration units, security systems, etc. The Company understands that such capital costs and time lines could change, and as such, it continues to review and update major equipment quotes ahead of any advance procurement strategies.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to pursue the Company’s objectives. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

In the management of capital, the Company includes its cash balances and components of shareholders’ equity. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue additional shares, issue debt, acquire or adjust the amount of cash and cash equivalents and investments.

At this stage of the Company’s development, in order to maximize ongoing development efforts, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

Emerging Growth Company Status

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to SEC reporting companies that are not emerging growth companies. For so long as we remain an emerging growth company, we will not be required to, among other things:

•        present more than two years of audited financial statements and two years of related management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this Prospectus forms a part;

•        have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

•        disclose certain executive compensation related items.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this Offering, (ii) the last day of the fiscal year during which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Common Shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In this Prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information that we provide in this Prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

BUSINESS

Our History

The Company was incorporated on January 26, 2021 in the Province of British Columbia, Canada as 1285896 B.C. Ltd. The Company’s name was changed to “Modern Mining Technology Corp.” on September 1, 2021. The Company is an early-stage company headquartered in Vancouver, Canada with a focus on E-Waste recycling and processing.

Our registered and head office is located at 1055 West Georgia Street, 1500 Royal Centre, Vancouver, British Columbia, V6E 4N7 Canada. Our business operations will be located in Greenville, North Carolina. Our website address is www.modernmining.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Prospectus.

Pursuant to our notice of articles, we are authorized to issue an unlimited number of Common Shares. As of July 25, 2023, we had 2,139,974 Common Shares issued and outstanding (post-1:4 Reverse Split).

The Company has one wholly-owned U.S. subsidiary, Modern Mining Technology Corp., which was formed under the laws of the State of Delaware on August 8, 2017 under the name “Evotus Inc.” It subsequently changed its name to “Urban Mining International Inc.” and ultimately, “Modern Mining Technology Corp.”

Recent Developments

In March 2021, UMI and Fortuna engaged in due diligence and preliminary discussions regarding a possible business combination transaction. In connection with such discussions, on or around May 5, 2021, UMI and Fortuna entered into a non-binding letter of intent. Negotiation regarding the Merger Agreement (as defined below) and related matters commenced thereafter and continued until the Merger Agreement between UMI, the Company and Merger Sub was executed.

In connection with the Merger, on August 19, 2021, the board of directors of UMI unanimously: (a) approved the consummation of the Merger and the transactions contemplated therein; and (b) determined that the Merger was in the best interests of UMI and its stakeholders. On August 23, 2021, the shareholders of UMI approved the Merger.

Pursuant to the Merger Agreement, on September 1, 2021, the Merger was completed. UMI then changed its name to Modern Mining Technology Corp. on December 8, 2021.

All securities issued by the Company in connection with the Merger are currently subject to restrictions such that during the period ending on the date twelve (12) months after the Offering (herein, the “Lock-Up Period”) the holder thereof may not (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Shares, preferred shares or securities exercisable, convertible or exchangeable for Common Shares or preferred shares of the Company (“Capital Shares”) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Shares or other securities, in cash or otherwise. After the expiration of such Lock-Up Period, until the date twenty-eight (28) months after the date of the IPO (the “Leak-Out Period”) such holder may only sell shares of Capital Shares within the following cumulative limits based on the aggregate number of shares of Capital Shares beneficially owned by such holder on the commencement date of such Leak-Out Period:

•        12 months from closing of the Offering — 20%

•        16 months from closing of the Offering — 20%

•        20 months from closing of the Offering — 20%

•        24 months from closing of the Offering — 20%

•        28 months from closing of the Offering — 20%

The Company shall, by the Closing of this Offering, obtain an agreement from all holders of securities issued by the Company in connection with the Merger to extend the lock-up period for an additional six (6) months such that the lock-up period shall be eighteen (18) months from the closing of this Offering, after which the locked-up securities will be released on staggered dates as follows, with all securities released from lock-up ten (10) months after the expiry of the initial eighteen (18) month lock-up period. The following cumulative limits on sales of Capital Stock would replace the existing limits referenced above.

•        18 months from closing of the Offering — 16.7%

•        20 months from closing of the Offering — 16.7%

•        22 months from closing of the Offering — 16.7%

•        24 months from closing of the Offering — 16.7%

•        26 months from closing of the Offering — 16.7%

•        28 months from closing of the Offering — the remainder.

Prior to the completion of the Merger, UMI completed the 1:3 Reverse Split. As a result, 21,868,905 common shares were consolidated into 7,289,715 common shares. Upon completion of the Merger, all such shares of UMI were exchanged into 7,289,715 Common Shares.

In addition to the completion on September 1, 2021 of the Merger described above, the Company and its wholly-owned U.S. subsidiary, have raised debt and equity capital as described below.

In connection with the anticipated completion of the Merger, Fortuna Investment Corp., an affiliate of Fortuna, loaned funds to UMI in the aggregate principal amount of $111,000. The principal amount was advanced in two installments (June 4, 2021 for $60,000 and July 14, 2021 for $51,000). In addition, on June 17, 2021, an arm’s-length investor advanced $45,000 to UMI. All such advances bore interest at five percent (5%) per annum. Such advances, together with interest thereon, were paid in full between April 21-26, 2022.

Basil Botha, the Company’s former President, Chief Executive Officer and Director, advanced $78,050 in three installments (March 15, 2021 for $16,050; March 29, 2021 for $34,000 and July 15, 2021 for $28,000). The advances bear interest at one percent (1%) per month and are to be repaid in full within ten (10) days of closing of the Offering.

Howard Glicksman, the Company’s former Chief Technology Officer and Director, advanced $31,000 in two installments (April 15, 2021 for $16,000); and September 30, 2021 for $15,000). The advances carried interest at one percent (1%) per month and were to be repaid when the Company was able to make repayment. The Company fully repaid these installments in July 2022.

In connection with the anticipated completion of the Merger, on August 7, 2021, UMI issued 49,500,000 UMI Warrants to investors in a private placement. Each UMI Warrant was issued for consideration of C$0.0035 for aggregate gross proceeds of C$173,250 ($137,365). Upon completion of the 1:3 Reverse Split, the UMI Warrants were consolidated into 16,500,000 Investor Rights Warrants. Subsequently, upon completion of the Merger, the Investor Rights Warrants were exchanged for an equivalent number of warrants of the Company. The Investor Rights Warrants were further consolidated into 4,124,999 Investor Rights Warrants following the 1:4 Reverse Split. The Investor Rights Warrants will automatically convert to Common Shares on a cashless basis upon the closing of this Offering and assuming an Offering Price of $5.00 and a $0.80 (C$1.00) post-1:4 Reverse Split exercise price, holders of the Investor Rights Warrants will receive 0.84 Common Shares per Investor Rights Warrant held, subject to the IRA Blocker provisions described elsewhere in this prospectus. The Common Shares issued in exchange for the Investor Rights Warrants are subject to further resale restrictions such that they will be released from lock-up twelve (12) months following the closing of the Offering.

On November 9, 2021, the Company issued 317,537 Common Shares (post-1:4 Reverse Split) in a private placement for $2.00 per Common Share (C$2.49), to raise aggregate gross proceeds of $635,075.

With effect as of March 1, 2022, Kuljit (Jeet) Basi was appointed the President and Chief Executive Officer of the Company and Basil Botha, the Company’s former President, Chief Executive Officer and director of the Company, transitioned into a new role with the Company as its Principal Technical Advisor.

On April 7, 2022, the Company completed the Debenture Offering. The Debentures were issued pursuant the Debenture Indenture between the Company and Computershare. The Debenture Indenture contains customary provisions typically found in an instrument of this type including, among other things, mechanisms for the holding of Debenture holder meetings. The Debentures rank pari-passu with each other series of Debentures issued pursuant to the Debenture Indenture. The Debentures bear interest at five percent (5%) per annum and are unsecured obligations of the Company. The Debentures are due thirty-six (36) months following their issuance (i.e. April 7, 2025). The Debenture Indenture also provides in the event the Company completes a U.S. listing (i.e., the Offering), the principal amount plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $20.00 (post-1:4 Reverse Split), and shall be subject to a six (6) month hold period from the closing of the Offering. The Company shall, by the Closing of the Offering, obtain an agreement from all Debenture holders to extend the lock-up period for an additional six (6) months such that the lock-up period shall be twelve (12) months from the closing of the Offering.

On July 13, 2022, the Company entered into the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, the Company agreed that each Investor (as defined in the Investor Rights Agreement) shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote on any matter at any meetings of shareholders of the Company. Each Company warrant entitles the holder thereof to one vote per warrant. Further, the Warrantholder Representative shall be entitled to nominate three (3) directors to the Board, provided that each director nominee shall be a Canadian resident and shall meet the requirements of applicable corporate, securities and other laws. The Investor Rights Agreement will terminate upon completion of the Offering, and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants will also terminate at such time.

On August 31, 2022, the Company entered into the Convertible Debentures IRA. Pursuant to the Convertible Debentures IRA, the Company agreed that each Investor (as defined in the Convertible Debentures IRA) shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote on any matter at any meetings of shareholders of the Company. Assuming an Offering Price of $5.00, each $3.00 of Convertible Debentures will equal to one Common Share, entitling the holder thereof to one vote.

On September 21, 2022, the Company entered into a lease agreement with Grand Ventures, LLC, a North Carolina limited liability company, for the lease of the Company’s North Carolina facility for E-Waste feedstock processing. The lease term is for three years, with a right to extend it for three additional one year terms. Annual rent during the first three lease years is $120,000, payable in monthly installments of $10,000. This is subject to adjustment upon extension of the lease term. At any time during the lease term, the Company has the right to terminate the lease upon twelve (12) months’ prior written notice to Grand Ventures, LLC.

On May 11, 2023, we effected the 1-for-4 Reverse Split and accordingly, 8,559,864 Common Shares were consolidated into 2,139,974 Common Shares.

Our Company

The Company is a “landfill-to-commodity” focused business venture, offering a cleaner, safer, and lower-cost alternative compared to traditional mining operations. Our core business is aimed at processing and extracting strategic commodities from the vast, growing, and largely ignored global resource of E-Waste, and transforming these end-of-life landfill-bound materials into high-value resources. Value is captured by using our aqueous based processes to recover, process and refine commodity metals such as: gold, palladium, silver, copper and potentially 30 other metals.

Our Market

Our market consists of two parts: E-Waste feed supply and produced commodity sales.

E-Waste Feed Supply

The Report provides that the world dumped a staggering 53.6 million tonnes of E-Waste in 2019 alone — equivalent to the weight of 250,000 jumbo jets. The Report also predicts global E-Waste will reach 74 million tonnes annually by 2030. The Report further indicates that approximately $57 billion worth of gold, silver, copper, platinum and other high-value, recoverable materials were wasted through landfill dumping or incineration burning, rather than being collected for treatment and reuse. It is Modern Mining’s business objective to address this situation and recover lost commodity materials from this E-Waste.

Commodity Sales

The Journal also produced findings that the cost to recycle E-Waste is significantly less than the cost of traditional mining. Lower production costs is a strategic advantage compared to traditional commodity producers. In addition to an increasing world appetite for commodities, a number of large companies have announced their roadmaps to a more socially responsible supply chain. For example, in 2017, Apple announced its intention to use only renewable or recyclable materials in its products while, in 2021, Dell announced its goal of making more than 50% of their products content with recycled or renewable material. These are two examples of a growing trend of companies being more aware of their supply chains.

Our Business, Our Products and Services

Our wholly-owned U.S. subsidiary, largely focusing on research and development in the E-Waste sector, conducted internal and external bench scale and pilot plant testing from its facilities in Raleigh, North Carolina to demonstrate proof of concept. The external tests were done to ensure that we would be able to liberate metals and separate them from the plastic. MSC was successfully created by this process. The internal tests were done to ensure that MSC was able to undergo purification, which it was, and we were able to produce a doré bar. The internal test work was aimed at generating technical inputs needed to for our proposed plan to design a commercial scale E-Waste processing facility using our proposed proprietary two-step PCP and APP process.

To achieve our objectives, we have developed a two-step propriety process while our envisioned value-chain can be broken down into 3 main steps:

1)      We secure quality E-Waste feedstock from primary recyclers.

2)      We separate the plastics from the metals using our proprietary pre-concentration methods. The plastics are then sold to downstream third-party recyclers and suppliers.

3)      The concentrated metals streams are treated though our proprietary aqueous purification process, and the metal products are then sold into industrial supply chains.

The following depicts the Company’s three main processing steps:

The first step in our process is securing quality E-Waste feedstock from established primary recyclers through stringent but practical contracts to ensure source consistent quality and quantities. These recyclers collect and break down bulk products and combine the E-Waste into separate product streams for downstream processing.

By its nature, the feedstock will be variable, due to the large variety of PCBs that exist. To give a basis for the plant design, we calculated a “typical” feedstock composition. This was done by assigning the feedstock into one of five categories (low grade, low to mid-grade, mid-grade, mobile phone PCBs, and ram PCBs). Metal concentration values were collected from public literature for each of these categories. The lowest non-zero published concentration for each metal and for each category was using in the typical feed stock calculations. With these metal concentration numbers, we calculated a weighted average, based on our existing non-binding supplier LOIs, and calculated a global “typical” feedstock composition. The “typical” metal concentrations was used in the typical feedstock calculations. The “typical” metal concentrations are: Cu 150.7 kg/t; Sn:14.1 kg/t; Au: 136.11 g/t; Ag: 619.65 g/t and Pd: 60.17 g/t. The calculated typical gold grade if 136 g/t is 100 times higher than the average gold mine grade.

Pre-Concentration Plant

The second step in our process is the PCP. The primary purpose of the PCP is to isolate and separate the high-value metals from the plastics, epoxy resins, and fiberglass contained in the feedstock. Building on our bench and pilot plant process designs, target commodities in the incoming feedstock will be liberated using various mechanical methods and then recovered into MSC. This will be done using various combinations of advanced beneficiation techniques, such as sensor-based sorting, gravimetric discretization, electromagnetic scanning and physical separation. By locating PCPs close to suppliers of E-Waste, we aim to reduce transportation costs of both our incoming feedstock and the MSC for downstream processing at our centralized APP.

The PCP design was tested at both the low grade and ram PCB (high grade) ends of the supply spectrum and was found to produce comparable MSC, independent of the feed grade.

Aqueous Purification Plant

The third step in our process is the APP itself. The primary purpose of the APP is to isolate the high-value metals within the MSC, separate them from each other, and then convert the individual metals into refined products for sale. Target commodities from the incoming MSC (such as gold, silver, copper, platinum, palladium and tin) will be liberated and separated using liquid-based methods, and then purified into further refined products using specialized combinations of advanced hydrometallurgical techniques, such as precipitation reactions, ionic dissolution, lixiviant saturation and selective concentration. APPs will be strategically located in centralized hubs to take advantage of logistical and infrastructure related synergies. Commercial APPs will be expected to process MSCs from multiple PCPs, thus, they will be designed to allow the facility to operate across a wide range of metal recovery and product grade conditions.

Test work, coupled with published literature, indicate that an overall plant performance objective of greater than 90% recovery of economic metals is achievable for our combined processes. For illustrative purposes, based on the envisioned “typical” feedstock metal concentrations, coupled with our recovery performance objectives, it is anticipated that on average every 1,000lbs of processed feedstock will yield approximately 135 pounds of copper, 13 pounds of tin, 1.8 ounces of gold, 8.2 ounces of silver, and 0.8 ounces of palladium.

We plan to sell final products produced by the APPs on the metal commodities markets into both domestic and international supply chains.

The Company aims to target an All-In Sustainable Cost (AISC) of $1,350 per Gold Equivalent Ounce (GEO) produced from start-up through commercialization, and will seek to reduce AISC and grow margins post commercialization through the implementation of prescriptive growth, optimization, and R&D plans.

We have engaged a third-party process modelling and industrial optimization firm to assist in layout optimization, 3D modelling, and dynamic simulation studies on our first commercial scale PCP and APP. These proposed plants will be co-located in our future commercial facility in North Carolina. Our current Greenville facility presently serves only as a pilot and demonstration plant that we intend to use to continue to optimize our recovery processes that we ultimately plan to move to commercial scale production at a future location. In the long-term, we intend to secure a larger facility in the Raleigh or Greenville area of North Carolina to serve as our commercial-scale production facility although such future facility has yet to be identified as our current pilot plant facility still has significant capacity that we foresee being adequate in the short-term. The commercial PCP will be designed to treat approximately 8,000 tonnes of E-Waste per year and the commercial APP will be designed to be able to process concentrate from up to four future PCPs.

After completion of the build-out of our initial PCP and APP plants (expected to take approximately eighteen (18) months including a six (6) month commissioning period), we believe that we can be a commercial producer of commodity materials, supplying both domestic and international supply chains with strategic metals within 12 months. The processes we have developed for recycling E-Waste are environmentally beneficial compared to material going to landfill. Furthermore, we believe that the design of our proprietary processes (PCP and APP) will allow for the ability to scale and grow our business, and take advantage of a worldwide resource, E-Waste.

To this end, the Company intends to seek external accreditation to become certified in meeting current “Reuse and Recycling Standards”. The R2 Standard, now in its third version, was developed by a group of recycling stakeholders and industry experts. The R2v3 standard sets forth a list of voluntary principles and guidelines designed to promote and assess responsible practices for electronics recyclers. The R2v3 standard requires implementing a management system which is accountable for practices affecting worker health and safety, data security, the environment, and the downstream management of end-of-life electronic material and equipment, both domestically and internationally. The R2 Standard prioritizes reuse over recovery or disposal processes in a global effort to minimize electronic waste streams and promotes standardized testing and grading protocols for consistency across the industry.

Our Competitive Strengths

•        Combining Four Core Market Trends

Modern Mining anticipates benefiting from the overlap of four core market trends: (a) the growing global demand for commodity metals; (b) the importance of strengthening local and domestic supply chains; (c) the importance of developing sustainable and environmentally friendly driven solutions to support a ‘circular’ economy; and (d) the increasing importance of hedging against inflationary pressures.

•        Benefit from Proprietary Technology

We have developed proprietary technologies that we believe set us apart from other E-Waste processors and from other commodity producers. Our pre-concentration process allows us to treat a wide range of feedstock grades and our aqueous-based purification process allows us to produce refined metals in an environmentally sustainable manner.

We believe that our processes will be unique among the major E-Waste recyclers that utilize the traditional process of pyrolysis and incineration. Research has shown that these incineration-based methods are carbon-intensive and generate harmful emissions. By utilizing an aqueous based process, we eliminate common environmental concerns of traditional E-Waste recyclers of emitting toxic chemicals into the atmosphere as well as minimizing our carbon footprint.

Our two-step approach of regional pre-concentration and centralized purification, combined with our planned scalable design, will be engineered to reduce capital and operating costs. We expect this reduced capital burden will help facilitate rapid expansion into major E-Waste generating locations.

•        Designed to Comply with Government Mandates

Due to our anticipated high recovery rates and sustainable, environmentally friendly processes, and non-toxic effluent, we believe we are well-positioned to comply with environmental guidelines around the world.

Our e-waste recycling processes are environmentally friendly and do not generate any significant gaseous, liquid, or solids emissions only noise, air borne dust, and sewer discharges at this time. Our pre-concentration processes are purely water based with no chemical addition, and our purification methods utilize controlled aqueous based reagent blends in connection with our refined metal production. To that end, we have noise control and dust control systems in place and we currently use a closed-loop water recirculation system to manage effluent discharge. We envision that we will be well positioned to meet any environmental guidelines around the world when and if we expand our operations from our current facility in Greenville, North Carolina.

Global environmental guidelines that may be applicable to our operations include (a) the Basel Convention, which monitors the transboundary movements of hazardous and other wastes; (b) the UN Sustainable Development Goals encompassing e-waste, such as SDG 6, which covers clean waste and sanitation and; (c) E-Waste legislation implemented around the world.

•        Superior to Current Standard E-Waste Recycling Processes

Our business plan sets us apart, we believe, from others in the industry given our ability to be one of the non-carbon generating processors in the space with our proprietary aqueous based pre-concentration and purification technologies, versus the incineration-based methods of others in the industry. Incineration methods are extremely energy intensive methods. The plastics are burned off resulting in major carbon dioxide and other hazardous emissions. Attempts to separate metals using pyrometallurgical methods result in significant metal losses as not all metals can be economically recovered. Modern Mining’s process, being aqueous-based, eliminates the need for carbon intensive incineration, which has been shown to have a negative impact on both workers and the environment, and allows for the recovery of a broader range of metals as separation and recovery is driven by physical methods and simple reagent addition, not complex pyrometallurgy.

•        Decreased Risk Profile

Traditional exploration and mining projects are inherently layered with significant risk as a consequence of having to deal with the earth’s crust and all of its natural variability. Major risks include: (a) exploration risk (the success rate of making a new discovery is low); (b) geological risk (the made grades of newly discovered deposits are generally decreasing); (c) engineering risk (the nature of newly discovered deposits is complex) and (d) geopolitical risk (various commodity resources are hosted in politically unstable and hostile jurisdictions).

In contrast, E-waste is a man-made engineered product. It contains a very prescriptive blend and known quantity of strategic metals. As a result, the processing of E-Waste carries negligible exploration, geological, and geopolitical risk. Furthermore, as industry standard payment terms for our feedstock E-Waste are linked to the proportions of metals recovered, the impact and risk of fluctuating commodity prices are reduced as well. Feedstock E-Waste also delivers 100 times better grades than traditional mined ores and the processing of E-Waste carries less than 1/80th the capital expenditures of a traditional gold mine.

•        Availability of Supply

In connection with our operations, as we build out our commercial production facility and ramp-up operations of that facility, we currently anticipate needing up to 8,000 tonnes of feedstock per annum. Although we currently have non-binding letters of intent for 12,000 tonnes of feedstock and we believe the availability of such feedstock will be assured, we cannot be assured of the cost or pricing of such feedstock as, like other commodities, pricing is subject to the fluctuations of the supply and demand of such feedstock.

•        Positioned to Benefit from Raising Commodity Prices

As our products are anticipated to be sold on the global commodities markets, we believe we are positioned to benefit from any rise in commodity metal prices for our recovered products: gold, silver, copper, platinum and palladium.

•        Global Demand for Socially Responsible Commodities

In addition to an increasing world appetite for commodities, a number of large companies have announced their roadmaps to a more socially responsible supply chain. For example, in 2017, Apple announced its intention to use only renewable or recyclable materials in its products while, in 2021, Dell announced its goal of making more than 50% of their products content with recycled or renewable material. These are two examples of a growing trend of companies being more aware of their supply chains.

•        Continuous Process Research and Development Plans

We plan to have a continuing research and development program. This program will have two main goals. The first goal will be to optimize our proprietary processes to increase recoveries and reduce costs. The second goal will be to expand our core technology to be able to recover additional metals and to be able to process additional types of E-Waste feedstock.

Our Growth Strategy

The Company intends to expand its footprint to other locations around the U.S. and internationally so that multiple concentrator plants are strategically located geographically near major third-party, primary recycling facilities, significantly reducing raw material transportation costs. The first additional PCPs will feed into the initial APP in North Carolina. Expansion of our aqueous purification capacity will be undertaken as material supply and economics dictate.

Corporate Structure

The current corporate structure of the Company is as follows:

Our Property

The Company recently surrendered its existing research and development facility lease containing roughly 3,500 square feet of effective working space in Raleigh, North Carolina, as it looks to expand its growth and operations. In September 2022, the Company secured a new facility lease containing approximately 10,000 square feet of effective working space in nearby Greenville, North Carolina to serve as its pilot plant facility.

It is anticipated that this facility will allow the Company to operate at approximately 10% of the processing capacity envisioned for its future planned commercial-scale plant. The Company intends to use this facility to house both its pilot PCP and APP equipment. The Company intends to operate the pilot plant as needed for the following business purposes:

•        To demonstrate the operability and scalability of its full end-to-end process;

•        To generate additional operating data for detailed engineering and scale-up studies for its commercial plant;

•        To conduct process expansion studies;

•        To optimize the performance objectives of its technology; and

•        To serve as an operations training platform to help streamline the commissioning and start-up activities of its commercial plant.

The Company elected to make North Carolina its U.S. processing home as a logical extension of its past local research efforts, favorable incentives, proximity to major logistics networks, and direct access to some of the world’s largest supplies of E-Waste through proximity to the densely populated eastern U.S. seaboard.

The Company has retained a third-party full service process modelling and industrial optimization firm to provide the Company with various studies with a view to enabling the Company to maximize its manufacturing capabilities in the long term. In particular, such company will provide the following studies to Modern Mining:

1.      Plan for Every Part (PFEP): build a complete and thorough PFEP study which will include the use of all raw materials, work-in-progress and finished goods;

2.      Process Flow: perform a process flow studies that will be used as inputs for various simulations. Such studies are intended to identify options to increase the design capacity of our planned commercial facilities;

3.      Material Flow: perform a material flow studies to identify the movement and efficiencies of material movement through the facilities;

4.      Layout: design new layouts as the future state simulations are built, and each layout to include the material flows to be used at each stage of production; and

5.      Future State Dynamic Simulations: build a number of future state dynamic simulators. Each simulator will include the new layout, new material flow and the new process flow for each option of the input process.

The above studies were completed in February 2023.

Our Employees

We currently have three full-time employees. Our main operational employees located in Greenville, North Carolina include: Darrell Campanella, General Manager; Chris Oppel, Production Manager; and David Gordon, Procurement Manager.

Kuljit (Jeet) Basi, the President and Chief Executive Officer of the Company, Viktoriya Griffin, Controller and Basil Botha, Principal Technical Advisor are located in Vancouver, British Columbia. Olga Balanovskaya, the Company’s Chief Financial Officer, is located in Toronto, Ontario.

Intellectual Property

The individual unit operations of the Company’s two-step process are common within their various typical industries. The Company has used the equipment in a potentially non-traditional way and has developed an overall process sequence that it believes is unique. To the Company’s knowledge, there are no other pure aqueous based E-Waste processors operating at a commercial scale.

At this time and except as set out below, the Company has not filed any applications in connection with its intellectual property (including in respect to its proprietary two-step process further described under the section entitled “Our Business, Our Products and Services”) and there is no present intention to do so. The Company currently protects its process by trade secret.

The Company’s wholly-owned Delaware subsidiary has one registered trademark for GOLD CONCIERGE in the USA.

REGULATION OF OUR INDUSTRY

Regulatory Framework in the United States

The Company’s only facility in operation is its pilot plant in Greenville, North Carolina. As such, the Company is subject to regulation in the State of North Carolina and federally in the United States in respect to its operations including, but not limited to, complying with local and State ambient air quality standards in respect to emissions from any stack, vent, or outlet, of sulphur oxides, suspended particulates, carbon monoxide, nitrogen oxide, etc. Additionally, the company must comply with the National Ambient Air Quality Standards (“NAAQS”). Of the six principal pollutants that NAAQS sets levels for, the Company’s process only produces particulate matter.

The Company is also mandated to meet water quality standards as required by the Environmental Protection Agency (the “EPA”) under applicable legislation including, but not limited to, the Clean Water Act. The Company is required by the local authority to comply with noise regulations, mandating a maximum sound level below 100dB, outside the building while in operation. Internally completed noise level measurements show that the operating plant pilot produced approximately 70dB outside of the building. The Company believes it has been fully compliant with these standards in the past and intends to be fully compliant in its future operations.

The Company’s e-waste recycling processes are environmentally friendly and do not generate any significant gaseous, liquid, or solids emissions only noise, air borne dust, and sewer discharges at this time. Its pre-concentration processes are purely water based with no chemical addition, and its purification methods utilize controlled aqueous based reagent blends in connection with its refined metal production. To that end, the Company has noise control and dust control systems in place and currently uses a closed-loop water recirculation system to manage effluent discharge.

The Company requires a business license to operate which is issued by the local state authority. The Company, so far, has had no local or state regulatory matters to address in connection with its operations and the Company intends to continue to operate its main processing facility in North Carolina in accordance with all applicable local and state laws. In addition, when and if the Company’s operations expand beyond North Carolina, the Company will continue to ensure it operates it facilities in accordance with all applicable laws.

In addition, the government may in future impose additional environmental laws or specific regulations applicable to the Company’s business. The Company cannot predict the impact of any new environmental laws or regulations or of changes in current environmental laws or regulations on its operations. However, any such unanticipated changes may materially affect the Company’s business and operations. See “Risk Related to Our Regulatory Framework”.

Conflict Minerals Rule

The Company will be subject to the Conflict Minerals Rule, adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires that publicly traded companies that manufacture or contract to manufacture products containing tantalum, tin, tungsten or gold (“3TG”) that is necessary to the functionality or production of such products take certain steps to determine the origin of such necessary 3TG, and to report their findings annually to the SEC.

In compliance with the Conflict Minerals Rule, the Company has adopted a Conflict Minerals Policy that outlines a process to conduct a reasonable country of origin inquiry based on a review of its business operations to determine whether any of the 3TG contained in its products came from recycled or scrap sources or if it did not, whether the 3TG originated in the Democratic Republic of the Congo (DRC) region and adjoining countries.

MANAGEMENT

Our Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and members of our Board of Directors as of the date of this Prospectus. The business address of all of persons identified below is c/o Modern Mining Technology Corp., 1055 West Georgia Street, 1500 Royal Centre, Vancouver, British Columbia, V6E 4N7 Canada.

Name		Position	Age
1	Kuljit (Jeet) Basi	Chief Executive Officer, President & Director	40
2	Olga Balanovskaya	Chief Financial Officer	47
3	Mark Zorko	Chairman of the Board, Director	71
4	Sean Bromley	Director	33
5	Matthew Chatterton	Director	43
6	Michael Hepworth	Director	73
7	Thomas A. Fenton	Secretary	63

There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any of our directors or executive officers was selected to serve as a director or executive officer of the Company.

Pursuant to the Investor Rights Agreement, each Investor (as defined in the Investor Rights Agreement) shall be entitled, through the Warrantholder Representative, Kuljit (Jeet) Basi, to nominate three (3) directors to the Board, provided that each director nominee shall be a Canadian resident and shall meet the requirements of applicable corporate, securities and other laws. All of the current directors were nominated prior to execution of the Investor Rights Agreement. The Investor Rights Agreement will terminate upon completion of the Offering.

Biographical Information

The following is a summary of certain biographical information concerning our executive officers, and directors.

Kuljit (Jeet) Basi, President, Chief Executive Officer and Director.    Mr. Basi is an established mining industry professional with over 17 years of technical leadership experience in global public mining companies including Newmont Corporation (“Newmont”), Goldcorp Inc. (“Goldcorp”) and Teck Resources Ltd. (“Teck”). Jeet has a passion for growing a collaborative culture of technical excellence focused on maximizing net asset values. Since July 2020 to present, Mr. Basi has been the principal consultant for SVK Metrix Inc. (“SVK”), which company provides consulting advice to numerous natural resource companies. Prior thereto, from July 2019 to February 2020, Mr. Basi held the position of Senior Advisor, Newmont North America, where he was responsible for implementing industry leading best practices in the areas of technical services, project development and strategic planning across all of Newmont’s Canadian, U.S. and Mexican assets. Prior thereto, from February 2011 to June 2019, Jeet held various positions with Goldcorp including the position of Corporate Manager of Processing & Metallurgy. During his eight-year tenure with Goldcorp, Mr. Basi established a track record of delivering bottom-line growth across major assets within Goldcorp’s global portfolio. Prior to Goldcorp, Mr. Basi worked, from September 2006 to January 2011, at Teck’s Highland Valley Copper operation where he most notably was involved in the mill optimization and expansion projects. Mr. Basi is an industry professional and has co-authored multiple publications within the technical community. Mr. Basi obtained his Bachelor of Applied Science in Mining and Mineral Process Engineering degree from the University of British Columbia with a Minor in Commerce in 2006.

Olga Balanovskaya, Chief Financial Officer.    Ms. Balanovskaya has an extensive background with over 20 years in financial management of privately owned and public companies, M&A, tax, and financing. Ms. Balanovskaya has extensive experience with fast paced fast growth companies serving as Chief Financial Officer for various public and private companies in North America. She is currently the Chief Financial Officer of Starfighters Space, Inc., where she has served since October 2022. From May 2019 to May 2021, Ms. Balanovskaya was the Chief Financial Officer of XTM Inc. (CSE: PAID), where she has also served as a director since October 2022. She was also the Chief Financial Officer of Adex Mining Inc. (TSXV: ADE) from October 2017 to May 2021. Prior to that, Ms. Balanovskaya was the Chief Financial Officer of Organic Potash Corporation (CSE: OPC) from March 2016 to November 2019 and Organic Garage Ltd. (TSXV: OG) from October 2016 to June 2018. She also co-founded Koral Financial Inc. (“Koral”) in March, 2015. Koral provides outsourced CFO and consulting services for public and privately owned companies. Ms. Balanovskaya still remains a principal of Koral and its President. She is a member of the Chartered Professional Accountants of Ontario as well as the Association of Chartered Certified Accountants (UK); has a Diploma in International Accounting Standards from the Institute of Financial Accountants (UK).

Mark Zorko, Chairman of the Board, Director.    Mr. Zorko co-founded, in 2013, and remains a principal with the executive management firm, Brentwood Advisory Group. Since January 2023, Mr. Zorko has been on the Board and chairs the Audit Committee of Cycurion, Inc., a cybersecurity firm. Since 2017 Mr. Zorko has been on the Board of Westell Technologies, Inc. (OTC:WSTL), chairs the Audit Committee and is on the Compensation Committee. He previously chaired the Board’s Special Committee charged with evaluating its “going private” transaction. Mr. Zorko previously chaired the Nominating and Corporate Governance Committee and from 2009 to 2019 served on both the Audit and Compensation Committees of Perma-Pipe International Holdings, Inc. (Nasdaq:PPIH) (formerly MFRI [Nasdaq: MFRI]), a firm in the piping solutions industry. Mr. Zorko was the interim Chief Financial Officer at radiation science and services firm Landauer Inc. (NYSE: LDR) from 2014 to 2015. Mr. Zorko served as the Chief Financial Officer of Steel Excel, Inc. (Nasdaq: SXCL), a public energy industry firm, from 2011 to 2013. He also served as the President and Chief Executive Officer of SXCL’s subsidiary Wells Services Ltd. (WSL), a Steel Excel business, in 2012 and CFO of DGT Holdings (DGTC), a medical imaging firm, from 2006 to 2012. SXCL, WSL and DGTC are all affiliated with Steel Partners Holding, L.P., a publicly traded diversified global holding company. Mr. Zorko was on the Audit Committee for Opportunity International, a microfinance bank from 2006 to 2018 and was on the Finance Committee for the Alexian Brothers Health System from 2006 to 2016. Mr. Zorko received an MBA in IT from the University of Minnesota and a Bachelor of Science in Accounting from The Ohio State University. After completing his MBA, Mr. Zorko began his career as a CPA at Arthur Andersen, and worked his way up via the controllership ranks at Honeywell and Zenith Data Systems in the United States and Europe. Mr. Zorko is a Certified Public Accountant, NACD Director Certified and Board Leadership Fellow and earned the NACD’s CERT Certificate in Cybersecurity Oversight.

Sean Bromley, Independent Director.    Mr. Bromley is a self-employed independent consultant to private and public companies and has significant experience in consulting and advising mining and materials companies. As a former investment advisor, Mr. Bromley also brings considerable capital markets and financing expertise to Modern Mining. He has been serving as an investment consultant for the past 7 years and currently serves as a director and consultant for Isracann Biosciences Inc. since December 2019; Pure Extracts Technologies Corp. since December 2018; BMGB Capital Corp. since June 2018; and Bolt Metals Corp. since October 2017. He also currently serves as a director for Element Nutritional Sciences Inc. since August 2020; White Gold Corp. since November 2015; Apollo Silver Corp. since August 2015; and The Vurger Co Ltd since March 2022. He has also been a consultant to Plant Veda Foods Ltd since June 2021. Mr. Bromley also previously served as a director of Loopshare Technologies Corp. from November 2015 to November 2018 and as their Chief Financial Officer from June 2017 to November 2018. Mr. Bromley also previously served as a director of Triangle Industries Ltd. from May 2018 to December 2020. Mr. Bromley obtained a Bachelor of Commerce degree, with a specialization in Finance, from the University of Calgary in 2013.

Matthew Chatterton, Independent Director.    Mr. Chatterton has over 18 years of experience in the design, development and execution across a variety of projects and manufacturing operations and 12 years of experience in the mining sector, primarily in equipment supply and process development for precious metal mines. His expertise includes project management, facility management, logistics, supply side processes and procedures at a number of international manufacturing operations in Canada, United States, China, Bulgaria, the Philippines and now in Israel. He has managed operational teams as large as eight direct or 120 indirect reports and has managed capital projects in excess of $35 million for production facilities and laboratories for mining and manufacturing businesses. He is currently the Chief Science Officer at Isracann Biosciences Inc., where he has been serving in that role since May, 2019. Prior to Isracann, Mr. Chatterton worked as the Vice President of Global Production at iPlayCo (February 2018 to May 2019) and the Manager, Projects and Materials at FLSmidth Ltd. (February 2013 to February 2018). Mr. Chatterton is a Professional Engineer and graduate of Canada’s Queens University with a Master of Applied Science degree in Chemical Engineering (2003) and an undergraduate degree in Applied Science in Engineering Chemistry (2002), a dual accredited Chemistry/Engineering program.

Michael Hepworth, Independent Director.    Mr. Hepworth has over 45 years of experience working in international markets, including management consulting, corporate development, mergers and acquisitions and go-public transactions. Mr. Hepworth is a seasoned senior executive and entrepreneur who has worked with various Canadian and US publicly listed companies in the banking, mining and exploration and engineering industries. Mr. Hepworth has served as CEO and as a director for a number of Canadian public companies including: Firesteel Resources, Nordic Gold, Latin American Minerals, Lithium Energy Products. Mr. Hepworth served as the President, Chief Executive Officer, and Director of Nordic Gold from January 2012 to July 2019, a 70,000 ounce gold producer in Finland. Since August 2019 to present, Mr. Hepworth has, through his consulting company, Alpha Resources Management Ltd., continued to advise companies primarily in the resource sector.

Thomas A. Fenton, Secretary.    Mr. Fenton is a partner of the Toronto based law firm, Aird & Berlis LLP, where he has practiced corporate and securities law since June 1997. Mr. Fenton has over 30 years of practice experience and is the former Practice Group Leader of the firm’s Capital Markets Group. Tom has also been, and currently is, an officer and/or director of a number of private and public companies. Among other things, Mr. Fenton also served for a three-year term on the Securities Advisory Committee of the Ontario Securities Commission (from 2016 to 2018). Mr. Fenton received his law degree in 1986 from the University of Western Ontario (now Western University).

Family Relationships

There are no familial relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers have, during the past ten years:

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the we believe will have a material adverse effect on our business, financial condition or operating results.

Board Practices

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The Board of Directors currently implements its risk oversight function as a whole.

Terms of Office

Each of our officers holds office until his or her successor is elected and qualified. Directors are appointed to serve for one year until the meeting of the Board of Directors following the annual meeting of shareholders and until their successors have been elected and qualified.

Director Independence

As a result of our expectation that our securities will be listed on the NYSE American, we have elected to adhere to the rules of such exchange in determining whether a director is independent. The NYSE American Company Guide generally defines an “independent director” as a person other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of Canadian National Instrument 52-110 – Audit Committees, or “NI 52-110.”

Under such definition, Sean Bromley, Matt Chatterton and Michael Hepworth are independent directors on the Company’s Board. However, our Common Shares are not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements as of the date hereof.

Board Committees

Audit Committee

Our Audit Committee is comprised of Sean Bromley (Chairperson), Michael Hepworth and Matthew Chatterton. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor and each such other registered public accounting firm must report directly to the Committee. The Committee, or the Chair of the Committee, must pre-approve any audit and non-audit service provided to the Company by the independent auditor or any other registered public accounting firm, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Committee or if such service falls within available exceptions under SEC rules.

Compensation Committee

Our Compensation Committee is comprised of Matthew Chatterton (Chairperson), Michael Hepworth and Sean Bromley.

The primary responsibility of the Compensation Committee is the oversight of, and the annual and ongoing review of, the Chief Executive Officer, the compensation of the senior management team, and the bonus programs in place for the balance of the staff. This includes oversight responsibility for ensuring the proper reporting and continuous disclosure in respect of same, and compliance with laws and regulations as well as stock exchange rules and policies in respect of same. The Compensation Committee shall also be responsible for the other matters as set out in this Charter and/or such other matters as may be directed by the Board of Directors from time to time. The Compensation Committee should exercise continuous oversight of developments in these areas.

Environmental, Social and Governance (“ESG”) Committee

Our ESG Committee is comprised of Michael Hepworth (Chairperson), Matthew Chatterton and Sean Bromley.

The primary responsibility of the ESG Committee is, among other matters, to review and set standards for qualification and criteria for membership to the Board of Directors, review and make recommendations to the Board of Directors as to whether existing directors should stand for re-election and consider, screen and recommend candidates to fill new or open positions to the Board of Directors, recommend candidates for membership in each of the Board of Directors’ committees, assist management in the preparation of disclosures in the Company’s annual proxy statement regarding corporate governance and director independence, review and make recommendations with respect to the Company’s social responsibility efforts, oversee the Company’s reporting standards with respect to ESG matters and to make regular reports to the Board of Directors.

Code of Ethics

Our Board adopted a written Code of Business Conduct and Ethics on May 19, 2022, which is a “code of ethics” as defined in section 406(c) of the Sarbanes-Oxley Act and which is a “code” under National Instrument 58-101-Disclosure of Corporate Governance Practices, that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other of our agents. The Code of Ethics will be made publicly available on the Company’s website at www.modernmining.com.

Corporate Governance Practices

We are a “foreign private issuer” under the federal securities laws of the United States and the NYSE American Company Guide. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the NYSE American Company Guide.

Under the SEC rules and the NYSE American Company Guide Section 110, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and the NYSE American permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on the NYSE American, may provide less protection than is accorded to investors under the NYSE American Rules applicable to U.S. domestic issuers.

The Canadian securities regulatory authorities have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices. The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, we have adopted, or in connection with the closing of this Offering will adopt, certain corporate governance policies and practices which reflect our consideration of the recommended Corporate Governance Guidelines.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements should be read together with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation of our Executive Officers and Directors

The following table sets forth information concerning the compensation of our executive officers and non-employee directors for the 2022 fiscal year.

Name	Fees earned or paid in cash ($)	RSUs(8) ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Executive Officers:
Basil Botha(1)	166,000	Nil	Nil	Nil	Nil	Nil(5)	166,000
Kuljit (Jeet) Basi(2)	153,333	5,000	Nil	Nil	Nil	Nil	158,333
Olga Balanovskaya(3)	40,811	Nil	Nil	Nil	Nil	Nil	40,811

Directors:
Mark Zorko	34,390	30,000	Nil	Nil	Nil	Nil(6)	64,390
Michael Hepworth	25,000	30,000	Nil	Nil	Nil	Nil(7)	55,000
Matt Chatterton	23,110	30,000	Nil	Nil	Nil	Nil	53,110
Sean Bromley	25,000	30,000	Nil	Nil	Nil	Nil	55,000
Thomas Fenton(4)	208,025	Nil	Nil	Nil	Nil	Nil	208,025

The following table sets forth information concerning the compensation of our executive officers and non-employee directors for the 2021 fiscal year.

Name	Fees earned or paid in cash ($)	RSUs(8) ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Executive Officers:
Basil Botha(1)	52,000	103,821	Nil	Nil	Nil	Nil(5)	155,821
Kuljit (Jeet) Basi(2)	16,667	Nil	Nil	Nil	Nil	Nil	16,667
Olga Balanovskaya(3)	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Directors:
Mark Zorko	22,500	69,043	Nil	Nil	Nil	Nil(6)	91,543
Michael Hepworth	18,333	65,293	Nil	Nil	Nil	Nil(7)	83,626
Matt Chatterton	16,667	Nil	Nil	Nil	Nil	Nil	16,667
Sean Bromley	18,333	Nil	Nil	Nil	Nil	Nil	18,333
Thomas Fenton(4)	63,745	Nil	Nil	Nil	Nil	Nil	63,745
Notes:	(1)	Effective March 1, 2022, Mr. Botha resigned as President, Chief Executive Officer and director of the Company and became the Company’s Principal Technical Advisor.
	(2)	Effective March 1, 2022, Mr. Basi became the Company’s President and Chief Executive Officer.
	(3)	Effective March 1, 2022, Olga Balanovskaya was appointed as the Company’s Chief Financial Officer.

(4)	Mr. Fenton is a partner of the Canadian law firm Aird & Berlis LLP which is counsel to the Company and accordingly legal fees have been paid by the Company for such services.
(5)

On August 30, 2021, Mr. Botha received 350,000 performance warrants (post-1:4 Reverse Split), consisting of 150,000 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 200,000 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales.

(6)

On August 30, 2021, Mr. Zorko received 189,500 performance warrants (post-1:4 Reverse Split), consisting of 72,000 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 117,500 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales.

(7)

On August 30, 2021, Mr. Hepworth received 189,250 performance warrants (post-1:4 Reverse Split), consisting of 71,750 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 117,500 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales.

(8)	Restricted Share Units (“RSUs”) as detailed below.

Director Compensation

We currently have five (5) directors. Our four independent directors receive, effective from September 1, 2021, an annual cash retainer of $20,000 to be paid quarterly in arrears and an annual equity retainer equal to $30,000 to be granted in the form of RSUs under the 2022 Plan, with vesting requirements of one year from date of grant. In addition, the Chair of each Committee (Audit, ESG and Governance) will receive an additional $5,000 cash retainer while the Chair of the Board of Directors will receive an additional $12,500 cash retainer. At present, all cash components of director compensation has been paid up to the period ended June 30, 2022. Subsequently, all director fees are still being accrued and deferred until the completion of the Offering.

Employment Agreements, Arrangements or Plans

The following describes the respective employment agreements and consulting agreements entered into and in place as of the date hereof between the Company and its executive officers and directors.

Kuljit (Jeet) Basi’s services as Chief Executive Officer of the Company are provided pursuant to a consulting agreement (the “Basi Consulting Agreement”) made effective the 8th day of March, 2022 between the Company and SVK. Mr. Basi is the principal of SVK. Pursuant to the Basi Consulting Agreement, Mr. Basi is paid a consulting fee of $15,000 per month and is entitled to be reimbursed for expenses incurred in connection with his services to the Company.

The Basi Consulting Agreement continues on an ongoing basis until otherwise terminated in accordance with the provisions thereof. In the event the Basi Consulting Agreement is terminated for any reason (other than for “Cause” (as such term is defined in the Basi Consulting Agreement)), the Company must provide SVK with 30 days’ written notice of such termination and must pay SVK a lump sum equivalent to 18 months’ worth of consulting fees. Mr. Basi has agreed to defer his compensation from October 1, 2022 until the completion of the Offering.

Basil Botha’s services as Principal Technical Advisor to the Company are provided pursuant to a transition letter (the “Botha Transition Letter”) entered into as of February 28, 2022 between Basil Botha, his personal services company (616538 BC Ltd) and the Company. Pursuant to the Botha Transition Letter, the Company agreed to: (1) pay all outstanding expenses previously incurred by Mr. Botha on behalf of the Company in the amount of approximately $13,000; (2) pay all accrued salary owing to him from September 1, 2021 to February 28, 2022 in the amount of $78,000; and (3) commencing March 1, 2022, pay Mr. Botha and/or his consulting company, $14,000 per month. Such salary will be payable until eighteen (18) months following the date of completion of the Offering; and (4) pay all reasonable out-of-pocket expenses incurred by Mr. Botha on behalf of the Company and in accordance with the Company’s reimbursement policies.

Pursuant to the Botha Transition Letter, Mr. Botha will retain 350,000 performance warrants of the Company (post-1:4 Reverse Split), each of which is exercisable for one Common Share at $0.20 (post-1:4 Reverse Split) per performance warrant (150,000 of such performance warrants vest when the Company achieves gross sales of $10 million and 200,000 of such performance warrants vest when the Company achieves gross sales of $20 million).

Mr. Botha will also be entitled to a one-time bonus of $50,000 upon closing of the Offering for Mr. Botha assisting the Company in (i) securing the lease of the new Facility, (ii) assisting in the commissioning of key pilot plant equipment and (iii) managing the engineering study presently being conducted by a third party process modelling and industrial optimization firm. It has also been further agreed that Mr. Botha’s $78,050 in shareholder advances he made to the Company would be repaid withing ten (10) days of closing of the Offering.

Pursuant to the Botha Transition Letter, Mr. Botha has agreed to ensure that the Company has a solid basis for the ordering of equipment and commissioning of the Facility. In addition, Mr. Botha has agreed to provide the following scope of work to the Company: human resources, staff training and recruitment, security, safety, procurement of feedstock, instituting production metrics for quality control and recoveries, set-up the laboratory and any other aspects relating to the operation of the Facility. From March 1, 2022 onward, Mr. Botha has agreed to devote 100% of his time to the Company’s affairs which will include spending two to three weeks per month at the Facility.

On June 15 and 16, 2023, Mr. Botha filed claims against the Company in the small claims court of British Columbia, Canada, for approximately $30,000 for his unpaid consulting invoices for April and May 2023. On June 30, 2023, Mr. Botha and the Company entered into an Amending Agreement whereby Mr. Botha agreed to defer his compensation from April 2023 until the closing of the Offering. Any unpaid invoices will accrue interest at 2% compounded monthly. Additionally, following the closing of the Offering, Mr. Botha’s salary will be increased to $15,000 per month for a period of twenty-four (24) months following the completion of the Offering. Mr. Botha also withdrew his claims and agreed not to file any more claims against the Company so long as payments due to him are paid within thirty (30) days of the completion of the Offering.

Olga Balanovskaya’s services as Chief Financial Officer of the Company are provided pursuant to a consulting agreement (the “CFO Agreement”) made effective the 15th day of March, 2022 between the Company and Koral Financial Inc., a company controlled by Ms. Balanovskaya. Pursuant to the CFO Agreement, Koral is paid a consulting fee of C$5,625 per month and is entitled to be reimbursed for expenses incurred in connection with its services to the Company in accordance with the Company’s remuneration policies. The CFO Agreement runs month-to-month and can be terminated upon 30 days’ notice. In the event the Company completes the Offering and still engages Koral, and thereby Ms. Balanovskaya, as its Chief Financial Officer, the monthly base fee shall be increased to C$11,250 per month effective upon the closing of the Offering. Ms. Balanoyskaya has agreed to defer her compensation from April 1, 2023 until the completion of the Offering.

Equity Incentive Plan

Introduction

The principal features of our equity incentive plan (the “2022 Plan”) are summarized below. This summary is qualified in its entirety by reference to the actual text of the 2022 Plan, which is filed as an exhibit to the registration statement.

The 2022 Plan was approved by the Company’s shareholders on July 6, 2022.

The principal purpose of the 2022 Plan is to assist us in securing and retaining the services of eligible employees, officers, directors and consultants and motivate such Participants so that they may increase their equity participation in the Company and benefit from increases in the value of the Common Shares.

Eligibility

Our 2022 Plan provides for the grant of incentive share options (“ISOs”) to employees, including employees of any parent or subsidiary, and for the grant of non-statutory share options (“NSOs”), share appreciation rights, restricted share unit awards and other forms of share awards to employees, directors, and consultants, including employees and consultants of our affiliates. There are additional restrictions on the awards of ISOs to shareholders who own greater than 10% of our Common Shares.

Share Reserve

The maximum number of Common Shares available for grant under the 2022 Plan and our other security-based compensation arrangements will be determined from time to time by the Board of Directors, but in any event, will not exceed 15% of the total Common Shares issued and outstanding from time to time. As at the date hereof, we have no securities convertible into Common Shares outstanding under the 2022 Plan.

The calculation of the share reserve does not limit the granting of awards that do not involve the issuance of Common Shares to the Participant, such as share appreciation rights. The following counting provisions will be in effect in the calculation of the share reserve under the 2022 Plan:

•        to the extent that an award (or a portion thereof) is exercised, terminates, expires or lapses for any reason or an award is settled in cash without the delivery of Common Shares, any Common Shares subject to the award at such time will be available for future grants under the 2022 Plan;

•        to the extent that Common Shares awarded by us are forfeited back to or repurchased by us prior to vesting, such Common Shares will be available for future grants under the 2022 Plan;

•        to the extent that Common Shares are reacquired or withheld by us to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2022 Plan, such Common Shares will be available for future grants under the 2022 Plan; and

•        to the extent that Common Shares are issued through the assumption or substitution of equity-based awards by an acquired company, the number of Common Shares issuable under the 2022 Plan shall not be reduced.

Plan Administration

The 2022 Plan provides that the Board of Directors or a duly authorized committee of the Board of Directors may administer the 2022 Plan. The Board of Directors may delegate its authority to one or more officers to (i) designate employees other than officers of the Company to receive specified share awards; and (ii) determine the number of Common Shares to be subject to those awards.

Subject to the terms and conditions of the 2022 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of Common Shares to be subject to awards, and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2022 Plan. The administrator generally has the authority to effect, with the consent of any adversely affected Participant: (i) the reduction of the exercise, purchase, or strike price of any outstanding award; (ii) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration, as determined by the Board of Directors in its full discretion; or (iii) any other action that is treated as a repricing under generally accepted accounting principles.

The administrator may terminate, amend, or modify the 2022 Plan, provided that such action does not materially impair the existing rights of any Participant without such Participant’s written consent. However, we must generally obtain shareholder approval to the extent required by applicable law, rule, or regulation (including any applicable stock exchange rule).

Awards

Share Options

ISOs and NSOs are granted under share option agreements adopted by the plan administrator. Each grant of share options will specifically designate the options are either ISOs or NSOs at the date of grant. The plan administrator determines the term and the exercise price for share options, within the terms and conditions of the 2022 Plan, provided that (i) the term of a share option may not exceed ten (10) years from the date of grant; and (ii) the exercise price of a share option generally cannot be less than 100% of the fair market value of the Common Shares on the date of grant. Share options granted under the 2022 Plan will vest at the discretion of the administrator at the rate specified in the share option agreement and may vest in one or more installments after the grant date and need not be in equal amounts. Unless otherwise set out in the award agreement or consented to by the Board of Directors, share options are not assignable or transferable.

An ISO may be purchased by the option holder by cash, certified cheque, bank draft, money order or in any other form of consideration set forth in the option agreement. In addition to the above, an NSO may be purchased by the option holder by a “net exercise” arrangement pursuant to which we will reduce the number of Common Shares issuable upon exercise by the largest whole number of shares with a market value that does not exceed the aggregate exercise price.

The aggregate fair market value, determined at the time of grant, of the Common Shares with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our equity compensation plans may not exceed $100,000. Share options or portions thereof that exceed such limit will generally be treated as NSOs.

No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own Common Shares possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant; and (ii) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Share Units

Restricted share units are granted under restricted share unit award agreements adopted by the plan administrator. At the time of the grant of each restricted share unit, the Board of Directors will determine the consideration, if any, to be paid by the Participant upon delivery of the Common Shares. The consideration, if any, can be in any form of legal consideration that may be acceptable to the Board of Directors and permissible under applicable law. The plan administrator will determine any vesting restrictions on the restricted share units, at its sole discretion.

A restricted share unit may be settled by cash, delivery of Common Shares, a combination of cash and Common Shares, as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted share unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted share unit.

Share Appreciation Rights

Share appreciation rights are granted under share appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a share appreciation right, which generally cannot be less than 100% of the fair market value of the Common Shares on the date of grant. A share appreciation right granted under the 2022 Plan vests at the rate specified in the share appreciation right agreement as determined by the plan administrator.

To exercise a share appreciation right, the Participant must provide written notice of exercise to us as provided for in the share appreciation right agreement. Upon exercise, the share appreciation right payable may be settled by cash, delivery of Common Shares, a combination of cash and Common Shares, as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the share appreciation right agreement.

Unless otherwise set out in the award agreement or consented to by the Board of Directors, share appreciation rights are not assignable or transferable.

Other Share-Based Awards

Under the 2022 Plan, the plan administrator may grant other awards based in whole or in part by reference to our Common Shares. The plan administrator will set the number of Common Shares under the share award and all other terms and conditions of such awards.

Termination of Employee, Death or Disability

Share Options and Share Appreciation Rights

Except as otherwise provided in the award agreement, a Participant’s share options or share appreciation rights will expire 90 days after a Participant ceases to act as a Participant, other than by reason of death, disability or termination for cause, and subject to amendment at the discretion of the Board of Directors. Under the 2022 Plan, in the event of the death or disability of a participant, the participant (in the case of disability) or the participant’s estate (in the case of death) shall have 12 months in which to exercise the outstanding share options or share appreciation rights, subject to their earlier expiry in accordance with the award agreement.

Except as otherwise provided in the award agreement, if a Participant is terminated for cause, the share options or share appreciation rights, as applicable, will terminate immediately and the Participant will not be eligible to exercise the options or share appreciation rights from the date of termination.

Restricted Share Units

Except as otherwise provided in the applicable restricted share unit agreement, restricted share units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Adjustments

The 2022 Plan contains typical adjustment provisions in the event that certain events occur, including a corporate transaction, a change in our capital structure or a change of control of the Company.

Change in Capital Structure

In the event there is a specified type of change in our capital structure, such as a share split, reverse share split, or recapitalization, such as the 1:4 Reverse Split, appropriate adjustments will be made to (i) the class and maximum number of Common Shares reserved for issuance under the 2022 Plan, (ii) the class and maximum number of Common Shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of Common Shares that may be issued on the exercise of ISOs, and (iv) the class and number of Common Shares and exercise price, strike price, or purchase price, if applicable, of all outstanding share awards.

Corporate Transactions

The following applies to share awards under the 2022 Plan in the event of a corporate transaction, unless otherwise provided in a participant’s share award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

Under the 2022 Plan, a corporate transaction is defined to include: (i) a sale of all or substantially all of our assets; (ii) the sale or disposition of more than 50% of our outstanding securities; (iii) the consummation of a merger or consolidation where we do not survive the transaction; and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our Common Shares outstanding before such transaction are converted or exchanged into other property by virtue of the transaction.

In the event of a corporate transaction, the Board of Directors may take one or more of the following actions with respect to the awards:

•        arrange for any share awards outstanding under the 2022 Plan to be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and/or arrange for any reacquisition or repurchase rights held by us with respect to the share award to assigned to the successor (or its parent company);

•        accelerate the vesting of any awards to a date prior to the effective time of the corporate transaction, with any such award terminating if not exercised prior to the effective time of the corporate transaction;

•        arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the awards;

•        cancel or arrange for the cancellation of the awards to the extent not vested or exercised prior to the effective time of the corporate transaction in exchange for cash consideration as determined by the Board of Directors; or

•        that the holder of such share award may not exercise such share award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the Participant would have received upon the exercise of the share award over (ii) any exercise price payable by such holder in connection with such exercise.

The Board of Directors does not need to take the same actions with respect to all awards or with respect to all Participants. The Board of the Directors may also take different actions with respect to the vested and unvested portions of an award.

Change of Control

In the event of a change in control (as defined in the 2022 Plan), awards granted under the 2022 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Termination

The Board of Directors may terminate the 2022 Plan at any time. No awards may be granted pursuant to the 2022 Plan after the 10th anniversary of the date the 2022 Plan was adopted by the Board of Directors. Any award that is outstanding on the termination date of the 2022 Plan will remain in force according to the terms of the 2022 Plan and the applicable award agreement, except with the written consent of the Participant or as otherwise allowed under the 2022 Plan.

As of the date of this Prospectus, the Company has does not have any outstanding share options with respect to our Common Shares granted to our executive officers and directors.

PRINCIPAL SHAREHOLDERS

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of the Company’s Common Shares, the Investor Rights Warrants and the Convertible Debentures, immediately prior to and immediately after the completion of this Offering, by:

•        each of our named executive officers and directors;

•        all of our current executive officers and directors as a group; and

•        each person or entity (or group of affiliated persons or entities) known by us to be the beneficial owner of 5% or more of our Common Shares, the Investor Rights Warrants and the Convertible Debentures (by number or by voting power).

As described in “Description of Share Capital and Articles of Incorporation–Warrants,” the Company granted to holders of Investor Rights Warrants the right to vote, voting together with Common Shares as a single class, on any matter at any meeting of shareholders of the Company. Each of the Investor Rights Warrants entitles the holder thereof to one vote per Investor Rights Warrant. The Investor Rights Agreement will terminate upon completion of the Offering, at which time the Investor Rights Warrants will automatically convert to Common Shares as described elsewhere in this prospectus, and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants will also terminate at such time. Pursuant to the Convertible Debentures IRA, the Company also granted holders of the Convertible Debentures a vote on any matter at any meetings of shareholders of the Company, voting together with Common Shares as a single class. Assuming an Offering Price of $5.00, each $3.00 of Convertible Debentures will equal to one Common Share, entitling the holder thereof to one vote.

To our knowledge, each person or entity named in the table has sole voting and investment power with respect to our Common Shares, the Investor Rights Warrants and the Convertible Debentures “beneficially owned” (as determined in accordance with Rule 13d-3 under the Exchange Act) by such person or entity, subject to applicable community property laws and except as otherwise set forth in the footnotes to the table. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. Pursuant to the rules of the SEC, common shares which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any person shown in the table.

The percentages ownership for the Common Shares, Convertible Debentures and Investor Rights Warrants immediately prior to this Offering, are based on 4,316,990 Common Shares and warrants outstanding (consisting of 2,139,974 Common Shares outstanding and 2,177,016 warrants outstanding), 4,124,999 Investor Rights Warrants outstanding and $3,331,390 principal amount of Convertible Debentures outstanding, respectively, following the Company’s 1:4 Reverse Split, and as of the date immediately prior to the completion of this Offering. Such ownership percentages do not represent the voting percentages of each individual holder. Holders of the Common Shares, Convertible Debentures and Investor Rights Warrants all vote together as a single class. The percentages assume no exercise by the Underwriters of the Over-Allotment Option. The Investor Rights Warrants and the Convertible Debentures will automatically convert to Common Shares upon completion of the Offering as described elsewhere in this Prospectus.

Except as noted in the footnotes to the table below, the address for all of the shareholders in the table below is c/o Modern Mining Technology Corp., 1055 West Georgia Street, 1500 Royal Centre, Vancouver, British Columbia, V6E 4N7 Canada.

	Beneficial Ownership Immediately Prior to this Offering							Beneficial Ownership Immediately After this Offering
	Common Shares		Debenture Common Shares		Investor Rights Warrants(20)			Common Shares(22)
Name of Beneficial Owner	Number	%(18)	Number(19)%		Number		%(21)	Number	%
Named Executive Officers and Directors:
Mark Zorko(1)	379,657	8.8%	—	—	—		—	379,657	3.5%
Michael Hepworth(2)	436,803	10.0%	3,333	*	250,000		6.1%	650,136	6.0%
Basil Botha(3)(4)	576,148	13.3%	3,333	*	250,000		6.1%	789,481	7.2%
Sean Bromley(5)	23,750	*	—	—	—		—	23,750	*
Kuljit (Jeet) Basi(6)	187,500	4.3%	—	—	287,500	(23)	6.97%	429,000	3.9%
Matt Chatterton(7)	75,950	1.8%	—	—	6,250	(23)	*	81,200	*
Olga Balanovskaya(8)	17,500	*	—	—	—		—	17,500	*
Thomas Fenton	—	—	—	—	—		—	—	—
All named executive officers and directors as a group (8 persons)	1,618,052	37.5%	6,666	*	543,750		13.2%	2,081,468	19.1%
	Beneficial Ownership Immediately Prior to this Offering							Beneficial Ownership Immediately After this Offering
	Common Shares		Debenture Common Shares		Investor Rights Warrants(20)			Common Shares(22)
Name of Beneficial Owner	Number	%(18)	Number(19)%		Number		%(21)	Number	%
Other 5% holders:
Howard Glicksman(9)	401,924	9.3%	—	—	—		—	401,924	3.7%
Jeremey Blum(10)	464,413	10.8%	—	—	—		—	464,413	4.3%
Alpha Resource Management Ltd.(11)(12)	79,256	1.8%	—	—	250,000		6.1%	289,256	2.7%
F1 Advisory Group Ltd.(13)	—	—	—	—	1,166,875	(23)	28.3%	980,175	9.0%
Balvinder Parhar(14)	34,375	*	—	—	382,708	(23)	9.3%	321,475	3.0%
Naranjan Parhar(15)	—	—	—	—	382,708	(23)	9.3%	321,475	3.0%
Steven Parhar(16)	—	—	—	—	387,500	(23)	9.4%	325,500	3.0%
SVK Metrix Inc.(17)	187,500	4.3%			287,500	(23)	6.97%	429,000	3.9%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Consists of (i) 123,491 Common Shares held by Mark Zorko, (ii) 189,500 performance warrants, consisting of 72,000 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 117,500 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales, and (iii) 33,333 Common Shares and 33,333 warrants exercisable at $1.80 per warrant held by the Zorko Living Trust, for which Mr. Zorko shares joint control with his spouse, Patricia Zorko.

(2)      Consists of (i) 159,964 Common Shares held by Michael Hepworth, (ii) 189,250 performance warrants, consisting of 71,750 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 117,500 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales, (iii) 8,333 warrants exercisable at $3.60 per warrant, and (iv) 79,256 Common Shares and 250,000 Investor Rights Warrants held by Alpha Resources Management Ltd. (“Alpha Resources”), a company for which Mr. Hepworth shares joint control.

(3)      Consists of (i) 138,559 Common Shares held by Basil Botha, (ii) 350,000 performance warrants, consisting of 150,000 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 200,000 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales, (iii) 8,333 warrants exercisable at $3.60 per warrant, and (iv) 79,256 Common Shares and 250,000 Investor Rights Warrants held by Alpha Resources, a company for which Mr. Botha shares joint control.

(4)     Effective March 1, 2022, Basil Botha resigned as the President, Chief Executive Officer and a director of the Company and became the Company’s Principal Technical Advisor.

(5)      Consists of 23,750 performance warrants consisting of 10,000 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 13,750 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales.

(6)      Consists of (i) 187,500 performance warrants consisting of 70,750 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 116,750 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales which are held by SVK Metrix Inc., a company for which Mr. Basi holds control and (ii) 287,500 Investor Rights Warrants held by SVK. Effective March 1, 2022, Kuljit (Jeet) Basi was appointed as the Company’s President and Chief Executive Officer.

(7)      Consists of (i) 73,750 performance warrants consisting of 26,750 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 47,000 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales and (ii) 2,200 Common Shares and 6,250 Investor Rights Warrants held by Danielle Chatterton, the spouse of Matt Chatterton.

(8)      Consists of 17,500 performance warrants consisting of 6,250 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 11,250 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales. Effective March 1, 2022, Olga Balanovskaya was appointed as the Company’s Chief Financial Officer.

(9)      Consists of (i) 310,675 Common Shares and (ii) 83,333 and 7,916 warrants exercisable at $1.80 per warrant.

(10)    Consists of (i) 247,747 Common Shares and (ii) 216,666 warrants exercisable at $1.80 per warrant.

(11)    Michael Hepworth and Basil Botha jointly own Alpha Resources, and they share voting and investment power with respect to its Common Shares and Investor Rights Warrants.

(12)    The address of Alpha Resources is Suite 1001, 409 Granville St., Vancouver, BC V6C 1T2.

(13)    Jeff Lipton exercises voting and investment power over the Investor Rights Warrants of F1 Advisory Group. Fortuna Investment Corp., an affiliate of Fortuna is a minority shareholder and the only other shareholder of F1 Advisory Group. See “Certain Relationships and Related Party Transactions” for further information on Fortuna Investment Corp. The address of F1 Advisory Group and Jeff Lipton is Venture Two, Dayrells Road, Christ Church, Barbados BB14107. The address of Fortuna Investment Corp. is 1177 W Hastings St Suite 2288, Vancouver, BC, V6E 2K3.

(14)    The address of Balvinder Parhar is 1920-1075 W Georgia St., Vancouver, BC V6E 3C9.

(15)    The address of Naranjar Parhar is 1920-1075 W Georgia St., Vancouver, BC V6E 3C9.

(16)    The address of Steven Parhar is 1920-1075 W Georgia St., Vancouver, BC V6E 3C9.

(17)    The address of SVK Metrix Inc. (“SVK”) is 806 - 1010 Richards Street, Vancouver, BC V6B 1G2. Our CEO, Kuljit (Jeet) Basi exercises voting and investment power over the Investor Rights Warrants of SVK.

(18)    Represents the percentage of Common Shares owned out of 4,316,990 Common Shares and warrants outstanding (excluding the Investor Rights Warrants) as of the date immediately prior to the completion of this Offering.

(19)    Upon completion of this Offering, the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $20.00 (post-1:4 Reverse Split). Assuming an Offering Price of $5.00, and not including any additional shares issued as a result of converted accrued interest on the Debentures, a total of 1,110,463 Common Shares will automatically be convertible from the Debentures. Consists of 3,333 Common Shares held by Michael Hepworth and 3,333 Common Shares held by Basil Botha convertible from the Convertible Debentures upon completion of this Offering at a conversion price of $3.00 based on an Offering Price of $5.00 per Common Share and excluding any Common Shares issued on account of accrued interest.

(20)    The Investor Rights Warrants will automatically convert to Common Shares on a cashless basis upon the closing of this Offering and assuming an Offering Price of $5.00 and a $0.80 (C$1.00) post-1:4 Reverse Split exercise price, holders of the Investor Rights Warrants will receive 0.84 Common Shares per Investor Rights Warrant held, subject to the IRA Blocker provisions. The Investor Rights Agreement will terminate upon completion of the Offering, and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants will also terminate at such time.

(21)    Represents the percentage of Investor Rights Warrants owned out of 4,124,999 Investor Rights Warrants outstanding as of the date immediately prior to the completion of this Offering.

(22)    Represents the percentage of Common Shares owned out of 10,892,452 Common Shares and warrants outstanding immediate after the completion of this Offering, including (i) 2,000,000 Common Shares to be issued pursuant to this Offering, (ii) 2,139,974 Common Shares issued and outstanding, (iii) 2,177,016 warrants issued and outstanding, (iv) a total of 1,110,463 Common Shares automatically convertible from the Debentures upon completion of this Offering (assuming a conversion price of $3.00 based on an Offering Price of $5.00 per Common Share and excluding any Common Shares issued on account of accrued interest) and (v) 3,464,999 Common Shares automatically issued from the Investor Rights Warrants upon completion of this Offering (assuming (i) an Offering Price of $5.00 and a $0.80 (C$1.00) post-1:4 Reverse Split exercise price pursuant to which holders of the Investor Rights Warrants will receive 0.84 shares per 1 Investor Rights Warrant held and (ii) that no holder is subject to the IRA Blocker as defined below).

(23)    Under the terms of the Investor Rights Warrants, a warrantholder may not exercise the warrants to the extent such exercise would cause such warrantholder, together with its affiliates, to beneficially own a number of Common Shares which would exceed 4.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of the warrants which have not been exercised (the “IRA Blocker”).

For additional information about our principal shareholders, please see “Certain Relationships and Related Party Transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Executive Compensation” and “Principal Shareholders” the following is a description of the material terms of: (i) those transactions within the last three fiscal years to which we are party and in which any of our directors, executive officers or shareholders that beneficially own or control (directly or indirectly) more than 10% of any class of series of our outstanding voting securities, or any associate or affiliate of the forgoing persons, has, had or will have a direct or indirect material interest; and (ii) any other material contracts, other than contracts entered into in the ordinary course of business, to which we were a party within the last two fiscal years.

Transactions with Related Parties

See “Executive Compensation — Employment Agreements, Arrangements or Plans” for a description of our transactions with our former President, Chief Executive Officer and Director, Basil Botha.

See “Description of Share Capital and Articles of Incorporation” for a description of the Investor Rights Agreement dated July 13, 2022, which we entered into with our Chief Executive Officer, Kuljit (Jeet) Basi, as the representative of the holders of our warrants, and for a description of the Convertible Debentures Investor Rights Agreement, dated August 31, 2022, which we entered into with our Chief Executive Officer, Kuljit (Jeet) Basi, as the representative of the holders of our Convertible Debentures.

Basil Botha, our former Chief Executive Officer and Director, and Michael Hepworth, our Director, currently share joint control over Alpha Resources, which holds 79,256 Common Shares and 250,000 of our Investor Rights Warrants pursuant to the UMI Warrant issuance in July 2021, the subsequent consolidating of the UMI Warrants into Investor Rights Warrants and the 1:4 Reverse Split.

Fortuna Investment Corp., an affiliate of Fortuna, is a minority shareholder and the only other shareholder of F1 Advisory Group which holds 1,166,875 of our Investor Rights Warrants pursuant to the UMI Warrant issuance in July 2021, the subsequent consolidating of the UMI Warrants into Investor Rights Warrants and the 1:4 Reverse Split. Justus Parmar exercises voting and investment power over Fortuna Investment Corp. In March 2021, UMI engaged in due diligence and preliminary discussions with Fortuna regarding a possible business combination transaction. In May 2021, UMI and Fortuna entered into a non-binding letter of intent and ahead of the completion of the Merger, Fortuna Investment Corp., an affiliate of Fortuna, loaned funds to UMI in the aggregate principal amount of $111,000.

See note 14 to our Audited Financial Statements for the Years Ended December 31, 2022 and 2021 for a description of short-term loans with our former Chief Executive Officer and Director, Basil Botha and our former Chief Technology Officer and Director, Howard Glicksman. In accordance with the Amending Agreement with Mr. Botha, his loan to the Company in the amount of $78,050 will accrue interest at 1% compounded monthly and shall be paid within seven (7) days of the closing of this Offering.

See note 19 to our Audited Financial Statements for the Years Ended December 31, 2022 and 2021 for a description of our transactions with our key management personnel.

See note 23 to our Audited Financial Statements for the Years Ended December 31, 2022 and 2021 for a description of the transition agreement we entered into with our former Chief Executive Officer and Director, Basil Botha to provide technical advisory services.

On April 10, 2023, SVK, which is beneficially owned by Kuljit (Jeet) Basi, our Chief Executive Officer, entered into share purchase agreements with F1 Advisory Group Ltd., Kayla Thompson and FGH Incorporated Ltd., respectively, for the purchase of 1,150,000 Investor Rights Warrants, at a purchase price of $0.01 per Investor Rights Warrant. Following the 1:4 Reverse Split, SVK owned 287,500 Investor Rights Warrants. The Investor Rights Warrants will automatically convert on a cashless basis and assuming an Offering Price of $5.00 and a $0.80 (C$1.00) post-1:4 Reverse Split exercise price, holders of the Investor Rights Warrants will receive 0.84 Common Shares per Investor Rights Warrant held, subject to the IRA Blocker (as defined herein).

Review, Approval and Ratification of Related Party Transactions

The Company has adopted a Related Party Transactions Policy for the review and approval of related party transactions.

Our Related Party Transactions Policy is administrated by our audit and risk committee and provides that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the relevant facts and circumstances available shall be considered, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF INCORPORATION

We are a British Columbia corporation, and our affairs are governed by our notice of articles and our articles, each as amended from time to time, and the provisions of the Business Corporations Act (British Columbia). As of the date of this Prospectus, our authorized share capital consists of an unlimited number of Common Shares without par value.

As of December 31, 2022, there were 8,559,864 Common Shares issued and outstanding (pre-1:4 Reverse Split). There were 2,139,974 Common Shares issued and outstanding post-1:4 Reverse Split. The following summary description of our share capital does not purport to be complete and is qualified in its entirety by reference to our notice of articles and articles. If you would like more information on our Common Shares, you should review our notice of articles, articles and the BCBCA.

As of December 31, 2022, there were 25,208,116 Warrants and Nil Options issued and outstanding (pre-1:4 Reverse Split). There were 6,302,015 Warrants and Nil Options issued and outstanding post-1:4 Reverse Split.

History of Share Capital

The history of share capital shown below has been adjusted to reflect the number of common shares issued post-1:4 Reverse Split.

During the year ended December 31, 2019, the Company (as UMI) issued 354,166 common shares for total cash consideration of $425.

During the year ended December 31, 2020:

•        On July 30, 2020, 178,089 preferred shares of UMI were converted to common shares on a 1:1 conversion basis.

•        In July 2020, 869,158 units of UMI were issued as part of a private placement at a price of $0.60 per unit. Each unit consisted of one common share and one common share purchase warrant. Each warrant entitled the holder thereof to purchase one additional common share at an exercise price of C$2.25 per share for three years from the completion of the private placement. As a result, 869,158 warrants were issued with the fair value of $115,500.

•        In July 2020, 345,499 common shares of UMI were issued to officers and directors at $0.60 per share. The fair value of the common shares issued was $210,050.

•        In July 2020, as part of a debt settlement arrangement entered into with various vendors of UMI, 49,058 units were issued to settle debt valued at $95,574. Each unit consisted of one common share and one-half of one common share purchase warrant. Each full warrant entitled the holder thereof to purchase one common share of UMI at an exercise price of C$2.25 per share for three years from the completion of the private placement. As a result, 24,529 warrants were granted as debt settlement.

•        In November 2020, 9,166 common shares were issued to employees of UMI at $0.60 per share. The fair value of the common shares issued was $2,750.

•        In November 2020, 18,712 common shares of UMI were issued at $1.80 per share.

•        During 2020, 207,534 common shares of UMI were redeemed.

During the year ended December 31, 2021:

•        In January 2021, 33,332 units of UMI were issued at a price of $1.80 per common share. Each unit included one warrant allowing the owner to purchase one share at C$4.50 over a three-year period. The fair value of these 33,332 warrants is $15,800, and these warrants will expiry on 15 January 2024.

•        In February 2021, 172,750 common shares of UMI were issued to officers and directors of the Company at $1.80 per common share. The fair value of the common shares granted was $310,950.

•        On August 7, 2021, UMI issued 49,500,000 UMI Warrants to investors in a private placement. Each UMI Warrant was issued for consideration of C$0.0035 for aggregate gross proceeds of C$173,250 ($137,365). Upon completion of the 1:3 Reverse Split, the UMI Warrants were consolidated into 16,500,000 Investor Rights Warrants issued for consideration of C$0.0105 per warrant and were further consolidated into 4,124,999 Investor Rights Warrants following the 1:4 Reverse Split. The Investor Rights Warrants will automatically convert on a cashless basis and assuming an Offering Price of $5.00 and a $0.80 (C$1.00) post-1:4 Reverse Split exercise price, holders of the Investor Rights Warrants will receive 0.84 Common Shares per Investor Rights Warrant held, subject to the IRA Blocker (as defined herein).

•        On August 30, 2021, the Company granted 1,250,000 performance warrants with an exercise price of $0.20 vesting upon $10,000,000 and $20,000,000 in gross sales targets.

•        On November 9, 2021, the Company completed a private placement offering of 317,537 Common Shares at a price of $2.00 per share for total proceeds of $635,075, share issuance costs of $6,245 and no finders’ fees.

During the year ended December 31, 2022

On April 7, 2022, the Company issued $3,331,390 principal amount of 5% unsecured convertible debentures in a private placement. The debentures bear interest at five percent (5%) per annum. The debentures are due thirty-six (36) months following their issuance (on April 7, 2025). The Debenture Indenture executed in relation to the debentures also provides that in the event the Company completes a U.S. listing (such as the Offering), the principal amount plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $20.00 (post-1:4 Reverse Split). In connection with the Debenture Offering, the Company paid $156,994 in commissions to various investment dealers/brokers.

Warrants

The Company had a number of warrants outstanding (post the 1:4 Reverse Split) as of December 31, 2022, and of the date hereof, having various expiry periods and exercises prices, summarized as follows:

Issuance Date	Expiry Date	Exercise Price*	December 31, 2022*
July 16, 2020 – October 20, 2020	July 16 – October 20, 2023	C$ 2.25	893,684
January 15, 2021	January 15, 2024	C$ 4.50	33,332
August 7, 2021	3 years post Offering	C$ 1.00	4,124,999
August 30, 2021	3 years post Offering	$ 0.20	1,250,000
			6,302,015

____________

*        During the year ended December 31, 2021, the Company completed a reverse split (1:3). The numbers shown represent the number of warrants after the 1:3 Reverse Split.

*        On May 11, 2023, the Company completed a reverse split (1:4). The numbers shown represent the number of warrants post-1:4 Reverse Split.

On any exercise of any of the warrants, in lieu of payment of the aggregate exercise, holders may elect to receive Common Shares equal to the value of the warrants, or a portion as to which the warrants are being exercised.

On July 13, 2022, the Company entered into the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, the Company agreed that each Investor (as defined in the Investor Rights Agreement) shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote, as a separate class, on any matter at any meetings of shareholders of the Company. Each Investor Rights Warrant entitles the holder thereof to one vote per Investor Rights Warrant. Further, the Warrantholder Representative shall be entitled to nominate three (3) directors to the Board, provided that each director nominee shall be a Canadian resident and shall meet the requirements of applicable corporate, securities and other laws. The Investor Rights Agreement will terminate upon completion of the Offering, and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants will also terminate at such time.

Common Shares

General

All of our Common Shares are fully paid and non-assessable. Our Common Shares are issued in registered form and may or may not be certificated although every shareholder is entitled at their option to a share certificate that complies with the BCBCA. Except as provided in the Investment Canada Act (Canada), there are no limitations on the rights of shareholders who are not residents of Canada to hold and vote Common Shares.

Dividends

Holders of our Common Shares are entitled to receive, from funds legally available therefor, dividends when and as declared by the Board of Directors, subject to any prior rights of the holders of shares with special rights if issued. The BCBCA provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital. These rights are subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends.

Voting Rights

Each Common Share is entitled to one vote on all matters upon which the Common Shares are entitled to vote.

Liquidation

With respect to a distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets for the purposes of winding up our affairs, assets available for distribution among the holders of Common Shares shall be distributed among the holders of the Common Shares on a pro rata basis, subject to any prior rights of the holders of shares with special rights if issued.

Transfer Agent and Registrar

Computershare Investor Services Inc. is the transfer agent and registrar for our Common Shares. The address of Computershare is 800-324 8 Avenue SW, Calgary, Alberta T2P 2Z2.

Shareholders’ Rights

The BCBCA, our notice of articles and our articles govern us and our relations with our shareholders. The following is a summary of certain rights of holders of our Common Shares under our articles and the BCBCA. This summary is not intended to be complete and is qualified in its entirety by reference to the BCBCA, our notice of articles and articles.

Stated Objects or Purposes

Our articles do not contain any stated objects or purposes and do not place any limitations on the business that we may carry on.

Shareholder Meetings

Pursuant to the BCBCA, we must hold an annual meeting of our shareholders at least once every calendar year at a time and place determined by the Board of Directors, provided that the meeting must not be held later than 15 months after the preceding annual meeting. A meeting of our shareholders may be held at any place within British Columbia or, if determined by our directors, any location outside British Columbia.

Subject to any special rights or restrictions attached to any shares, voting at a meeting of shareholders may be conducted by way of poll or by show of hands or, in certain other circumstances as required by the BCBCA, in any other manner that adequately discloses the intentions of the shareholders present. Accordingly, the articles provide that: (a) on a poll, every shareholder entitled to vote has one vote in respect of each share held by that shareholder that carries the right to vote on that poll and may exercise that vote either in person or by proxy; and (b) on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote.

A poll may be demanded by the chairman of the meeting or by any shareholder present in person or by proxy. However, if such a poll is demanded, the poll must be taken at the meeting or within seven days after the date of the meeting, as the chair of the meeting so directs, and in the manner, at the time and at the place that the chair of the meeting directs.

A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present. An ordinary resolution is a resolution passed by not less than a simple majority of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present.

Notice of Meeting of Shareholders

Our articles provide that we must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution, and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in the articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless the articles otherwise provide, at least 21 days before the meeting.

Quorum

Our articles provide that, subject to the special rights and restrictions attached to the shares of any affected class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one or more persons, present in person or by proxy and together holding or representing by proxy shares carrying at five percent of the votes entitled to be voted at the meeting.

Record Date for Notice of Meeting of Shareholders

Our board may fix, in advance, a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than two months or by less than 21 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be 5:00 p.m. on the day immediately preceding the day on which the notice is given or, if no notice is given, the beginning of the meeting.

Ability to Requisition Special Meetings of the Shareholders

The BCBCA provides that the holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may give notice to the directors requiring them to call a meeting for the purposes stated in the requisition.

Authorization of Certain Corporate Action

Under the BCBCA, certain substantive changes to the charter documents of the corporation, such as an alteration of the restrictions, if any, on the business carried on by the corporation, a change in the name of the corporation, an increase, reduction or elimination of the maximum number of shares that the corporation is authorized to issue out of any class or series of shares, or an alteration of the special rights and restrictions attached to issued shares, require a resolution of the type specified in the articles. Accordingly, if the articles fail to specify the type of resolution or, if the articles do not contain such a provision, a special resolution passed by at least two-thirds of the votes cast by shareholders on the resolution. Other fundamental changes such as a proposed amalgamation or arrangement require a similar special resolution passed by the holders of shares of each class entitled to vote at a general meeting and the holders of all classes of shares adversely affected by such changes.

Under the Company’s articles, the directors have the authority to exercise all such powers of the Company as are not, by the BCBCA or by its articles, required to be exercised by the shareholders of the Company. Such powers include the power to alter the restrictions, if any, on the business carried on by the Company, to change the name of the Company, to subdivide or consolidate all or any of the Company’s unissued, or fully paid issued, shares, and to alter the identifying name of any of its shares.

Dissent Rights

The BCBCA provides that our shareholders are entitled to exercise dissent rights and demand payment of the fair value of their shares in certain circumstances and provided that the procedures set out in the BCBCA are followed. For this purpose, there is no distinction between listed and unlisted shares. Dissent rights of holders of any class of our shares exist when we resolve to:

(a)     alter the articles to alter restrictions on our powers or on the business we are permitted to carry on;

(b)    adopt an amalgamation agreement;

(c)     approve an amalgamation into a foreign jurisdiction;

(d)    approve an arrangement, the terms of which arrangement permit dissent;

(e)     authorize or ratify the sale, lease or other disposition of all or substantially all our’ undertaking;

(f)     authorize our continuation into a jurisdiction other than British Columbia; or

(g)    pass any other resolution, if dissent is authorized by the resolution. In addition, a court order in connection with an arrangement proposed by us may permit shareholders to dissent if the arrangement is adopted.

Action by Written Consent

Under the BCBCA, shareholders can take action by written resolution and without a meeting only if all shareholders sign the written resolution.

Directors

Number of Directors and Election

Under the BCBCA, our charter documents consist of (i) the notice of articles, which sets forth the name of the corporation, the corporation’s registered and records office, the names and addresses of our directors and the amount and type of authorized capital, and (ii) the articles, which govern the management of the corporation, set out any special rights or restrictions attached our shares and establishes the procedures for changing the number of directors on our board.

Accordingly, as we are a public company, as such term is defined in the BCBCA, the articles provide that the Board of Directors must consist of the greater of: (i) three directors; and (ii) such number of directors equal to the number of directors most recently elected by ordinary resolution at a meeting of shareholders. Our Board of Directors currently consists of six directors. Our articles provide that our board may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, to fill any casual vacancy occurring on the Board of Directors provided the total number of directors so appointed may not exceed one-third the number of directors elected at the previous annual meeting of shareholders. Shareholders of a corporation governed by the BCBCA elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Director Qualifications

Under the BCBCA a director must not be:

(a)     under eighteen years of age;

(b)    found by a court, in Canada or elsewhere, to be incapable of managing their own affairs;

(c)     an undischarged bankrupt; or

(d)     convicted in or out of the Province of British Columbia of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud, unless:

(i)     a court orders otherwise,

(ii)     5 years have elapsed since the last to occur of: (A) the expiration of the period set for suspension of the passing of sentence without a sentence having been passed; (B) the imposition of a fine; (C) the conclusion of the term of any imprisonment; and (D) the conclusion of the term of any probation imposed, or

(iii)   a pardon was granted or issued, or a record suspension was ordered, under the Criminal Records Act (Canada) and the pardon or record suspension, as the case may be, has not been revoked or ceased to have effect.

Removal of Directors

Under the BCBCA, a corporation’s shareholders may, by special resolution, remove any director before the expiration of their term of office, and may, by ordinary resolution, elect or appoint a director to fill the resulting vacancy. If the shareholders do not contemporaneously elect or appoint a director to fill the vacancy created by the removal of a director, then the directors may appoint, or the shareholders may elect or appoint by ordinary resolution, a director to fill that vacancy for the remainder of such term. Under the BCBCA, a director’s term expires at the next annual meeting of shareholders. A director may be nominated for re-election to the Board of Directors at the end of the director’s term.

Vacancies on the Board of Directors

Under the BCBCA, vacancies that exist on the Board of Directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, may be filled by the Board of Directors if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors may only act for the purpose of appointing directors up to such number so as to establish quorum or summon a meeting of shareholders to fill any vacancies on the Board of Directors or for any other purpose permitted by the BCBCA.

Limitation of Personal Liability of Directors and Officers

Under the BCBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in the corporation’s articles, resolutions or contracts can relieve a director or officer from the duty to act in accordance with the BCBCA or relieve a director from liability for a breach thereof. However, a director will not be liable for breaching his or her duty to act in accordance with the BCBCA if the director relied in good faith on: (i) financial statements represented to them by an officer or in a written report of the auditor to fairly reflect the financial condition of the corporation; or (ii) a report of a person whose profession lends credibility to a statement made by such person.

Indemnification of Directors and Officers

Under Division 5 of Part 5 of the BCBCA, we may indemnify any present or former director or officer or an individual who acts or has acted at our request as a director or officer, or an individual acting in a similar capacity, of another corporation or entity, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, a proceeding in which any such director, officer or other individual, by reason of him or her being or having been a director of officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. In addition we may, after the final disposition of any such proceeding, pay the expenses actually and reasonably incurred by any such director, officer or other individual in respect of that proceeding, or in certain circumstances we may pay such expenses as they are incurred. However, Division 5 of Part 5 of the BCBCA also provides that we must not provide such indemnification or payment of expenses in certain circumstances including if, in relation to the subject matter of the proceeding, such director, officer or other individual did not act honestly and in good faith with a view to our best interests, or, as the case may be, to the best interests of the associated corporation, and if, in the case of a proceeding other than a civil proceeding, such director, officer or other individual did not have reasonable grounds for believing that his or her conduct was lawful.

Under our articles, our Board of Directors must cause us to indemnify our directors and officers and former directors and officers, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the BCBCA.

We have entered into indemnity agreements with each of our directors and officers agreeing to indemnify them, to the fullest extent permitted by law, against all liability, loss, harm damage cost or expense, reasonably incurred by the director in respect of any threatened, pending, ongoing or completed claim or civil, criminal, administrative, investigative or other action or proceeding made or commenced against him or in which he is or was involved by reason of the fact that he is or was a director of our Company.

Sources of Dividends

Dividends may be declared at the discretion of the Board of Directors. Under the BCBCA, the directors may not declare, and we may not pay, dividends if there are reasonable grounds for believing that (i) we are, or would after such payment be unable to pay our liabilities as they become due or (ii) the realizable value of our assets would be less than the aggregate of our liabilities and of our stated capital of all classes of shares.

Amendments to the Notice of Articles and Articles

Subject to the articles and the BCBCA, our directors may by resolution:

(a)     change the name of the corporation or adopt or change any translation of that name;

(b)    create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(c)     increase, reduce or eliminate the maximum number of shares that we are authorized to issue out of any class or series of shares or establish a maximum number of shares that we are authorized to issue out of any class or series of shares for which no maximum is established;

(d)    if we are authorized to issue shares of a class of shares with par value: (i) decrease the par value of those shares, (ii) if none of the shares of that class of shares are allotted or issued, increase the par value of those shares, (iii) subdivide all or any of its unissued or fully paid issued shares with par value into shares of smaller par value, or (iv) consolidate all or any of its unissued or fully paid issued shares with par value into shares of larger par value;

(e)     change all or any of our unissued or fully paid issued shares with par value into shares without par value or all or any of its unissued shares without par value into shares with par value;

(f)     alter the identifying name of any of our shares; or

(g)    otherwise alter our shares or authorized share structure when required or permitted to do so by the BCBCA.

Interested Directors Transactions

Under the BCBCA, a director or senior officer of a company holds a disclosable interest in a contract or transaction if (a) the contract or transaction is material to the company, (b) the company has entered, or proposes to enter, into the contract or transaction, and (c) either the director or senior officer has a material interest in the contract or transaction, or the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction. A director who has a disclosable interest in a contract or transaction is not entitled to vote on any directors’ resolution to approve that contract or transaction. Further, subject to the BCBCA, generally a director or senior officer of the company is liable to account to the company for any profit that accrues to him or her under or as a result of a contract or transaction in which he or she holds a disclosable interest. However in certain circumstances a director or senior officer of the company will not be liable to account for and may retain any such profit including if the contract or transaction is approved by the directors after the nature and extent of the disclosable interest has been disclosed to the directors, or if the contract or transaction is approved by a special resolution of the shareholders after the nature and extent of the disclosable interest has been disclosed to the shareholders entitled to vote on that resolution. The disclosure of the nature and extent of a disclosable interest may be made to the company in writing or be evidenced in a consent resolution, the minutes of a meeting or other record deposited in the company’s records office.

Committees

Under the BCBCA and our articles, our directors may, by way of resolution, appoint one or more committees consisting of directors from their number or other persons, as desired, and delegate to such committee members certain powers of the directors.

Derivative Actions

Under the BCBCA, a complainant (as defined below) may, with leave of the court, prosecute or defend a legal proceeding in the name and on behalf of the corporation to enforce a right, duty or obligation owed to the corporation that could be enforced by the corporation itself or to obtain damages for any breach of such a right, duty or obligation. A “complainant” includes, in relation to us, a shareholder or director of the corporation. Accordingly, no such action may be brought and no such intervention in an action may be made unless the court is satisfied that:

(a)     the complainant has made reasonable efforts to cause our directors to prosecute or defend the legal proceeding;

(b)    notice of the application for leave has been given to us and to any other person the court may order;

(c)     the complainant is acting in good faith; and

(d)    it appears to the court that it is in the best interests of the company for the legal proceeding to be prosecuted or defended.

Under the BCBCA, the court in a derivative action may make any order it thinks fit, including orders pertaining to the awarding of costs and the indemnification of certain individuals, including the complainant. Further, no legal proceeding prosecuted or defended in regards to a derivative action brought forward by a complainant may be discontinued, settled or dismissed without the approval of the court under the BCBCA.

Oppression Remedy

Under the BCBCA, a shareholder of a corporation or any other person who, in the discretion of the court, is an appropriate person to make an application has the right to apply to the court on the grounds that:

(a)     the affairs of the corporation are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or

(b)    some act of the corporation has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

On such an application, the court can grant a variety of remedies, ranging from an order restraining the conduct complained of to an order requiring the corporation to repurchase the shareholder’s shares or an order liquidating the corporation.

Inspection of Books and Records

Under the BCBCA, our shareholders may examine, free of charge during normal business hours:

(a)     our notice of articles and articles and all amendments thereto;

(b)    the minutes and resolutions of our shareholders;

(c)     copies of all notices of directors filed under the BCBCA;

(d)    our register of directors; and

(e)     our central securities register.

Any of our shareholders may request copies of our notice of articles and articles and all amendments thereto free of charge.

Resale Restrictions

See Lock-Up Agreements discussed below.

Listing

We intend to apply for listing of our Common Shares on the NYSE American under the symbol “MDRN”.

SECURITIES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no market for our Common Shares. Future sales of substantial amounts of our Common Shares in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of Common Shares will be available for sale shortly after this Offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Common Shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our Common Shares and our ability to raise equity capital in the future.

After completion of this Offering, we will have 4,139,952 Common Shares issued and outstanding (excluding shares issuable pursuant to the conversion of Debentures and Investor Rights Warrants as described elsewhere in this prospectus) (or 4,439,952 Common Shares if the Underwriters’ option to purchase additional Common Shares is exercised in full).

All of the Common Shares sold in this Offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to the lock-up period described below after completion of this Offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

Each of our directors, officers and all of our other holders of outstanding common shares (or securities convertible into common shares, including options and warrants) as of the effective date of the registration statement, of which this prospectus forms a part, have entered into “lock-up” agreements in favor of the representative pursuant to which such persons and entities have agreed, for a period of twelve (12) months from the date of the Offering in the case of our directors and officers and six (6) or twelve (12) months from the date of the offering in the case of our other holders of outstanding securities, that they will neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the representative’s prior written consent.

The Company shall, by the Closing of this Offering, obtain an agreement from all of its securityholders (other than (i) its securityholders who hold common shares pursuant to the Company’s issuance on November 9, 2021, which are subject to a twelve (12) month lock-up from the date of the Offering, (ii) its securityholders who hold Investor Rights Warrants, which are subject to a twelve (12) month lock-up from the date of the Offering, and (iii) its securityholders who hold Debentures, which are subject to a six (6) month lock-up from the date of the Offering and for which the Company will, by the Closing of this Offering, obtain an agreement to extend the lock-up period for an additional six (6) months such that the lock-up period shall be twelve (12) months from the closing of this Offering) to extend the lock-up period for an additional six (6) months such that the lock-up period shall be eighteen (18) months from the closing of this Offering, after which the locked-up securities will be released on staggered dates in accordance with the lock-up agreement filed as Exhibit 1.3 to this Registration Statement, with all securities released from lock-up ten (10) months after the expiry of the initial eighteen (18) month lock-up period. See “Underwriting” for more information on page 90. Accordingly, there will be a corresponding increase in the number of shares that become eligible for sale after the lock-up period expires. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•        beginning on the date of this Prospectus, all of the shares sold in this Offering will be immediately available for sale in the public market (except as described above); and

•        beginning [  ] days after the date of this Prospectus, at the expiration of the lock-up period for our officers, directors and holders of at least [  ]% of our outstanding securities, [  ] additional Common Shares will become eligible for sale in the public market, all of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144 and Rule 701 as described below.

Lock-Up Agreements

The Company has various lock-up agreements in effect as a result of the Merger and financing transactions it has undertaken, as summarized below.

All securities issued by the Company in connection with the Merger are currently subject to restrictions such that during the Lock-Up Period the holders thereof may not (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Capital Shares or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Shares or other securities, in cash or otherwise. After the expiration of the Lock-Up Period, until the expiration of the Leak-Out Period such holders may only sell shares of Capital Shares within the following cumulative limits based on the aggregate number of shares of Capital Shares beneficially owned by such holders on the commencement date of the Leak-Out Period:

•        12 months from the closing of the Offering — 20%

•        16 months from the closing of the Offering — 20%

•        20 months from the closing of the Offering — 20%

•        24 months from the closing of the Offering — 20%

•        28 months from the closing of the Offering — 20%

The Company shall, by the Closing of this Offering, obtain an agreement from all holders of securities issued by the Company in connection with the Merger to extend the lock-up period for an additional six (6) months such that the lock-up period shall be eighteen (18) months from the closing of this Offering, after which the locked-up securities will be released on staggered dates as follows, with all securities released from lock-up ten (10) months after the expiry of the initial eighteen (18) month lock-up period. The following cumulative limits on sales of Capital Stock would replace the existing limits referenced above.

•        18 months from closing of the Offering — 16.7%

•        20 months from closing of the Offering — 16.7%

•        22 months from closing of the Offering — 16.7%

•        24 months from closing of the Offering — 16.7%

•        26 months from closing of the Offering — 16.7%

•        28 months from closing of the Offering — the remainder.

The Investor Rights Warrants will automatically convert to Common Shares upon completion of this Offering, as described elsewhere in this prospectus, and the Common Shares issued on such automatic conversion shall be subject to a resale restrictions such that they will be released from lock-up twelve (12) months following the closing of the Offering (i.e. U.S. listing).

In connection with the Debenture Offering, upon completion of the U.S. listing (i.e. the Offering), the principal amount of such Debentures plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering price, and (B) $20.00 (post-1:4 Reverse Split) and all such Common Shares issued on such automatic conversion shall be subject to a six (6) month hold period/resale restriction from the closing of the Offering. The Company shall, by the Closing of the Offering, obtain an agreement from all Debenture holders to extend the lock-up period for an additional six (6) months such that the lock-up period shall be twelve (12) months from the closing of the Offering.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the Common Shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those Common Shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the Common Shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those Common Shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling Common Shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of Common Shares that does not exceed the greater of:

•        1% of the number of Common Shares then outstanding, which will equal approximately [  ] Common Shares immediately after this Offering; or

•        the average weekly trading volume of our Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who purchased our Common Shares pursuant to a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this Prospectus before selling those shares pursuant to Rule 701 and are subject to the lock-up agreements described above.

The Common Shares may be sold in Canada only to purchasers, purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario). Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Canadian purchasers should refer to any applicable provisions of the securities legislation of their province or territory for particulars of these rights or consult with a legal advisor.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL MATTERS RELATING TO SHARE TRANSFER RESTRICTIONS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Common Shares, including the Common Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any local, state, foreign (including Canada), or other taxing jurisdiction.

Taxation in Canada

Material Canadian Federal Income Tax Considerations

In the opinion of Aird & Berlis LLP, Canadian counsel to the Company, the following summary describes the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) generally applicable to the acquisition, holding and disposition of the Common Shares by a holder who acquires, as beneficial owner, the Common Shares pursuant to the Offering and who, for purposes of the Tax Act and at all relevant times, holds the Common Shares as capital property, deals at arm’s length with the Company and each underwriter and is not affiliated with the Company or any underwriter (a “Holder”). Generally, the Common Shares will be considered to be capital property to a Holder provided the Holder does not acquire or hold the Common Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) an interest in which would be, or for whom a Common Share would be, a “tax shelter investment” as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act to report in a currency other than the Canadian currency; (v) that has or will enter into a “derivative forward agreement”, a “synthetic disposition arrangement” or a “dividend rental arrangement”, each as defined under the Tax Act, with respect to the Common Shares; or (vi) that carries on, or is deemed to carry on, an insurance business in Canada or elsewhere. Such Holders should consult their own tax advisors with respect to an investment in the Common Shares.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada and that is or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Common Shares, controlled by a non-resident person or group of non-resident persons not dealing with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to the possible application of these rules.

In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of the Common Shares.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof(the “Proposed Amendments”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in law or the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action or decision, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

Subject to certain exceptions that are not discussed in this summary, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares, including dividends, must be determined in Canadian dollars using the relevant exchange rate determined in accordance with the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder or prospective holder of the Common Shares, and no representations with respect to the income tax consequences to any holder or prospective holder are made. Consequently, holders and prospective holders of the Common Shares should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring the Common Shares, having regard to their particular circumstances.

Holders Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have the Common Shares, and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and any subsequent taxation year, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Resident Holders should consult their own tax advisors regarding the availability or advisability of this election.

Dividends on the Common Shares

Dividends received or deemed to be received on the Common Shares by a Resident Holder who is an individual (other than certain trusts) will generally be included in the individual’s income and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced dividend tax credit rules applicable to any dividends designated by the Company as “eligible dividends” in accordance with the Tax Act. There may be limitations on the ability of the Company to designate dividends as “eligible dividends.”

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally also be deductible in computing its taxable income for that taxation year. In certain circumstances, a dividend received or deemed to be received by a Resident Holder that is a corporation may be deemed to be proceeds of disposition or a capital gain pursuant to subsection 55(2) of the Tax Act. Resident Holders that are corporations should consult their own tax advisors having regard to their own particular circumstances.

A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Common Shares to the extent such dividends are deductible in computing its taxable income for the taxation year. Such additional tax may be refundable in certain circumstances.

Dispositions of Common Shares

Upon a disposition (or a deemed disposition) of a Common Share, a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition of such Common Share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such Common Share to the Resident Holder.

The adjusted cost base to a Resident Holder of Common Shares acquired hereunder will be determined by averaging the cost of such Common Shares to the Resident Holder with the adjusted cost base of any other Common Shares held by the Resident Holder as capital property immediately before the acquisition.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for the year and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends received or deemed to be received by it on such Common Share, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Aggregate Investment Income

A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay a refundable tax on its “aggregate investment income”, which is defined in the Tax Act to include an amount in respect of taxable capital gains and dividends or deemed dividends that are not deductible in computing such corporation’s income. Pursuant to Proposed Amendments released on April 7, 2022 in a Notice of Ways and Means Motion (the “Notice”) released with the federal budget, it is proposed that the refundable tax on investment income will also apply to corporations that are “substantive CCPCs” as defined in the Notice.

Alternative Minimum Tax

Capital gains realized and dividends received or deemed to be received by an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention (i) is neither resident nor deemed to be resident in Canada, and (ii) does not, and is not deemed to, use or hold the Common Shares in a business carried on in Canada (a “Non-Resident Holder”). In addition, this portion of the summary does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act) and such Non-Resident Holders should consult their own tax advisors.

Dividends on the Common Shares

Any dividends paid or credited, or deemed to be paid or credited, on the Common Shares, as the case may be, to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding to which that Non-Resident Holder may be entitled under an applicable income tax treaty or convention. For instance, where the Non-Resident Holder is a resident of the United States that is entitled to applicable benefits under the Canada-United States Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%. The rate of withholding tax is generally further reduced to 5% if the beneficial owner of such dividend is a company that owns, directly or indirectly, at least 10% of the voting shares of the Company. Non-Resident Holders should consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of the Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of a Common Share unless such share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, the Common Shares will not constitute “taxable Canadian property” of a Non-Resident Holder at any particular time provided that the Common Shares are then listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the NYSE American), unless at any time during the 60-month period immediately preceding such time: (i) at least 25% or more of the issued shares of any class or series of the capital shares of the Company were owned by or belonged to any combination of (x) the Non-Resident Holder, (y) persons with whom the Non-Resident Holder did not deal at arm’s length (for the purposes of the Tax Act), and (z) partnerships in which the Non-Resident Holder or a person described in (y) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act) or options in respect of, interests in or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, the Common Shares may also be deemed to be “taxable Canadian property” in certain circumstances.

In cases where a Non-Resident Holder disposes (or is deemed to have disposed) of a Common Share that is “taxable Canadian property” to that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption under an applicable income tax treaty or convention, the consequences described above under the headings “Holders Resident in Canada — Dispositions of Common Shares” and “Taxation of Capital Gains and Capital Losses” will generally be applicable to such disposition. Non-Resident Holders for whom a Common Share is, or may be, “taxable Canadian property” should consult their own tax advisors.

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our Common Shares. This summary is based on current U.S. federal income tax laws (including provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions, all in effect as of the date hereof), all of which are subject to change at any time, possibly with retroactive effect. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect owners of our Common Shares.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of one or more of our Common Shares that is for U.S. federal income tax purposes one of the following:

•        an individual citizen or resident of the United States, including individuals treated as residents of the United States solely for tax purposes;

•        a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source, or;

•        a trust if (1) a court within the United States can exercise primary supervision over it, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion applies only to a U.S. Holder that holds Common Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Unless otherwise provided, this summary does not discuss reporting requirements. This discussion is of a general nature only and does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular U.S. Holder. In addition, this discussion does not address any tax consequences other than U.S. federal income tax consequences, such as U.S. state and local tax consequences, U.S. estate and gift tax consequences, and non-U.S. tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the net investment income tax, and tax consequences to holders that are subject to special provisions under the Code, including, but not limited to, holders that:

•        are tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

•        are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

•        are brokers or dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method;

•        have a “functional currency” for U.S. federal income tax purposes that is not the U.S. dollar;

•        own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•        acquire Common Shares in connection with the exercise of employee share options or otherwise as compensation for services;

•        are partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such partnerships and entities);

•        are required to accelerate the recognition of any item of gross income with respect to the Common Shares as a result of such income being recognized on an applicable financial statement;

•        are controlled foreign corporations;

•        are passive foreign investment companies;

•        hold the Common Shares in connection with trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States; or

•        are former U.S. citizens or former long-term residents of the United States.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our securities, the tax treatment of a person treated as a partner for U.S. federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our securities should consult their tax advisors.

We have not sought, and do not expect to seek, a ruling from the United States Internal Revenue Service (the “IRS”), as to any United States federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR COMMON SHARES CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.

U.S.  Tax Status of the Company

Although the Company is incorporated under Canadian law, as a result of the consummation of the Merger, the Company should be treated, pursuant to Section 7874 of the Code, as a U.S. corporation for all purposes under the Code. As a result, since the Company should be treated as a U.S. corporation for U.S. federal income tax purposes, we do not intend to treat the Company as a “passive foreign investment company,” as such rules apply only to non-U.S. corporations that are treated as such for U.S. federal income tax purposes. Since the Company is a taxable corporation in Canada, it would likely be subject to income taxation in both the United States and Canada on the same income, which could reduce the amount of income available for distribution to shareholders. The ability of the Company to take foreign tax credits against its U.S. tax liability in respect of taxes paid in Canada may be limited.

The rules under Section 7874 are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to aspects of their application. If it were determined that we should be taxed as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, the U.S. federal income tax consequences described herein could be materially and adversely affected. For example, U.S. Holders could be subject to the rules applicable to passive foreign investment companies. Beneficial owners of our shares should consult their own tax advisors with respect the tax consequences if we were classified as a foreign corporation for U.S. federal income tax purposes.

The remainder of this discussion assumes that the Company is treated as a U.S. corporation for all U.S. federal income tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our Common Share or rights to acquire our Common Share) to U.S. Holders of our Common Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Shares and will be treated as described under “U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the applicable tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. If a U.S. Holder is subject to Canadian withholding tax on dividends paid on the holder’s securities to the U.S. Holder, the dividends will be considered U.S. source income, which could limit the ability of a U.S. Holder to claim a foreign tax credit for the Canadian withholding taxes imposed in respect of such a dividend. See “U.S. Holders — Foreign Tax Credit Limitations” below.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares

Subject to the discussion below under “U.S. Holders — Redemption of Our Common Shares,” upon a sale, taxable exchange or other taxable disposition of our Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such Common Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders currently will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

To the extent a U.S. Holder pays any Canadian tax on a sale, exchange or disposition of our Common Shares, a U.S. foreign tax credit may not be available. See “U.S. Holders — Foreign Tax Credit Limitations” below.

Foreign Tax Credit Limitations

Because the Company is subject to tax both as a U.S. domestic corporation and as a Canadian corporation, a U.S. Holder may pay, through withholding, Canadian tax, as well as U.S. federal income tax, with respect to dividends paid on its securities. For U.S. federal income tax purposes, a U.S. Holder may elect for any taxable year to receive either a credit or a deduction for all foreign income taxes paid by the holder during the year. Complex limitations apply to the foreign tax credit, including a general limitation that the credit cannot exceed the proportionate share of a taxpayer’s U.S. federal income tax that the taxpayer’s foreign source taxable income bears to the taxpayer’s worldwide taxable income. In applying this limitation, items of income and deduction must be classified, under complex rules, as either foreign source or U.S. source.

The status of the Company as a U.S. domestic corporation for U.S. federal income tax purposes will cause dividends paid by the Company to be treated as U.S. source rather than foreign source income for this purpose. As a result, a foreign tax credit may be unavailable for any Canadian tax paid on dividends received from the Company. Similarly, to the extent a sale or disposition securities by a U.S. Holder results in Canadian tax payable by the U.S. Holder (for example, because the Common Shares constitute taxable Canadian property within the meaning of the Tax Act), a U.S. foreign tax credit may be unavailable to the U.S. Holder for such Canadian tax. In each case, however, the

U.S. Holder may be able to take a deduction for the U.S. Holder’s Canadian tax paid, provided that the U.S. Holder has not elected to credit other foreign taxes during the same taxable year. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding these rules.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale, taxable exchange or other taxable disposition of our Common Shares unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Common Shares that is for United States federal income tax purposes not a U.S. Holder, as defined above.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our Common Shares or rights to acquire our Common Shares) to Non-U.S. Holders of our Common Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Shares and will be treated as described under “Non-U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares.”

Subject to the discussions below on effectively connected income, dividends paid to a Non-U.S. Holder of our Common Shares will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares

Subject to the discussion below under “Non-U.S. Holders — Redemption of Our Common Shares,” a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, taxable exchange or other taxable disposition of our Common Shares unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our Common Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Shares will not be subject to U.S. federal income tax if our Common Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition and the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Common Shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Common Shares paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale, taxable exchange or other taxable disposition of our Common Shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Common Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

All Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% on payments of dividends (including constructive dividends) on our Common Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that provide that these withholding requirements would generally not apply to gross proceeds from sales or other dispositions of our Common Shares. However, there can be no assurance that final Treasury regulations will provide the same exceptions from FATCA withholding as the proposed Treasury regulations. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Similarly, dividends in respect of our Common Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Common Shares.

UNDERWRITING

ThinkEquity LLC is the representative for the several underwriters of this Offering, or the representative. We have entered into an underwriting agreement dated            , 2023, with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed, severally and not jointly, to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this Prospectus, the number of Common Shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this Prospectus, the number of shares listed next to its name in the following table:

Name	Number of Common Shares
ThinkEquity LLC	2,000,000
Total

The underwriters are committed to purchase all Common Shares offered by us other than those covered by the over-allotment option described below, if any are purchased. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Common Shares offered by us in this Prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the representative of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Common Shares subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this Prospectus, permits the underwriters to purchase up to an aggregate of 300,000 additional Common Shares (equal to 15% of the Common Shares sold in this Offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional Common Shares in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The representative has advised us that the underwriters propose to offer the shares to the public at the initial public offering price per share set forth on the cover page of this Prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $[    ] per share. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions, non-accountable underwriters’ expense allowance and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Share	Total
		Offering without Over-Allotment Option	Offering with Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)
Non-accountable expense allowance (1%)
Proceeds, before expenses, to us	$	$	$

We have agreed to reimburse the representative for its out-of-pocket accountable expenses relating to this Offering up to $40,000. We have agreed to pay an expense deposit of $40,000 to the representative of the underwriters upon execution of an engagement letter relating to this Offering (the “Advance”), which will be applied against the actual out-of-pocket accountable expenses that will be incurred by the underwriters in connection with this Offering, and will be reimbursed to us to the extent not incurred, of which $40,000 has been paid as of the date hereof.

In addition, we have agreed to pay a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters. We have also agreed to pay certain expenses of the representative in connection with this Offering, including: (a) all filing fees and communication expenses associated with the review of this Offering by the Financial Industry Regulatory Authority, Inc. (“FINRA”); (b) fees, expenses and disbursements relating to background checks of our officers and directors; (c) fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of such states and foreign jurisdictions designated by the representative; (d) fees and expenses of the representative’s legal counsel, not to exceed $125,000 (e) for costs and expenses for the underwriters’ use of book-building, prospectus tracking and compliance software for this Offering; (f) fees and expenses for data services and communications expenses; (g) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the closing in such quantities as the representative may reasonably request; (h) data services and communications expenses; (i) the representative’s actual accountable “road show” expenses; and (j) the representative’s market making and trading, and clearing firm settlement expenses for the Offering. Notwithstanding the foregoing, the total accountable expenses shall not exceed $150,000.

We estimate that the total expenses of this Offering payable by us, not including underwriting discounts and commissions, will be approximately $635,000 which includes $485,000 of costs and expenses related to this Offering and additional underwriting accountable expenses of $150,000.

Representative’s Warrants

Upon the closing of this Offering, we have agreed to issue to the representative warrants to purchase up to [    ] Common Shares equal in the aggregate to 5% of the total shares sold in this public offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to $[    ], which represents 125% of the public offering price per share sold in this Offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months after the effective date of the registration statement related to this Offering. The Representative’s Warrants also provide for one demand registration right of the shares underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the shares of Common Shares underlying the Representative’s Warrants and customary antidilution provisions. The demand registration right provided will not be greater than five years from the effective date of the registration statement related to this Offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement related to this Offering in compliance with FINRA Rule 5110(g)(8)(D).

The Representative’s Warrants and the Common Shares underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the Common Shares underlying such Representative’s Warrants in the event of recapitalization, merger, share split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

Until fifteen (15) months from the closing of this Offering, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, sole financial advisor, sole underwriter and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity offerings for our company, or any successor to or any subsidiary of our company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any such transaction.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We have agreed that for a period of twelve (12) months after the closing of this Offering we (and any of our successors) will not, without the prior written consent of the representative and subject to certain exceptions, directly or indirectly:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares;

•        file or caused to be filed any registration statement with SEC relating to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares;

•        complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Common Shares, whether any such transaction is to be settled by delivery of Common Shares or such other securities, in cash or otherwise.

Additionally, we agreed that for a period of 24 months after the Offering we will not directly or indirectly in any variable rate or equity line transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares without the prior written consent of the representative.

In addition, each of our directors, officers and all of our other holders of outstanding common shares (or securities convertible into common shares, including options and warrants) as of the effective date of the registration statement, of which this prospectus forms a part, have entered into “lock-up” agreements in favor of the representative pursuant to which such persons and entities have agreed, for a period of twelve (12) months from the date of the Offering in the case of our directors and officers and six (6) or twelve (12) months from the date of the offering in the case of all of our other holders of outstanding securities, that they will neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the representative’s prior written consent.

The Company shall, by the Closing of this Offering, obtain an agreement from all securityholders (other than (i) its securityholders who hold common shares pursuant to the Company’s issuance on November 9, 2021, which are subject to a twelve (12) month lock-up from the date of the Offering, (ii) its securityholders who hold Investor Rights Warrants, which are subject to a twelve (12) month lock-up from the date of the Offering, and (iii) its securityholders who hold Debentures, which are subject to a six (6) month lock-up from the date of the Offering and for which the Company will, by the Closing of this Offering, obtain an agreement to extend the lock-up period for an additional six (6) months such that the lock-up period shall be twelve (12) months from the closing of this Offering) to extend the lock-up period for an additional six (6) months such that the lock-up period shall be eighteen (18) months from the closing of this Offering, after which the locked-up securities will be released on staggered dates in accordance with the lock-up agreement filed as Exhibit 1.3 to this Registration Statement, with all securities released from lock-up ten (10) months after the expiry of the initial eighteen (18) month lock-up period.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members. The underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the Prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this Prospectus or the registration statement of which this Prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this Offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while this Offering is in progress.

Over-allotment transactions involve sales by the underwriters of common shares in excess of the number of common shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of common shares over-allotted by the underwriters are not greater than the number of common shares that they may purchase in the over-allotment option. In a naked short position, the number of common shares involved is greater than the number of common shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing common shares in the open market.

Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common shares to close out the short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared with the price at which it may purchase common shares through exercise of the over-allotment option. If the underwriters sell more common shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in this Offering.

Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the common shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of our Common Shares. As a result, the price of our Common Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Shares. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this Offering, underwriters and selling group members may engage in passive market making transactions in our Common Shares on the NYSE American in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions Outside The United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this Prospectus in any jurisdiction where action for that purpose is required. The securities offered by this Prospectus may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this Prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This Prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this Prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this Prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this Prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that no offers of securities will be in member states (“Member State”) of the European Economic Area (the “EEA”)other than:

•        to legal entities that are qualified investors as defined in the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors within the meaning of the Prospectus Regulation) subject to obtaining the prior consent of our company or any underwriter for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

This Prospectus has been prepared on the basis that any offer of common shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of our Common Shares which are the subject of the Offering contemplated in this Prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus

Regulation, in each case, in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of our Common Shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of our common shares to the public” in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no offer of common shares which are the subject of the Offering has been, or will be made to the public in the United Kingdom, other than:

(a)     to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation (as defined below);

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation) in the United Kingdom subject to obtaining the prior consent of Representatives for any such offer; or

(c)     in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of common shares shall require us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, this Prospectus is not a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This Prospectus has been prepared on the basis that any offer of common shares in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in the United Kingdom of common shares which are the subject of the Offering contemplated in this Prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case, in relation to such offer. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer.

For the purposes of this provision, the expression an “offer of our common shares to the public” in relation to any of our Common Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in United Kingdom by any measure implementing the UK Prospectus Regulation, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

The communication of prospectus and any other document or materials relating to the issue of the common shares offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets

Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of common shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the common shares in, from or otherwise involving the United Kingdom.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other Offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this Prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this Offering or publishing the Prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this Prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The Offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa), or CONSOB, pursuant to the Italian securities legislation and, accordingly, no Offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy, other than:

•        to Italian qualified investors, or Qualified Investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended; and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No.58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other Offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the

Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

Canada

The securities may be sold in Canada only to purchasers, purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario). Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Canadian purchasers should refer to any applicable provisions of the securities legislation of their province or territory for particulars of these rights or consult with a legal advisor.

EXPENSES RELATED TO THE OFFERING

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions and expenses, payable in connection with this Offering. All amounts shown are estimates and subject to future contingencies, except the SEC registration fee, the Financial Industry Regulatory Authority filing fee, and the NYSE American entry and listing fee.

Description	Amount
SEC registration fee	$1,347
FINRA filing fee	3,217
NYSE American listing fee	50,000
Accounting and Audit fees and expenses	75,000
Legal fees and expenses	285,000
Transfer agent fees and expenses	40,936
Printing fees and expenses	19,500
Miscellaneous	10,000
Total	$485,000

We estimate that the total expenses of this Offering payable by us, not including underwriting discounts and commissions, will be approximately $635,000 which includes $485,000 of costs and expenses related to this Offering and additional underwriting accountable expenses of $150,000.

LEGAL MATTERS

We are being represented by Rimon, P.C., with respect to certain legal matters as to United States federal securities law. The underwriters are being represented by Clark Wilson LLP, with respect to certain legal matters as to United States federal securities law. The validity of the Common Shares offered in this Offering and certain legal matters as to Canadian law will be passed upon for us by Aird & Berlis LLP.

EXPERTS

MNP LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of, and for the years ended, December 31, 2022 and 2021, as set forth in their report thereon. We have included such consolidated financial statements in this Prospectus in reliance on the report of such firm given on their authority as experts in accounting and auditing. MNP is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB on auditor independence. MNP’s headquarters are located at 1 Adelaide Street East, Suite 1900, Toronto, ON, M5C 2V9.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the Province of British Columbia, Canada. Most of our directors and executive officers reside in Canada, and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Canada, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 under the Securities Act relating to the securities we are offering to sell. This Prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement have been omitted from this Prospectus in accordance with the rules and regulations of the SEC. For further with respect to us and our securities, we refer you to the registration statement, including all amendments, supplements, exhibits, and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see a copy of such contract or document that has been filed. Each statement in this Prospectus relating to a contract or document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such contract or document filed as an exhibit to the registration statement.

You may access and read the registration statement and this Prospectus, including the related exhibits and schedules, and any document we file with the SEC at the SEC’s Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public without charge through the SEC’s website at http://www.sec.gov.

Upon completion of this Offering, we will be subject to the information reporting requirements of the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a “foreign private issuer,” we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of common shares. Furthermore, as a “foreign private issuer,” we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, we will not be required under the Exchange Act to file annual or other reports and financial statements with the SEC as frequently or as promptly as U.S. companies that have securities registered under the Exchange Act. As such, we will file with the SEC, within 120 days after the end of each fiscal year, or such other applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also intend to furnish to the SEC under cover of Form 6-K certain other material information. Our corporate website is www.modernmining.com. After the consummation of this Offering, you may go to our website to access our periodic reports and other information that we file with the SEC as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this Prospectus. We have included our website address in this Prospectus solely for informational purposes.

INDEX TO FINANCIAL STATEMENTS

MODERN MINING TECHNOLOGY CORP.

Modern Mining Technology Corp.

Consolidated Financial Statements

THE YEARS ENDED 31 DECEMBER 2022 AND 2021

Independent Auditor’s Report

To the Board of Directors and Shareholders of Modern Mining Technology Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Modern Mining Technology Corp. (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of loss and comprehensive loss, statements of equity (deficit), and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2022 and 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provided a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2021.

Toronto, Canada	Chartered Professional Accountants
March 17, 2023	Licensed Public Accountants

MODERN MINING TECHNOLOGY CORP.
US Dollars
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Note	As at 31 December 2022	As at 31 December 2021
Assets

Current Assets
Cash and cash equivalents		$713,896	$414,047
Restricted cash		20,000	—
Trust account	(17)	—	885,391
Goods and services tax receivable		67,590	13,033
Prepaid expenses		34,189	1,701
Total Current Assets		835,675	1,314,172

Non-current Assets
Property and equipment, net	(10)	88,297	—
Right-of-use asset	(16)	281,882	—
Leasehold improvements, net	(11)	79,356	—
Security deposit	(8)	26,578	—
Total Assets		$1,311,788	$1,314,172

Liabilities

Current Liabilities
Accounts payable and accrued liabilities	(12)	$771,412	$651,744
Short-term loans	(14)	95,355	277,331
Equipment loan	(15)	61,000	61,000
Grant payable	(13)	10,000	15,000
Trust liability		—	885,391
Lease liability – current	(16)	92,240	—
		1,030,007	1,890,466
Non-current Liabilities
Lease liability – non-current	(16)	190,456	—
Convertible debt		3,189,145	—
Interest payable	(17)	122,304	—
Total Liabilities		$4,531,912	$1,890,466

Equity (Deficit)
Share capital	(18)	2,822,311	2,822,311
Contributed surplus – warrants	(18)	264,665	264,665
Accumulated other comprehensive income (“OCI”)		145,189	10,469
Accumulated deficit		(6,452,289)	(3,673,739)
Total Deficit		(3,220,124)	(576,294)
		$1,311,788	$1,314,172
Nature of operations and going concern	(1)	Capital management	(21)
Commitments	(23)

The Consolidated Financial Statements were approved by the Board of Directors on 17 March 2023 and were signed on its behalf by:

“Signed”	“Signed”
Sean Bromley, Director	Michael Hepworth, Director

The accompanying notes form an integral part of the consolidated financial statements

MODERN MINING TECHNOLOGY CORP.
US Dollars
CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

	Note	Year Ended 31 December 2022	Year Ended 31 December 2021
Expenses
Professional fees		$928,775	$535,161
Consulting fees		460,769	26,724
Management and director fees	(19)	448,410	149,661
Employee cost		312,672	358,996
General and administration		121,5651	75,227
Insurance		84,681	26,701
Travel and entertainment		62,5021	26,577
Amortization of right-of-use asset	(16)	25,626	124,665
Research and development		12,804	13,548
Depreciation expense	(10)(11)	12,990	66,871
Share-based compensation	(18)	—	310,950
Rental (recovery) expense		(10,000)	47,618
Loss from foreign exchange		132,123	5,380
		2,592,917	1,768,079
		$(2,592,917)	$(1,768,079)
Other Income (Expense)
Gain on lease modification/termination	(16)	—	19,889
Other income from the grant	(13)	5,000	5,000
Interest income		2,731	202
Impairment of equipment	(9)	—	(294,748)
Finance cost	(16)	(8,610)	(36,354)
Interest on short-term loans	(14)	(15,711)	(12,281)
Interest and accretion expense	(17)	(169,043)	—
		(185,633)	(318,292)
Net Loss for the Year		$(2,778,550)	$(2,086,371)
Other Comprehensive Income
Foreign translation adjustment		134,720	10,469
Comprehensive Loss for the Year		$(2,643,830)	$(2,075,902)
Basic and Diluted Loss per Share		$(0.32)	$(0.28)
Weighted Average Shares Outstanding		8,559,864	7,412,236

The accompanying notes form an integral part of the consolidated financial statements

MODERN MINING TECHNOLOGY CORP.
Audited
US Dollars
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

	Common Shares*	Common Shares Amount	Preferred Shares Amount	Contributed Surplus	Accumulated OCI	Accumulated Deficit	Equity (Deficit)
Balance as at 31 December 2020	6,465,382	$1,838,628	$—	$111,500	$—	(1,587,368)	$362,760
Issuance of common shares @ $0.45	133,333	44,200	—	15,800	—	—	60,000
Share based compensation	691,000	310,950	—	—	—	—	310,950
Warrants issued @ $0.0083	—	—	—	137,365	—	—	137,365
Issuance of common shares @ $0.50	1,270,149	635,075	—	—	—	—	635,075
Share issuance cost	—	(6,542)	—	—	—	—	(6,542)
Other comprehensive income	—	—	—	—	10,469	—	10,469
Net loss for the year	—	—	—	—	—	(2,086,371)	(2,086,371)
Balance as at 31 December 2021	8,559,864	$2,822,311	$—	$264,665	$10,469	$(3,673,739)	$(576,294)
Other comprehensive income	—	—	—	—	134,720	—	134,720
Net loss for the year	—	—	—	—	—	(2,778,550)	(2,778,550)
Balance as at 31 December 2022	8,559,864	$2,822,311	$—	$264,665	$145,189	$(6,452,289)	$(3,220,124)

____________

*        Prior to the Merger Transaction, UMI elected a share consolidation prior to the Acquisition on the basis of one (1) post-consolidation Common Share for every three (3) outstanding Common Shares existing immediately before the consolidation; 21,868,905 shares outstanding were re-issued as 7,289,715 common shares post-consolidation. All comparative information has been adjusted to reflect the share consolidation.

The accompanying notes form an integral part of the consolidated financial statements.

MODERN MINING TECHNOLOGY CORP.
US Dollars
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Note	Year ended 31 December 2022	Year ended 31 December 2021
Operative Activities

Net Loss for the Year		$(2,778,550)	$(2,086,371)

Items not Affecting Cash
Share-based compensation	(18)	—	310,950
Impairment of equipment	(10)	—	294,748
Amortization of right-of-use asset	(16)	25,626	124,665
Depreciation expense	(10)(11)	12,990	66,871
Interest and accretion on convertible debentures	(17)	169,043	—
Gain on lease modification/termination	(16)	—	(19,889)
Interest on lease liability	(16)	8,610	36,595
Interest on short-term loans	(14)	15,711	12,281
Other income from the grant	(13)	(5,000)	(5,000)
Foreign exchange		110,136	9,151
		337,116	830,372
		(2,441,434)	(1,255,999)
Net Change in Non-cash Working Capital
Goods and services tax receivable		(54,557)	(13,033)
Prepaid expenses		(32,488)	13,630
Accounts payable and accrued liabilities		119,668	632,634
Cash Used in Operating Activities		(2,408,811)	(622,768)

Investing Activities
Purchase of property and equipment	(10)	(180,643)	—
Restricted cash		(20,000)	—
Cash Used in Investing Activities		(200,643)	—

Financing Activities
Issuance of common shares	(18)	—	695,075
Short-term loans received		—	265,050
Warrants issued		—	137,365
Share issuance cost		—	(6,542)
Payments on lease liabilities	(16)	(30,000)	(154,030)
Payments of security deposits		(30,000)	—
Convertible debt received, net	(17)	3,147,695	—
Short term loans repaid	(14)	(197,687)	—
Cash Provided by Financing Activities		2,890,008	936,918
Net effect of foreign currency translation		19,295	1,318
Net Increase in Cash and Cash Equivalents		299,849	315,468
Cash and cash equivalents – Beginning of Year		414,047	98,579
Cash and cash equivalents – End of Year		$713,896	$414,047

Supplementary Disclosure of Cash Flow Information
Interest paid	(14)	$10,687	$—
Advances received in trust		$—	$885,391

The accompanying notes form an integral part of the consolidated financial statements

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1)      Nature of operations and going concern

Modern Mining Technology Corp. (the “Company” or “MMTC”) was incorporated under British Columbia Business Corporations Act on 26 January 2021. The Company’s registered office is held at Suite 1001, 409 Granville Street, Vancouver, BC V6C 1T2, Canada.

On 19 August 2021, the Company and Urban Mining International, Inc. (“UMI”) entered into a merger agreement (the “Merger Agreement”), providing for the acquisition of all the issued and outstanding common shares of UMI by the Company (the “Merger Transaction”). Pursuant to the merger transaction, UMI and Urban Mining Merger Sub, Inc. (a Delaware subsidiary of the Company, created for the merger transaction) amalgamated and continued under the name of UMI. The Merger Transaction closed on 1 September 2021. The Consolidated Statements of Financial Position are presented as a continuance of UMI and comparative figures presented in these Consolidated Financial Statements are those of UMI. Subsequently, the Company changed its name to Modern Mining Technology Corp. as of 8 December 2021 (Note 7).

UMI was incorporated in the State of Delaware, USA on 8 August 2017 for the purpose of refining precious metals from electronic waste. UMI’s principal operating facility is located in Greenville, NC.

These consolidated financial statements (the “Financial Statements”) have been prepared on the basis of the accounting principles applicable to a going concern, which assumes the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. There are several adverse conditions that cast significant doubt upon the soundness of this assumption. These Financial Statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.

Management believes that the Company’s ability to continue as a going concern is dependent on its ability to raise additional capital. There cannot be any assurance that the Company will ever generate additional revenue or even if it does generate revenue that it will achieve profitable operations. Furthermore, no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on the Company’s operations, in the case of debt financing, or cause substantial dilution for the existing shareholders, in case of equity financing. These factors represent material uncertainties that cast substantial doubt about its ability to continue as a going concern.

These Financial Statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and thus be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these Financial Statements.

Rounded (‘000)	31 December 2022	31 December 2021
Working capital deficit	$(194,000)	$(576,000)
Accumulated deficit	$(6,452,000)	$(3,674,000)

During 2020, the global outbreak of COVID-19 ensued, which has had a significant impact on organizations through the restrictions put in place by Canadian, US, provincial and municipal governments regarding travel, business operations and isolation/quarantine orders. At this time, although the Company’s operations have not been drastically affected by COVID-19, it is unknown the extent of the impact the COVID-19 outbreak may have on the Company as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate duration of the outbreak, including the duration of travel restrictions, business closures or disruptions, and quarantine/isolation measures that are currently, or may be put, in place by Canada, US and other countries to fight the virus.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2)      Basis of presentation — Statement of Compliance

These Financial Statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Financial Statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss, which are stated at their fair value. In addition, these Financial Statements have been prepared using the accrual basis of accounting except for cash flow information.

3)      Summary of significant accounting policies

a)      Basis of presentation

These Financial Statements incorporate the financial statements of the Company and the entity controlled by the Company, which consist of:

•        Modern Mining Technology Corp., which was incorporated on 26 January 2021 in the province of British Columbia, Canada.

•        Modern Mining Technology Corp., (“MMTC Delaware”), formerly known as UMI, which was incorporated on 8 August 2017 in the state of Delaware in the United States, wholly owned by the Company.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial activity of the subsidiary are included in these Financial Statements from the date that control commences until the date that control ceases. All intercompany transactions and balances have been eliminated.

b)      Foreign Currency

These Financial Statements are presented in the U.S. dollar (“US$”). The functional currency for the Company is the Canadian dollar. The functional currency of UMI is the US$. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, The Effects of Changes in Foreign Exchange Rates.

Items included in the financial statements of each consolidated entity are measured using the currency of the primary economic environment in which the entity operates (the “Functional Currency”). Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. At the end of the reporting period, monetary assets and liabilities of the Company which are denominated in foreign currencies are translated at the period-end exchange rate. Non-monetary assets and liabilities are translated at rates in effect at the date the assets were acquired, and liabilities incurred. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities not denominated in the Functional Currency of an entity are recognized in profit or loss in the year in which the gain or loss arises.

Assets and liabilities of operations with a functional currency other than the US$ are translated at the reporting period end rates of exchange, and the results of its operations are translated at average rates of exchange for the year. The resulting translation adjustments are recognized in other comprehensive (loss) Income. Additionally, foreign exchange gains and losses related to certain intercompany amounts that are neither planned nor likely to be settled in the foreseeable future are included in other comprehensive (loss) Income.

Accumulated other comprehensive income as at 31 December 2022 and 2021 relate to foreign translation adjustments which are not reclassified to net loss on the consolidated statements of loss and comprehensive loss.

c)      Income taxes

Income tax expense consists of current and deferred tax expense. Income tax expense is recognized in the consolidated statement of loss and comprehensive loss, except to the extent that it relates directly to equity.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3)      Summary of significant accounting policies (cont.)

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates and laws enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax assets and liabilities are recognized for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured on a non-discounted basis using the enacted or substantively enacted tax rates at the end of the year, and which are expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that enactment or substantive enactment occurs.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is reduced.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off tax assets against tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

d)      Loss per share

The Company presents basic and diluted loss per share data for its ordinary shares. Basic loss per share is calculated by dividing the loss attributable to ordinary shareholders of the Company by the weighted average number of common and proportionate voting shares outstanding during the period. Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common and proportionate voting shares outstanding, adjusted for the effects of all dilutive potential common and proportionate voting shares. Proportionate voting shares are converted to their common share equivalent of one thousand common shares for every one proportionate voting share for the purposes of calculating basic and diluted loss per share. In a period of losses, the options and warrants are excluded in the determination of dilutive net loss per share because their effect is antidilutive.

e)      Government grants

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset.

f)      Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held with banks, and redeemable term deposits. Where term deposits held with banks have a maturity in excess of three months, but are redeemable without principal penalty, they will be classified as cash equivalents. There are no cash equivalents as at 31 December 2022 and 2021.

g)      Property and equipment and leasehold improvements

Property and equipment are initially recorded at cost. As assets are available for use, they are amortized over their estimated useful lives on a straight-line basis at the following rates: equipment 3 years; leasehold improvements 3 years based on the lease term. The depreciation method, useful life and residual values are assessed annually.

In determining amounts of amortization and depreciation, the Company is required to estimates how long the assets will be available for use.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3)      Summary of significant accounting policies (cont.)

h)      Leases

The Company has accounted for leases in accordance with IFRS 16. Contract arrangements are reviewed to determine if the agreement includes identifiable assets that the Company has the right to obtain sustainably all the economic benefits from the use of the asset during the period of use.

A right-of-use asset and lease liability are recognized at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

A change in the scope of a lease contract, or the consideration for a lease, that was not part of its original terms and conditions is considered a lease modification. A lease modification is assessed to determine whether it meets the criteria of a separate lease that would require a separate right-of-use asset and a corresponding lease liability at the effective date of the modification. If the lease modification is not a separate lease, the Company remeasures the lease liability to reflect changes to the lease payments and adjusts the carrying amount of the right-of-use asset.

i)       Impairment

At the end of each reporting period the carrying amounts of the Company’ assets are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate and its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment.

j)      Financial instruments

Financial Assets

Recognition and initial measurement

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3)      Summary of significant accounting policies (cont.)

Classification and subsequent measurement

On initial recognition, financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive (loss) income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.

k)      Financial instruments

Financial assets are classified as follows:

•        Amortized cost — Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in profit or loss. Financial assets measured at amortized cost are comprised of cash and cash equivalent.

•        Fair value through other comprehensive (loss) income — Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive (loss) income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in profit or loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive (loss) income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive (loss) income is reclassified to profit or loss. The Company does not hold any financial assets measured at fair value through other comprehensive (loss) income.

•        Mandatorily at fair value through profit or loss — Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive (loss) income, are measured at fair value through profit or loss. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss.

•        Designated at fair value through profit or loss — On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. The Company does not hold any financial assets designated to be measured at fair value through profit or loss.

Definition of default

The Company considers a financial instrument defaulted and therefore Stage 3 (credit-impaired) for ECL calculations in all cases when the borrower becomes 90 days past due on its contractual payments. In certain other cases, where qualitative thresholds indicate unlikeliness to pay as a result of a credit event, the Company carefully considers whether the event should result in an assessment at Stage 2 or 3 for ECL calculations.

The Company applies the simplified approach for accounts receivable. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3)      Summary of significant accounting policies (cont.)

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the consolidated statements of financial position as a deduction from the gross carrying amount of the financial asset.

Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

Derecognition of financial assets

The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.

Financial liabilities

Recognition and initial measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.

Classification and subsequent measurement

Financial liabilities are subsequently classified as measured at amortized cost unless they fall into one of the following categories: financial liabilities at FVTPL, financial liabilities that arise when a transfer of a financial asset does not qualify for derecognition, financial guarantee contracts, commitments to provide a loan at a below-market interest rate, or contingent consideration recognized by an acquirer in a business combination. Interest, gains and losses relating to a financial liability held at amortized cost are recognized in profit or loss.

Derecognition of financial liabilities

The Company derecognizes a financial liability only when its contractual obligations are discharged, cancelled or expired.

The financial instruments of the Company are classified as follows:

IFRS 9
	Classification	Measurement
Cash and cash equivalent	Amortized cost	Amortized cost
Restricted cash	Amortized cost	Amortized cost
Trust account	Amortized cost	Amortized cost
Security deposit	Amortized cost	Amortized cost
Accounts payable and accrued liabilities	Other financial liabilities	Amortized cost
Trust liability	Other financial liabilities	Amortized cost
Loan payable	Other financial liabilities	Amortized cost
Equipment loan	Other financial liabilities	Amortized cost
Short-term loans	Other financial liabilities	Amortized cost
Convertible debt	Other financial liabilities	Amortized cost
Interest payable	Other financial liabilities	Amortized cost

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3)      Summary of significant accounting policies (cont.)

l)       Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

m)    Share capital

The Company’s shares and share warrants are classified as equity instruments. Incremental costs directly attributable to the issue of new shares are charged directly to share capital. Proceeds received on the issuance of units, comprised of common shares and warrants are allocated to common shares and warrants based on the relative fair value.

Own equity instruments that are reacquired (treasury shares) are recognized at cost and deducted from equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments. Any difference between the carrying amount and the consideration, if reissued, is recognized in contributed surplus.

n)      Share based compensation

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

The Company recognizes compensation expense over the vesting period based on the Company’s estimate of equity instruments that will eventually vest. Fair value is measured using the Black-Scholes option pricing model. Expected forfeitures are estimated at the date of grant and subsequently adjusted if further information indicates actual forfeitures may vary from the original estimate. Any revisions are recognized in the consolidated statements of loss and comprehensive loss such that the cumulative expense reflects the revised estimate.

4)      Critical accounting judgments and key sources of estimation uncertainty

The preparation of the Company’s Financial Statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the Financial Statements and reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

Management must make significant judgments or assessments as to how financial assets and liabilities are categorized.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4)      Critical accounting judgments and key sources of estimation uncertainty (cont.)

The following are the critical judgments and areas involving estimates that management have made in the process of applying the Company’s accounting policies and that have the most significant effect on the amount recognized in the Financial Statements.

a)      Critical accounting estimates:

Significant assumptions about the future that management has made and about other sources of estimation uncertainty at the financial position reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities relate to but are not limited to the following:

Term and incremental borrowing rate of lease

The calculation of lease liabilities and associated interest expense is dependent on estimates of how many lease renewal options will be exercised, as well as the determination of the Company’s incremental borrowing rate. These are determined through the exercise of judgment and are dependent upon estimates that take into account factors such as economic and market conditions, operational plans and anticipated changes in laws.

Depreciation and amortization of property and equipment, leasehold improvements and right-of-use assets

Depreciation and amortization rates are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets.

Fair value measurement of warrants and stock options

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date on which they are granted. Estimating fair value for warrants and stock options requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires the determination of the most appropriate inputs to the valuation model including the expected life of the warrants and stock options, volatility, and making assumptions about them.

b)      Critical accounting judgments:

Significant judgments about the future that management has made and about other sources of judgment uncertainty at the financial position reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities relate to but are not limited to:

•        Functional currency:    The determination of the functional currency of the Company as the Canadian dollar and it’s subsidiary as the US$.

•        Going concern:    The Company’s ability to execute its strategy by funding future working capital requirements requires judgment. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, such as expectations of future events that are believed to be reasonable under the circumstances.

•        Indications of impairment:    Management assesses at least once per period whether the facts and circumstances surrounding their assets indicate that the carrying value exceed the recoverable amount. The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions and forecasts of future economic conditions.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5)      Financial instruments and risk management

In common with all other businesses, the Company is exposed to risk that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the method used to measure them. Further quantitative information in respect to these risks is presented throughout the Financial Statements.

Risk management is carried out by the Company’s management team under policies approved by the Board of Directors. The Board of Directors also provided regular guidance for overall risk management.

a)      Financial instrument classification and measurement

Financial instruments of the Company carried on the consolidated statements of financial position are carried at amortized cost. There are no significant differences between the carrying value of financial instruments and their estimated fair values as at 31 December 2022 and 2021, due to the immediate or short-term maturities of the financial instruments and their subjectivity to interest rates that are similar to the market interest rates of a similar item with similar security.

The Company classifies the fair value of these transactions according to the following hierarchy:

Level 1 —	quoted prices in active markets for identical financial instruments.
Level 2 —

quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant and significant value drivers are observable in active markets.

Level 3 —	valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

b)      Other risk

Market risk is the risk that changes in market prices will affect the Company’s earnings or the value of its financial instruments. Market risk is comprised of other price risk, currency risk, and interest rate risk. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns. These market risks are evaluated by monitoring changes in key economic indicators and market information on an on-going basis, adjusting operations and budgets accordingly.

c)      Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash and cash equivalents and restricted cash. The Company’s cash and cash equivalents and restricted cash are held with major banks in Canada and the United States. Accordingly, the Company is not exposed to significant credit risk. The Company’s security deposit is held as collateral for the lease arrangement (Note 16) and would be secured against future obligations on the lease.

d)      Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. In the management of liquidity risk, the Company maintains a balance between continuity of funding and the flexibility through the use of borrowings. Management closely monitors the liquidity position and expects to have adequate sources of funding to finance the Company’s projects and operations. The Company is dependent on external financing and will be required to raise additional capital in the future to fund its operations (Note 1).

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5)      Financial instruments and risk management (cont.)

As at 31 December 2022, the Company had a cash balance of $713,896 (31 December 2021 — $414,047) to settle current liabilities of $1,030,007 (31 December 2021 — $1,005,075), excluding the trust liability to be settled against the trust account. So far, the Company is not profitable and has had to rely on the issuance of equity securities for cash, primarily through private placements and from related and other parties. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity funding.

e)      Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The Company is exposed to cash flow interest rate risk on the variable rate of interest earned on its cash and cash equivalents. The cash flow interest rate risk on cash is insignificant since deposits are short term in nature. The Company does not hold any other financial assets or liabilities which incur interest. The fair value interest rate risk on the Company’s other assets and liabilities are deemed to be insignificant.

The Company has not entered into any derivative instruments to manage interest rate fluctuations; however, management closely monitors interest rate exposure, and the risk exposure is limited.

f)      Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The Company’s major operating expenses and acquisition costs are denominated in US$ and incurred by UMI, and a portion of the expenses of the Company are in Canadian dollars. The Company’s corporate office is based in Canada, and the exposure to exchange rate fluctuations arises mainly on foreign currencies, which are the US$.

The Company is exposed to foreign exchange risk. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure, and if rates continue to fall, management will look at entering into derivative contracts. Should the US dollar and Canadian dollar exchange rate have changed by 5% at the year end the impact to profit or loss would be +/- $161,609.

The Company’s monetary assets and liabilities denominated in Canadian dollars are shown here in US$:

Rounded (‘000)	31 December 2022	31 December 2021
Cash	$11,000	$90,000
Accounts payable and accrued liabilities	$(163,000)	$(276,000)

6)      New standards, amendments and interpretations

The Company did not adopt any new accounting standard changes or amendments in the current year that had a material impact on the Company’s financial statements.

Classification of Liabilities as Current or Non-current — Amendments to IAS 1.

In January, 2020, the IASB amended IAS 1 Presentation of Financial Statements. The amendment clarifies that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period which only impacts the presentation of liabilities in the balance sheet. The classification is unaffected by expectations about whether the Company will exercise its right to defer settlement of a liability.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6)      New standards, amendments and interpretations (cont.)

Disclosure of Accounting Policy Information — Amendments to IAS 1 and IFRS Practice Statement 2

In February, 2021, the IASB amended IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 Making Materiality Judgements to require the Company to disclose its material accounting policy information rather than its significant accounting policies.

Definition of Accounting Estimates — Amendments to IAS 8

In February, 2021, the IASB amended IAS 8 Accounting Policies, Changes in Accounting estimates and Errors to introduce a definition of accounting estimates and to help entities distinguish changes in accounting policies from changes in accounting estimates. This distinction is important because changes in accounting policies must be applied retrospectively while changes in accounting estimates are accounted for prospectively.

Deferred Tax related to Assets and Liabilities arising from a Single Transaction — Amendments to IAS 12

In May 2021, the IASB amended IAS 12 Income Taxes, to narrow the scope of the initial recognition exemption so that it does not apply to transactions that give rise to equal and offsetting temporary differences.

The adoption of the above standards are not expected to have a material impact on the Company’s Financial Statements.

7)      Merger

On 19 August 2021, the Company and Urban Mining International, Inc. (“UMI”) entered into a merger agreement (the “Merger Agreement”), providing for the acquisition of all the issued and outstanding common shares of
UMI. For accounting purposes, UMI being the accounting acquirer and therefore, the Company’s historical financial statements reflect those of UMI. Prior to the Transaction, MMTC was a shell company with no business operations.

Upon closing of the Transaction on 1 September 2021, UMI became a wholly owned subsidiary of MMTC.

Details of the transaction are as follows:

•        UMI completed a share consolidation prior to the Acquisition on the basis of one (1) post-consolidation Common Share for every three (3) outstanding Common Shares existing immediately before the consolidation; 21,868,905 shares outstanding were re-issued as 7,289,715 common shares post-consolidation.

•        Prior to the Transaction, MMTC completed the private placement of 49,500,000 warrants for total proceeds of $137,365 (CAD$173,250); the warrants had an exercise price of CAD$0.08 expiring 3 years post IPO. Post-consolidation, the 49,500,000 warrants were re-issued as 16,500,000 warrants with an exercise price of C$0.25.

•        Prior to the Transaction, UMI granted 5,000,000 performance warrants with an exercise price of $0.05 vesting upon the following sales targets:

•        2,000,000 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales.

•        3,000,000 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales.

•        Previously issued 10,724,350 warrants with an exercise price of US$0.15 expiring July 2023 were re-issued as 3,574,783 warrants with an exercise price of CAD$0.5625 post-consolidation.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7)      Merger (cont.)

•        Previously issued 400,000 warrants with an exercise price of US$0.30 expiring July 2023 were re-issued as 133,333 warrants with an exercise price of CAD$1.125 post-consolidation.

•        Urban Mining Merger Sub Inc. (Subco), direct, wholly — owned subsidiary of MMTC was formed for the purpose of effecting the merger. Each share of Subco became one common share of Mergeco such that Mergco is a wholly owned subsidiary of the resulting entity.

•        Each UMI common share was converted into the right to receive a number of resulting issuer common shares multiplied by 1 (the “Exchange Ratio”). Thus, for every 1 issued UMI share MMTC issued 1 Share and for every 1 issued UMI Warrant, MMTC issued 1 Warrant.

8)      Security deposit

As at 31 December 2022, security deposit of $26,578 represents the deposit paid on the lease of $30,000, discounted to present value (Note 16) (2021 - $Nil).

9)      Prepaid expenses

As at 31 December 2022, the balance in prepaid expenses of $34,189 (31 December 2021 - $1,701) represents prepaid insurance, prepaid expenses and retainer fee (31 December 2021 — retainer fee).

10)    Property and equipment, net

Property and Equipment	Manufacturing Equipment	Total
Cost
Balance as at 1 January 2021	$437,806	$437,806
Addition	—	—
Balance as at 31 December 2021	$437,806	$437,806
Addition	95,527	95,527
Balance as at 31 December 2022	533,333	533,333
Depreciation and Impairment
Balance as at 1 January 2021	$76,187	$76,187
Depreciation for the year	66,871	66,871
Impairment	294,748	294,748
Balance as at 31 December 2021	437,806	437,806
Depreciation for the year	7,230	7,230
Balance as at 31 December 2022	$445,036	$445,036
Carrying Amounts
Balance as at 1 January 2021	$361,619	$361,619
Balance as at 31 December 2021	$—	$—
Balance as at 31 December 2022	$88,297	$88,297

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is charged to recognize the cost of the asset on the consolidated statements of loss and comprehensive loss using the straight-line method over the estimated useful life of the asset.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10)    Property and equipment, net (cont.)

During the year ended 31 December 2021:

Due to uncertainty surrounding the realization of future economic benefits and the lease termination on 22 October 2021 described in Note 16, the Company carried out a review of the recoverable amounts of the manufacturing equipment. The review led to the recognition of a non-cash impairment loss of $294,748 in the consolidated statements of loss and comprehensive loss.

11)    Leasehold improvements, net

Leasehold Improvements	Leasehold Improvements	Total
Cost
Balance as at 1 January 2021	$—	$—
Addition	—	—
Balance as at 31 December 2021	$—	$—
Addition	85,116	85,116
Balance as at 31 December 2022	85,116	85,116
Depreciation and Impairment
Balance as at 1 January 2021	$—	$—
Depreciation for the year	—	—
Balance as at 31 December 2021	—	—
Depreciation for the year	5,760	5,760
Balance as at 31 December 2022	$5,760	$5,760
Carrying Amounts
Balance as at 1 January 2021	$—	$—
Balance as at 31 December 2021	$—	$—
Balance as at 31 December 2022	$79,356	$79,356

Leasehold improvements are stated at cost less accumulated depreciation and accumulated impairment losses.

The leasehold improvements would hold a useful life that is identical to that of the leased facility itself. The economic benefits would be received over the same term, and therefore should be depreciated from the commencement date of the lease. Depreciation is charged to recognize the cost of the asset on the consolidated statements of comprehensive loss using the straight-line method over the estimated useful life of the asset.

During the year ended 31 December 2022

During the year ended 31 December 2022, the Company incurred leasehold improvements costs totalling $85,116. The Leasehold Improvements are related to the building lease that the Company entered on 1 October 2022.

12)    Accounts payable and accrued liabilities

Accounts Payable and accrued liabilities consist of:

Accounts Payable and Accrued Liabilities	31 December 2022	31 December 2021
Accounts payable & accrued liabilities	$767,626	$646,607
Payroll liabilities	3,786	5,137
	$771,412	$651,744

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13)    Grant payable

As at 31 December 2022, the balance in grant payable of $10,000 (31 December 2021 — $15,000) represents a grant from the City of Raleigh for equipment acquired.

Grant Payable	31 December 2022	31 December 2021
Grant Payable	$10,000	$15,000
	$10,000	$15,000

Grant income is recognized on the consolidated statements of loss and comprehensive loss using the straight-line method over the estimated useful life of the original equipment that the government grant was provided for, the estimated useful life of the equipment acquired. During the year ended December 31, 2020, the Company received $25,000 from the City of Raleigh as part of the building up-lift program set up by the city towards eligible capital expenditure. The Company has recognized $5,000 of the building up lift grant during the year ended December 31, 2022 (2021 — $5,000) and has recorded it as other income in the consolidated statement of loss and comprehensive loss.

14)    Short-term loans

As at 31 December 2022, the balance in short-term loan of $95,355 (31 December 2021 — $277,331) represents loan and interest for operations:

Short-Term Loans	Principal	Interest	Total
Balance as at 1 January 2021	$—	$—	$—
Addition	265,050	12,281	277,331
Balance as at 31 December 2021	$265,050	$12,281	$277,331
Addition	—	15,711	15,711
Payment	(187,000)	(10,687)	(197,687)
Balance as at 31 December 2022	$78,050	$17,305	$95,355

During the year ended 31 December 2022

As at 31 December 2022, the Company owes the former CEO & Director $95,355 (31 December 2021 — $84,316), of which $17,305 is accrued interest.

During the year ended 31 December 2021

During the year ended 31 December 2021, the Company entered into a series of short-term interest-bearing loans with the former CEO & Director for principal amounts totalling $78,050, subject to interest at one percent (1%) per month compounding, maturing in full on 30 April 2022.

During the year ended 31 December 2021, the Company entered into a series of short-term interest-bearing loans with the former CTO & Director for principal amounts totalling $31,000, subject to interest at one percent (1%) per month compounding, due when the Company is able to repay the loans.

During the year ended 31 December 2021, the Company entered into a series of short-term interest-bearing loans with an unrelated party for principal amounts totalling $156,000, subject to interest at one percent (5%) per annum, compounding annually and maturing on 4 December 2022.

15)    Equipment loan

As at 31 December 2022, the equipment loan in the amount of $61,000 (31 December 2021 — $61,000) has no interest. This is an unsecured loan with no terms for repayment, received from an unrelated party.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16)    Right-of-use asset and lease liability

During the year ended 31 December 2022:

The Company has entered into a contractual arrangement that include right-of-use assets that relate to the lease of its operating facility. On 22 September 2022, the Company entered into a lease agreement for the lease of the Company’s North Carolina facility for E-Waste feedstock processing. The lease term is for three years, with a right to extend for three additional one year terms. Annual rent during the first three lease years is $120,000, payable in monthly installments of $10,000. This is subject to adjustment upon extension of the lease term. A security deposit in the amount of $30,000 was paid upon execution of the lease and will be returned without interest at the end of the term, or upon the earlier termination within the conditions of this lease. The incremental borrowing rate utilized to discount future lease payments is 12%.

During the year ended 31 December 2021:

The Company held a facility lease agreement which was originally set to expire in August 2025. On 22 October 2021, the lease was terminated. Upon termination of the lease, a termination fee of $70,000 was payable in 7 instalments ($10,000/month starting 1 December 2021). The termination fee may be prepaid in full at any time. As at 31 December 2021, $50,000 was outstanding and recorded in accounts payable and accrued liabilities.

Due to termination of the lease on 22 October 2021, the Company wrote down the value of its right-of-use asset to $Nil and recognized an impairment loss of $646,655 in the consolidated statements of loss and comprehensive loss. The Company also wrote down the value of its lease liability to $Nil and recognized a gain on termination of $666,544 in the consolidated statements of loss and comprehensive loss for the net impact of $19,889.

Lease liability net book value consists of:	31 December 2022	31 December 2021
Current	$92,240	$—
Long-term	190,456	—
Total	$282,696	$—

The lease liability consists of the following:

Amount
Balance as at 1 January 2021	$783,979
Lease payments	(154,030)
Interest expense	36,595
Modification	(666,544)
Balance as at 31 December 2021	$—
Amount
Balance as at 1 January 2022	$—
Additions	304,086
Interest expense	8,610
Lease payments	(30,000)
Balance as at 31 December 2022	$282,696

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16)    Right-of-use asset and lease liability (cont.)

Right-of-use assets	Cost	Amortization	Carrying Amount
Balance as at 1 January 2021	$839,277	$(67,957)	$771,320
Addition	—	(124,665)	(124,665)
Impairment	(839,277)	192,622	(646,655)
Balance as at 31 December 2021	$—	$—	$—
Addition	307,508	(25,626)	281,882
Balance as at 31 December 2022	$307,508	$(25,626)	$281,882

17)    Convertible debt and interest payable

In April 2022, MMTC arranged for an offering of unsecured convertible debentures (“Debentures”) in an aggregate principal amount of $3,331,390. As at 31 December 2021, $885,391 was held in trust by the Company’s legal counsel and represent advances received from investors who signed their debenture agreements with the Company prior to year-end. The Debentures bear interest at five percent (5%) per annum and are unsecured obligations of the Company. The Debentures are due thirty-six months following their issuance (i.e. 7 April 2025). The Debentures also provide that in the event the Company completes a U.S. Listing (i.e., the offering), the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the price of the offering, and (B) $5.00, and shall be subject to a six (6) month hold period from the completion of the offering. Should the Company complete a Canadian Listing (i.e., the offering), the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Units, comprised of one common share and one-half warrant at a conversion price equal to the lessor of a 20% discount to the price of the offering price. Each whole warrant shall be exercisable at a price equal to a 218% premium to the offering price for a period of 24 months from the date of the Canadian Listing.

The Company evaluated the terms and conditions of the contingent settlement provision and determined that the entire instrument would be treated as a financial liability at amortised cost as there is no unconditional right to avoid delivering cash or another financial asset. The transaction price was determined to be the fair value of the convertible debt. The Company incurred $156,994 in finder’s fees and $26,701 in legal fees which were deducted from the principal value of the convertible debt. Interest is accrued at the rate of 5.0% per annum (based on a year of 360 days comprised of twelve 30-day months), payable only on the Maturity Date of the Debentures. During the year ended 31 December 2022, the Company recorded $126,304 in interest which was recorded as interest expense in the consolidated statements of loss and comprehensive loss. The Debentures are being amortized over the life of the debenture using the effective interest rate of 7.04%. Accretion for the year ended 31 December 2022 was $42,739.

18)    Share capital

a.      Authorized:

As at 31 December 2022, 20,000,000 common shares were authorized, this has taken into account a 3 for 1 consolidation (31 December 2021 — 20,000,000).

No preferred shares were authorized as at 31 December 2022 and 31 December 2021.

b.      Issued or allotted and fully paid:

There were 8,559,864 common shares issued and outstanding as at 31 December 2022 (31 December 2021 — 8,559,864).

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18)    Share capital (cont.)

During the year ended 31 December 2022:

•        No shares were issued during the year ended 31 December 2022.

•        As at 31 December 2022, the Company had 25,208,116 warrants that were issued and outstanding. These warrants remained anti-dilutive as at 31 December 2022, and therefore, were not included in the calculation of diluted earnings per share.

During the year ended 31 December 2021:

•        In January 2021, 133,333 common shares were issued at a price of $0.45 per common share. Each unit also included one warrant allowing the owner to purchase one share at CAD$1.13 over a three-year period.

•        In February 2021, 691,000 common shares were issued to officers and directors of the Company at $0.45 per common share. The fair value of the common stock granted was $310,950.

•        On 9 November 2021, MMTC completed a private placement offering of 1,270,149 common shares of the Company at a price of $0.50 per Share for total proceeds of $635,075, share issuance costs of $6,245, and no finders’ fees.

•        As of 31 December 2021, $885,391 was held in trust by the Company’s legal counsel and represent advances received from investors who signed their debenture agreements with the Company prior to December 31, 2021.

•        As at 31 December 2021, the Company had 25,208,116 warrants that were issued and outstanding. These warrants remained anti-dilutive as at 31 December 2021, and therefore, were not included in the calculation of diluted earnings per share.

b.      Warrants

Warrant transactions for the year ended 31 December 2022 and 31 December 2021 are summarized as follows:

Warrant Activity	31 December 2022	Weighted Average Exercise Price	31 December 2021*	Weighted Average Exercise Price
Balance – Beginning of year	25,208,116	$0.21	3,574,783	$0.45
Issued	—	—	16,633,333	0.20
Granted	—	—	5,000,000	0.05
Balance – End of year	25,208,116	$0.21	25,208,116	$0.21

____________

*        During the year ended 31 December 2021, a 3 for 1 consolidation occurred. The numbers shown represent the number of warrants after the 3 for 1 consolidation.

As at 31 December 2022, 25,208,116 warrants have a weighted average remaining life of 1.41 years (31 December 2021 — 2.41 years) and a weighted average exercise price of $0.19 (31 December 2021 — $0.20). 5,000,000 warrants do not have an expiry date, vesting upon sales targets being reached, exercisable at $0.05.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18)    Share capital (cont.)

The fair values of warrants issued during 2021 have been estimated on the date of grant using the Black-Scholes pricing model. Assumptions used in the pricing model are as follows:

Expiry Date	Grant date share price $	Exercise price CAD$	Expected volatility %	Expected warrant life (Years)	Expected dividend yield %	Risk-free interest rate %
16 July – 20 October 2020	0.45	0.56	82.29	3.00	0	0.30
15 January 2024	0.45	1.13	81.63	3.00	0	0.15

Warrant pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate.

The number of warrants outstanding as at 31 December 2022 and 31 December 2021 are as follows:

Issuance Date	Expiry Date		Exercise Price*	31 December 2022	31 December 2021*
July 16 2020 – October 20 2020	July 16 – October 20 2023	CAD	$0.56	3,574,783	3,574,783
15 January 2021	15 January 2024	CAD	$1.13	133,333	133,333
7 August 2021	3 years post IPO	CAD	$0.25	16,500,000	16,500,000
30 August 2021	3 years post IPO		$0.05	5,000,000	5,000,000
				25,208,116	25,208,116

____________

*        During the year ended 31 December 2021, a 3 for 1 consolidation occurred. The numbers shown represent the number of warrants after the 3 for 1 consolidation.

c.      Warrants

During the year ended 31 December 2022:

The Company did not grant any warrants during the year ended 31 December 2022.

During the year ended 31 December 2021:

On 30 August 2021, the Company granted 5,000,000 performance warrants with an exercise price of $0.05 vesting upon $10,000,000 and $20,000,000 in gross sales targets. The fair value of these warrants was determined to be $nil due to management assessment of the Company meeting the target as being remote as at 31 December 2021 and 2022.

Private placement of warrant financing of 16,500,000 was completed on 7 August 2021. Warrants were issued at $0.0083 for total proceeds of $137,365 (CAD$173,250). Each warrant allows the owner to purchase one share at $0.20 (CAD$0.25) over a three-year period, expiring 3 years post IPO.

On 15 January 2021, the fair value of 133,333 warrants issued is $15,800. Each warrant allows the owner to purchase one share at $0.90 (CAD$1.13) over a three-year period, expiring January 2024.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19)    Related party transactions and obligations

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Company compensates certain of its key management personnel to operate its business in the normal course. Key management includes the Company’s executive officers and members of its Board of Directors. Transactions and balances with key management personnel and related parties not disclosed elsewhere in the Financial Statements are as follows:

Related Party Disclosure Name and Principal Position	Period(i)	Director & Officer Fees	Short-term Loan and accrued interest	Share-based Compensation		Accounts Payable
Chairman (Mark Zorko)	2022	$64,390	$—		$—	$56,504
	2021	$22,500	$—		$69,043	$22,500
Director (Michael Hepworth)	2022	$55,000	$—		$—	$52,500
	2021	$18,333	$—		$65,293	$18,333
Director (Matt Chatterton)	2022	$53,110	$—		$—	$52,521
	2021	$16,667	$—		$—	$16,667
Director (Sean Bromley)	2022	$55,000	$—		$—	$52,500
	2021	$18,333	$—		$—	$18,333
CEO & Director (Jeet Basi)	2022	$158,333	$—		$—	$77,650
	2021	$16,667	$—		$—	$16,667
CFO (Olga)	2022	$40,811	$—		$—	$—
	2021	$—	$—		$—	$—
Former CEO & Director (Basil Botha)(ii)	2022	$166,000	$95,355		$—	$15,062
	2021	$52,000	$84,316		$103,821	$57,600
Former CTO & Director	2022	$—	$—		$—	$—
(Howard Glicksman)	2021	$—	$32,900		$65,293	$—
Former Independent Director	2022	$—	$—	$		$—
(Jeremy Blum)	2021	$—	$—		$7,500	$—
Total	2022	$592,644	$95,355		$—	$306,737
	2021	$144,500	$117,216		$310,950	$150,100

____________

i)        For the year ended 31 December 2022 and 2021.

ii)       Effective 1 March, 2022, Chief Executive Officer and director of the Company became the Company’s Principal Technical Advisor and new CEO and Director was appointed from the Board.

During the year ended 31 December 2021, the Company entered into various consulting agreements with certain shareholders of the Company and recorded consulting fees of $51,000.

These transactions were in the normal course of operations, which is the amount of consideration established and agreed to by the related parties.

Short-term loans with related parties are described in Note 14).

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20)    Income taxes

The following table reconciles the expected income tax expense (recovery) at the Canadian and USA statutory income tax rates to the amounts recognized in the consolidated statements of loss and comprehensive loss for the years ended 31 December 2022 and 2021.

	31 December 2022	31 December 2021
Net loss before tax	$(2,778,550)	$(2,086,371)
Statutory tax rate	21%	21.00%
Expected income tax (recovery)	(596,000)	(438,000)
Change in statutory, foreign tax, foreign exchange rates	12,000	(23,000)
Permanent differences and other	—	76,000
Change in deferred tax asset not recognized	584,000	385,000
Total income tax expense (recovery)	$—	$—

The unrecognized deductible temporary differences and deferred income tax assets as at 31 December 2022 and 2021 are comprised of the following:

	31 December 2022 Temporary difference	31 December 2021 Temporary difference
Non-capital losses carry-forwards	$5,618,000	$2,384,537
Right-of-use asset and lease liability	(295,000)	—
Reserve for unpaid amounts	—	55,984
Share issuance cost	170,000	13,174
Property and equipment	5,000	305,194
Total unrecognized deductible temporary differences and deferred income tax assets	$5,498,000	$2,758,752

The Company is treated as a United States corporation for United States federal income tax purposes under section 7874 of the U.S. Tax Code and is expected to be subject to United States federal income tax on its worldwide income. However, for Canadian tax purposes, the Company is expected, regardless of any application of section 7874 of the U.S. Tax Code, to be treated as a Canadian resident company (as defined in the Income Tax Act (Canada) (the “ITA”) for Canadian income tax purposes. As a result, the Company will be subject to taxation both in Canada and the United States.

As of December 31 2022, $2,604,000 on the non-capital loss carry-forwards were held by the Company, with the remaining $3,014,000 held by the Company’s subsidiary, MMTC Delaware. $36,000 of the non-capital loss carry-forwards in MMTC Delaware expire in 2037, with the remaining carried-forward indefinitely.

21)    Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to pursue the Company’s objectives. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

In the management of capital, the Company includes its components of equity (deficit). The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue debt, acquire or adjust the amount of cash and cash equivalents and investments.

Modern Mining Technology Corp.

For The Years Ended 31 December 2022 and 2021

US Dollars

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21)    Capital management (cont.)

At this stage of the Company’s development, in order to maximize ongoing development efforts, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company’s capital is not subject to any externally imposed capital requirements.

22)    Segmented information

The Company operates in one operating segment, which is the refinement of precious metals from electronic waste in the US. The following table provides segmented disclosure on assets and liabilities as reviewed by management regularly:

	US	Canada	Total
31 December 2022
Current assets	$102,939	$732,736	$835,675
Non-current assets	$476,113	$—	$476,113
Current liabilities	$(296,182)	$(733,825)	$(1,030,007)
Non-current liabilities	$(190,456)	$(3,311,449)	$(3,501,905)
31 December 2021
Current assets	$95,000	$1,219,000	$1,314,000
Current liabilities	$(189,000)	$(1,702,000)	$(1,891,000)

23)    Commitments

In February 2022, the Company has entered into the transition agreement with the related party, former CEO, to provide technical advisory services at $14,000 per month beginning March of 2023, payable until eighteen (18) months following the date of completion of the offering; and a one-time bonus of $50,000 if the offering is successful. It was further agreed to repay the short-term loan of $78,050 plus interest within ten (10) days of closing of the offering.

2,000,000 Common Shares

Modern Mining Technology Corp.

____________________________

PRELIMINARY PROSPECTUS

____________________________

ThinkEquity

            , 2023

Until and including            , 2023 (the 25th day after the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Business Corporations Act (British Columbia)

Division 5 of Part 5 of the Business Corporations Act (British Columbia) (“BCBCA”) provides that a corporation may (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and (b) after the final disposition of an eligible proceeding, pay the expenses (not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

An “eligible party” means an individual who (a) is or was a director or officer of the corporation, (b) is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the corporation, or (ii) at the request of the corporation, or (c) at the request of the corporation, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity. An “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

A corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided the corporation first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, the eligible party will repay the amounts advanced.

A corporation must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply:

•        if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the corporation was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•        if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•        if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation or the associated corporation, as the case may be;

•        in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the corporation or by or on behalf of an associated corporation, the corporation must not (a) indemnify the eligible party in respect of the proceeding or (b) pay the expenses of the eligible party in respect of the proceeding.

A corporation may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation.

Articles

Our articles provide that our directors must cause our company to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the BCBCA and each director is deemed to have contracted with our company on this term.

Indemnification Agreements

We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under British Columbia law.

Item 7. Recent Sales of Unregistered Securities.

The recent sales of unregistered securities shown below has been adjusted to reflect the number of Common Shares of the Company post-1:4 Reverse Split.

During the year ended December 31, 2022

On April 7, 2022, the Company issued $3,331,390 principal amount of 5% unsecured convertible debentures in a private placement. The debentures bear interest at five percent (5%) per annum. The debentures are due thirty-six (36) months following their issuance (on April 7, 2025). The Debenture Indenture executed in relation to the debentures also provides that in the event the Company completes a U.S. listing (such as the Offering), the principal amount plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $20.00 (post-1:4 Reverse Split). In connection with the Debenture Offering, the Company paid $156,994 in commissions to various investment dealers/brokers.

During the year ended December 31, 2021:

•        In January 2021, 33,332 units of UMI were issued at a price of $1.80 per common share. Each unit included one warrant allowing the owner to purchase one share at C$4.50 over a three-year period. The fair value of these 33,332 warrants is $15,800, and these warrants will expiry on 15 January 2024.

•        In February 2021, 172,750 common shares of UMI were issued to officers and directors of the Company at $1.80 per common share. The fair value of the common shares granted was $310,950.

•        On August 7, 2021, UMI issued 49,500,000 UMI Warrants to investors in a private placement. Each UMI Warrant was issued for consideration of C$0.0035 for aggregate gross proceeds of C$173,250 ($137,365). Upon completion of the 1:3 Reverse Split, the UMI Warrants were consolidated into 16,500,000 Investor Rights Warrants issued for consideration of C$0.0105 per warrant and were further consolidated into 4,124,999 Investor Rights Warrants following the 1:4 Reverse Split. The Investor Rights Warrants will automatically convert on a cashless basis and assuming an Offering Price of $5.00 and a $0.80 (C$1.00) post-1:4 Reverse Split exercise price, holders of the Investor Rights Warrants will receive 0.84 Common Shares per Investor Rights Warrant held, subject to the IRA Blocker.

•        On August 30, 2021, the Company granted 1,250,000 performance warrants with an exercise price of $0.20 vesting upon $10,000,000 and $20,000,000 in gross sales targets.

•        On November 9, 2021, the Company completed a private placement offering of 317,537 Common Shares at a price of $2.00 per share for total proceeds of $635,075, share issuance costs of $6,245 and no finders’ fees.

During the year ended December 31, 2020:

•        On July 30, 2020, 178,089 preferred shares of UMI were converted to common shares on a 1:1 conversion basis.

•        In July 2020, 869,158 units of UMI were issued as part of a private placement at a price of $0.60 per unit. Each unit consisted of one common share and one common share purchase warrant. Each warrant entitled the holder thereof to purchase one additional common share at an exercise price of C$2.25 per share for three years from the completion of the private placement. As a result, 869,158 warrants were issued with the fair value of $115,500.

•        In July 2020, 345,499 common shares of UMI were issued to officers and directors at $0.60 per share. The fair value of the common shares issued was $210,050.

•        In July 2020, as part of a debt settlement arrangement entered into with various vendors of UMI, 49,058 units were issued to settle debt valued at $95,574. Each unit consisted of one common share and one-half of one common share purchase warrant. Each full warrant entitled the holder thereof to purchase one share of common shares of UMI at an exercise price of C$2.25 per share for three years from the completion of the private placement. As a result, 24,529 warrants were granted as debt settlement.

•        In November 2020, 9,166 common shares were issued to employees of UMI at $0.60 per share. The fair value of the common shares issued was $2,750.

•        In November 2020, 18,712 common shares of UMI were issued at $1.80 per share.

•        During 2020, 207,534 common shares of UMI were redeemed.

During the year of inception:

•        UMI issued 354,166 common shares for total cash consideration of $425.

•        There were no share options issued during the last three years or prior to.

Note: all numbers above have been adjusted to give effect to the 1:4 Reverse Split.

None of the foregoing transactions involved any underwriters, underwriting discounts or any public offering. The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering, or were issued in reliance upon Regulation S of the Securities Act, to an investor who is an “accredited investor,” as such term is defined in Rule 501(a) under the Securities Act, in an offshore transaction (as defined in Rule 902 under Regulation S of the Securities Act), based upon representations made by such investor.

Item 8. Exhibits and Financial Statements Schedule

(a)     The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement between Modern Mining Technology Corp. and ThinkEquity LLC
1.2*	Form of Lock-Up (12 Months)
1.3*	Form of Lock-Up (18 Months)
2.1*	Merger Agreement and Plan of Reorganization among 1285896 B.C. Ltd. and Urban Mining International Inc. and Urban Mining Merger Sub, Inc. dated August 19, 2021, and amended August 26, 2021.
3.1*	Certificate of Incorporation of Modern Mining Technology Corp.
3.2+*	Notice of Articles of Modern Mining Technology Corp.
3.3*	Articles of Modern Mining Technology Corp.
4.1*	Indenture between Modern Mining Technology Corp. and Computershare Trust Company of Canada dated April 7, 2022.
4.2*	Investor Rights Agreement dated July 13, 2022 between Modern Mining Technology Corp. and Kuljit (Jeet) Basi.

Exhibit Number	Description
4.3*	Investor Rights Agreement dated August 31, 2022 between Modern Mining Technology Corp. and Kuljit (Jeet) Basi.
4.4*	Amendment to Investor Rights Agreement dated November 3, 2022 between Modern Mining Technology Corp. and Kuljit (Jeet) Basi.
5.1	Opinion of Aird & Berlis LLP.
8.1	Opinion of Aird & Berlis LLP as to Canadian tax matters (included in Exhibit 5.1).
10.1§*	Equity Incentive Plan dated July 6, 2022.
10.2*	Form of Indemnity Agreement with directors and executive officers.
10.3*	Interest Bearing Promissory Note payable by Urban Mining International Inc. to Basil Botha dated July 15, 2021.
10.4*	Interest Bearing Promissory Note payable by Urban Mining International Inc. to Basil Botha dated March 29, 2021.
10.5*	Interest Bearing Promissory Note payable by Urban Mining International Inc. to Basil Botha dated March 15, 2021.
10.6*	Form of Common Share Subscription Agreement in connection with the Modern Mining Technology Corp.’s November 9, 2021 private placement.
10.7*	Form of Warrant Subscription Agreement in connection with the Modern Mining Technology Corp.’s August 7, 2021 private placement.
10.8*	Form of Investor Rights Warrant dated August 7, 2021.
10.9*	Form of Performance Warrant exercisable upon $10,000,000 and $20,000,000 gross sales, respectively, dated August 30, 2021.
10.10*	Form of Share Award Agreement dated February 1, 2021 between Urban Mining International Inc. and various directors.
10.11*	Form of Subscription Agreement to purchase shares of common shares and warrants of Urban Mining International, Inc., dated January 2021.
10.12*	Form of Subscription Agreement to purchase shares of common shares and warrants of Urban Mining International, Inc., dated July 2020.
10.13*	Form of Share Award Agreement dated July 2020 by Urban Mining International Inc.
10.14*	Form of Subscription Agreement to purchase shares of common shares of Urban Mining International, Inc., dated November 2020.
10.15*	Form of Share Award Agreement dated November 18, 2020 by Urban Mining International Inc.
10.16+*	Transition Agreement, dated February 28, 2022 between Modern Mining Technology Corp. and Basil Botha.
10.17*	Lease Agreement, dated September 21, 2022, between Modern Mining Technology Corp. and Grand Ventures, LLC.
10.18*	Form of Consent to Automatic Exercise of Warrant
10.19*	Amending Agreement, dated June 30, 2023 between Modern Mining Technology Corp. and Basil Botha
10.20*	Form of Evotus Inc. (predecessor to Urban Mining International, Inc.) 2020 Warrant.
14.1*	Code of Business Conduct and Ethics of Modern Mining Technology Corp.
14.2*	Whistleblower Policy of Modern Mining Technology Corp.
14.3*	Related Party Transactions Policy of Modern Mining Technology Corp.
14.4*	Conflict Minerals Policy
21.1*	List of subsidiaries of Modern Mining Technology Corp.
23.1	Consent of Aird & Berlis LLP (included in Exhibit 5.1).
23.2	Consent of MNP LLP, independent registered public accounting firm.
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1*	Request for Waiver under Item 8.A.4.
107*	Filing Fee Table

____________

*        Previously filed.

§       Indicates compensatory plan.

+        Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item (601)(b)(10).

(b)    Financial Statements Schedules

See our Financial Statements starting on page F-1. All other schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

(c)     Filing Fee

A table furnishing the calculation of filing fees paid for the securities being registered hereby is set forth in Exhibit 107 to this Registration Statement in the manner required by Item 601(b)(107) of Regulation S-K.

Item 9. Undertakings

(a)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The Registrant hereby undertakes:

(1)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Colombia, Canada on August 7, 2023.

Modern Mining Technology Corp.
Date: August 7, 2023	By:	/s/ Kuljit (Jeet) Basi
Name: Kuljit (Jeet) Basi
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Kuljit (Jeet) Basi		Date: August 7, 2023
Name: Title:	Kuljit (Jeet) Basi President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Olga Balanovskaya		Date: August 7, 2023
Name: Title:	Olga Balanovskaya Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
*		Date: August 7, 2023
Name: Title:	Sean Bromley Director
*		Date: August 7, 2023
Name: Title:	Matt Chatterton Director
*		Date: August 7, 2023
Name: Title:	Mark Zorko Director
*		Date: August 7, 2023
Name: Title:	Michael Hepworth Director
/s/ Kuljit (Jeet) Basi		Date: August 7, 2023
Name: Title:	Kuljit (Jeet) Basi Attorney-in-Fact

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Modern Mining Technology Corp., has signed this registration statement on August 7, 2023.

/s/ Mark Zorko
Name: Mark Zorko